Exhibit 13.10

The information contained in the attached Exhibit 13.10 is not current and is superseded in all respects by the information contained in the offering circular filed by YouNow, Inc. with the U.S. Securities and Exchange Commission on April 2, 2019.

“Props ICO, Rize App Demo, CEO Interview”
Published on 10/13/2017 by Cameron from Crypto Daily
https://www.youtube.com/watch?v=lul2JfQZlwk

>> CAMERON: Well this is nice sir we're on aUnion Square our hotel is on Times Square a little bit too crazy, but I want to get a booster boards.

Okay I'm on my way now I am on the way to go see YouNow’s headquarters, the guys behind the PROPS ICO, I kind of know where it is roughly so hopefully I can find it.

>> ADI: Hi, I am just going to throw this on the floor so I can shake your hand.

>> CAMERON: Hi, I’m Cameron, nice to meet you in person.

>> YONATAN: It’s good to see you person, thanks for coming in.

>> CAMERON: So, what are you up to?

>> YOUNOW TECH: Oh, I am working on new product, so these specs right here, we are kind building some new pages and flows into RIZE and you will see it live.

>> CAMERON: (looks at camera) Sounds legit.

CUTS TO RIZE APP DEMO

>> YOUTUBER: Hey guys, so this is the RIZE app by YouNow, I'm gonna be demoing it here for Cameron and he's gonna be giving you guys a sneak preview on this channel now. One cool thing about RIZE is that every person on the platform is live. So all so all these thumbnails you see here on the bottom these are all people who are watching Cameron right now.

>> CAMERON: Is that the real Elle G?

>> YOUTUBER: I'm gonna drag Sara up here and enhance her video and then...

>> SARAH: Hey!

>> YOUTUBER: Hey Sarah! And let's drag up Guacamole (chuckle) his real name is Dan. Hey Dan!

>> CAMERON: I like Guacamole as well. And so what these other people they can watch what we're doing?

2

>> YOUTUBER: Yeah so, they're all watching us right now and a cool feature about RIZE is that if you're in the audience you can actually have private video chats with each other. Angel and me are in a side chat right now. So basically it's like if you imagine going to a concert you can watch whatever's going on the main stage, through the main screen, the performer there, part of the fun is being able to hang out with your buddies have a private chat and tell jokes and stuff.

>> CAMERON: OK, so these two can’t hear us, but he can hear me?

>> YOUTUBER: Yes, exactly.

>> DAN (GUACAMOLE): Yes, I hear you guys loud and clear.

>> YOUTUBER: So, these people are talking right now in these side chats. At the end of each day, everyone who’s been active on RIZE that day will get a push notification saying hey we just dropped X number of PROPS into your wallet and that number is calculated on things like how many likes you got, how many viewers you had, how long you spent on the app and measures of overall activity.

>> CAMERON: OK, yeah, that makes sense.

CUT TO YOUNOW HEADQUARTERS

>> CAMERON: OK, hey guys, I am here with Adi Sideman, it is a pretty big deal for me to meet with him, so... Adi thank you for having me.

>> ADI: Cameron, pleasure.

>> CAMERON: I just want to make a big deal out of this, the ICO currently has a utility, (looks at Adi) do you know how rare that is for an ICO?

>> ADI: We are mobile video guys running communities of millions at scale, so we come to this from a different angle which is how do we service people today?

>> CAMERON: Just met with the YouNow/PROPS team, they are nice guys I enjoyed myself, thank you.

CUT TO CAMERON OUTSIDE DISCUSSING MARKET TALK

>> CAMERON: I was just looking at the coin market cap, we are at 1.74-billion-dollar cap which is what we had just before the China ban, so we are pretty much fully recovered. Bitcoins dominance though is as high as its been for quite a while, I think it is at 54% right now. So I think what we are seeing right now is a lot of people withdrawing their Bitcoin sell orders because they are like it could go really high, “why am I going to sell it?” So, the cell walls are gone, which means you can see very rapid growth like this, we might see some more, we have already seen it. That’s what’s happening. Where is it gonna go, I don’t know, but it’s certainly a fun ride to see.

So a lot of the Alt-coins are doing pretty well and I guess this is a strange phenomenon, when, let’s say for an example, a coin is at 300 SATs and bitcoin is around 4K, then, if it’s sold a little bit later, let’s say later it sold again and it’s still 300 SATs but bitcoin is around 5K this means that the Fiat (?) value has risen like 20% so it looks like growth even though it is still being sold for the same bitcoin price. Now whether or not the markets adapt to that, and change, is kind of up to the people that decide.

In other news, the 4 coins to the b2x coins are selling for around 10% of the value of an actual bitcoin and falling. So I think Charlie Lee’s laughing now, much of him might be sweating a bit, although for him maybe, 250 bitcoin or whatever it was is a bit of chump change.

CUT TO YOUNOW HEADQUARTERS – ADI FULL INTERVIEW

>> ADI: So, my name is Adi Sideman, so happy to have you hear today. I am the founder and CEO of YouNow and PROPS is our project that we are launching to market. The background on YouNow is we founded it in 2007, by 2015 it was the largest mobile live streaming company in the United States. We were the first, not only to, create this template where there is a broadcaster and an audience but also the first to introduce a two-sided market where users could buy into a virtual currency and other uses, mainly creators like yourself, could earn. The market has continued to grow, today we have about 60,000 transactions each day and millions of dollars of this non-crypto currency being purchased in our app. And so, we are taking our community and technology and we are taking this demand and we are leveraging it with an additional layer of blockchain and crypto-currency to create a much larger vision and opportunity to decentralize digital media distribution, which has implications for your as a content creator, which has implications for people like Comcast who own NBC and Universal as people who distribute content, because decentralized distribution network has a lot of advantages.

>> CAMERON: Sure, yeah, I can appreciate that. You mentioned that it is good for content creators and I kind of see this as filling a hole in the market, but, why don’t you...

>> ADI: Sure, yeah, so today’s networks: YouTube, Facebook, even YouNow, we’re rent collectors we take 40-50% cut of every transaction, and if you look at the big players, they have amassed hundreds of billions of enterprise value from for themselves off the network. While contributors to the network, people like yourself, people like MTV down the block, they are seeing maybe a fraction of that. So, decentralize them where every contribution is mathematically, algorithmically calculated and the contributor gets rewarded for it, whether it is a content creator like yourself, whether it’s a developer who created and optimized area of the network or created a new use case, whether it’s a new user who created an optimized an area of the network or created a new use case, whether it’s an end user who invited 15 of their friends, guess what? There is value to the network in that – we know exactly how much each new registered users value to the network and so anyone who contributes to the network is transparently and algorithmically rewarded based on their contribution we can do that in a tokenized economy and that is the big revolution here and the big breakthrough. So we are changing our business model from being rent collectors to being completely aligned with anybody who contributes to the network like yourself of the developer or even end users because we all want to see the token appreciate. Our business model becomes seeing the token appreciate so much so that we are changing our charter from a C-crop to a public benefit corporation with a mission to enhance the ecosystem of the token and then for creators it’s a real opportunity. I speak to so many creators and I hear frustration, they say Adi, you are going to become a tech millionaire, but I am going to be a has-been in 4 years. I don’t want to be coin-operated I really want to have the ability to grow with the network. So now, any contributor to the network any content creator has a real stake in the platform and their incentives are to help grow the platform because they have this personal stake in it.

>> CAMERON: Yeah, crypto-asset kind of do it like shares, but not really, you do have a stake in the network. So, it’s a huge deal that an ICO has a utility from day 1 and I guess, I want to share that with my audience, but if you want to talk about RIZE, or whatever you want to talk about next...

>> ADI: Yeah, I appreciate you pointing that out, we are mobile video guys running communities of millions at scale, so we come to this from a different angle, how do we service people today and not in two or three years and so we are decentralizing the economy but we are still relying on traditional distribution avenues like the Apple Store, the Google Store and it’s probably going to be many years before there are decentralized solutions for them and slowly but surely, we start decentralizing the economy on day one we start opening the technology and decentralizing it as the technology to do that becomes available; that’s a very practical approach. This allows us to bring as much of the benefits of a decentralized ecosystem to the market today using tools that can actually reach millions of people.

>> CAMERON: Yeah, OK, i think was pretty good rundown of things that I am pretty excited about. Is there anything else that you wanted to share?

>> ADI: Well, let’s think about that, what excites me the most about this platform is actually the flexibility of use cases and the fact that developers and anyone could really use the platform and the technology to create any kind of interactive and social experience. So if you think about it, TV ratings have been going down for 10 years - this audience is going to Instagram - this audience is going to Snapchat, what are they doing on Instagram and Snapchat? They are participating in video. 65% of users are on camera creating content. Two billion gamers, what are they doing? They are participating in media and so if you believe, like me, that the future of entertainment and television, the future of media is not just to lean in, but effectively to jump in, to be a part of the media experience. Think about a gamer, when he’s playing, he is actually impacting the media that is unfolding in front of him. When you talk to traditional TV people, they are looking at a platform like ours as a potential solution which is, it is on the low ball but that’s where the eyeballs are moving to and it does allow the flexibility to do any kind of reality show, any kind of game show – the kind of experience that people can actually participate in so, doing Snapchat is just one way to participate in media, there are many other templates and ways to do that. And so, with the RIZE platform on PROPS we provide the technology to create any kind of interactive video experience. I was talking to my friend the other day who is the CMO of one of the two largest auction houses in the world, and fascinating one, they, they are allowed to take cryptocurrency in the auction house as payment, two, is that they are streaming all of their auctions. This is not just high art, they sell motorcycles, they sell wine for $30 that people auction, and they are looking for ways to get people at home who are watching the live stream to participate to take action, etc. So they are looking at a platform like this and saying “Oh, we could customize it to do the stuff that we want”.

>> CAMERON: Yeah.

Ado: This is a use case that I would never imagine, the reality is that anything that we do in real life there is going to be demand to digitize and to allow people to do remotely and it’s through a platform like this that you can actually achieve that and I think that’s the biggest power of what it is that we are building and I am psyched for you to show the demo because it really shows how multiple people can interact according to any logic the programmer decides for that experience.

>> CAMERON: I can see a lot of companies wishing that they had this platform, like think about YouTube, it has live streaming and it is just one person and people can interact, but they have to type, you can’t have other people join the live stream. So it’s difficult. So yea, it’s very exciting stuff. Thank you very much for your time Adi.

>> ADI: Yes, my pleasure. Thanks for coming all the way from Manchester.

“My Next ICO    . New GameShow Series.”
Published on 10/30/2017 by Cameron from CryptoDaily
https://www.youtube.com/watch?v=XYiPcXIheb8

>> CAMERON: While we are on the topics of ICO’s, a lot of you guys has questions about the RIZE interview that I did. I showed off the app, but I am by no means an expert of this subject. It is quite confusing. I asked one of the guys to send over some information, so I am going to go throw that now.

So, the PROPS ICO, I still don’t know when it’s going to start, I think like November 15, like, pretty much after the hard fork which I think is like perfectly timed. The RIZE app launched on the PROPS platform November 30, so they are going for the tokens, the coins that you buy we are having a use case working product from day one and PROPS serves as a status token indicating a user’s access to functionality and permissions on RIZE driving user’s incentive to hold them. There’s a lot here. I am going to put all this information on the Slack Channel, it’s a lot of crypto its down below. You guys wanted a community channel, so I made one, so I’ll put it there for all to see. They go in to the prospects for mainstream adoption of this crypto which is the first thing that attracted me to this ICO because they already have millions of users using the platform. These people are going to be introduced to the cryptocurrency aspects which is pretty exciting. I will create more details in the slack channel.

Ultimately, I can see projects like this doing well, YouTube is on a very rocky precipices or too big to fail at this point, but if people were trying to make money from YouTube it might not be the best place. Places like this might be very attractive for them to also use also put their content on. For example, I made a video in Iowa, let me show you guys, this one, I was very excited that it worked because I had never saw it done before. I’m sure it’s been done, I am sure it’s been done 100 times before, so in editing when it worked, I was excited. This video got demonetized because of its audacious and rambunctious content. I have no idea why it got demonetized, YouTube doesn’t really explain. If I needed, if I solely relied on YouTube revenue and YouTube was doing this to me, I’d still be working as a customer service advisor for an insurance company. [Shivers] Thank goodness for you, thank goodness for crypto. But yeah, it sucks, and I feel bad for everyone who needs to rely on YouTube and AdSense for their main source of income when YouTube just arbitrarily it seems to say no money or you on this one. No rationale, you can request a manual review it takes them few days, and they come back and say, yes it’s fine you can have the revenue turned back on, but then 99% of the views come in the first day, so 80-90% of your money is gone. Some sort of crypto enabled alternative going to be very attractive. If we hit mainstream with Bitcoin if it really does truly impact everyone in the world. Some project like this is going to be very attractive. I don’t think they are going to overthrow YouTube, I think YouTube is going to be around forever, pretty much, even though they do treat people like this. But. That does not mean that they are going to continue to own so much of the marketplace there could be viable alternatives. Rize is one, or PROPS, or YouNow, I know the names are confusing. YouNow is the company; PROPS is the cryptocurrency; Rize is the app that’s built on their platform and there could be other apps as far as I understand it. Did you know tomorrow the nine-year anniversary for the Bitcoin white paper. One day we could be seeing this as an international holiday, October 31, Halloween, hmmm. Coincidence?

“All Time High - I’m Out.”
Published on 11/28/2017 by Cameron from Crypto Daily
https://www.youtube.com/watch?v=_IHHkzS45_A#t=9m26s

>> CAMERON: For those interested, PROPS ICO, I did an interview with the CEO recently, the ICO is now scheduled for December 11, or this is a pre-sale for accredited investors on one platform and non-accredited on another and the public ICO is quarter one 2018 and the launch of their working product at the same time, so if you’re an accredited investor, I’m assuming most of your aren’t, CoinList, the ones that did the ICO for Filecoin which is sold out in seconds and Blockstack for non-accredited investors, there is Republic crypto. I’ll leave the link to this.
The company behind PROPS already has millions of users and growing so I am hoping this project does well. [laughs]

“The Most Popular Alt Coin in Korea”
Published on 1/22/2018 by Cameron from Crypto Daily
https://www.youtube.com/watch?v=zkelfdvpj5w&feature=youtu.be&t=5m15s

>> CAMERON: The ICO spotlight of the day is PROPS, although no longer an ICO at the moment, apparently, according due to the popularity of the pre-sale they raised enough money that they don’t need to do a public resale, which is pretty cool because like they would have made more money if they did an ICO but they were like made enough money, don’t need to do it.
[showing on computer screen] So it says here they hit sales $25 million hard cap and they thanked a lot of people, some interesting names. Leading content creators like Phil DeFranco and Casey Neistat that invested and joined our network. These, if you know who these guys are they’ve got a massive YouTube and Twitter following, so I imagine, I don’t know, I mean be very interesting if they demo this platform and they show it on their YouTube channels. Like, that would probably do wonders for the coin, I’m not sure. It says here that the coins would be distributed to those who got involved in the pre-sale I imagine, I’ll link this below if that affects you, what does afftec most of us, is February 23, tokens distributed to white list of community members - Rize app made available to the public and PROPS token transferrable. So we should see it hitting some exchanges toward the end of February, be very interesting to see what this does, because they have a working program that perfectly integrates crypto-currencies and they have tons and tons of users already.
[End PROPS ICO]

“Why I’m Excited About Rize & PROPS by YouNow”
Published on 10/26/2017 by Joann from EmmaMcGann
https://www.youtube.com/watch?v=G86q2K6axRQ

>> EMMA: Whether you area content creator yourself, a musician or songwriter, or just a fan or viewer at home. I have this app that I am gonna show you guys today that I think will be really interesting for everybody watching. So stay tuned and let’s jump right into it. So of you guys here on YouTube may have already watched my live streams over on YouNow. Well welcome to a brand new app from YouNow [points to phone] this is called Rize, and today’s video is all about giving you guys a little inside look and a walkthrough about how the app works - what to expect, and how I am gonna be using it to bring new content to you guys in the future. So let’s jump in.
[Demos App]
>> EMMA: So, before we get started, let’s drag a couple of my friends up in here; we got Mike... what’s up?
>> MIKE: How you doin?
>> EMMA: I’m doing good how are you?
[Split screen - YT video and Rize app demo]
>> EMMA: Now what you’re seeing happen here is something called many-to-many technology which basically means that the broadcaster is live, but also, the audience is too.
[Rize app demo]
>> EMMA: And, it doesn’t stop there, I can interact with you guys as well. So Mike, I’m gonna give you some beers.
>> MIKE: Yeah, thank you.
>> EMMA: You deserve it, you worked hard.
[Split screen - YT video and Rize app demo]
>> EMMA: This time not only can the audience member gift their favorite content creators but the broadcaster can also send gifts to members of the audience too.
[Rize app demo]
>> EMMA: But what is this gonna look like from the audience prospective, let’s take a look. Let’s jump into Kevin’s room and we’re gonna take a look over there. So I’ll see you guys there.
>> MIKE AND OTHERS: Cool, we’ll see you there.

>> EMMA: Being an audience member just got way cooler. As a viewer, I can hop into a friend’s room like this and even host side conversation with friends in the audience.
[has side convo on App]
>> MIKE AND KEVIN: You Emma what’s up?!
>> EMMA: Heyy!
>> EMMA: We can do this all while watching our favorite broadcasters at the same time.
So what else does Rize have to offer? Well everyone that contributes to the platform will be able to earn in tokens - whether you are a content creator, whether you are the audience member at home, or even if you are a developer. All these contributors will be able to earn tokens within the app which are called PROPS. PROPS is actually a new cryptocurrency which is totally going to change the game. PROPS is going to enable creators who spend so much of their time and effort into creating the content they love, actually have a personal stake in the platform that they are helping to build. The more content crated the more contributors there are, the higher in value PROPS will go. This all peaked my interest and I am so excited to be involved and here is how you can be involved to.
The Rize app is coming out in beta on November 30 this year to exclusively to participants of the PROPS token distribution event. There’s some details on this event in the description below and how you can register. So make sure you hop over to Propsproject.com for more information.
So how do I plan on creating new content for you guys on Rize? Well, one idea i thought may appeal to quite a log of you guys especially those amongst you that are enthusiastic about music and songwriting is live songwriting workshops on the app. I plan to host some speed songwriting sessions on Rize in the future so you guys can be pulled into the broadcast and participate yourselves. It will be such a fun way to share tips and lessons and might be useful tool for you guys in finding other like-minted songwriters in the audience who you could collaborate with in the future. This is just one idea I am thinking of running with really the possibilities with this new format, in terms of creating new and exciting content are endless. I am really excited to see how you guys create content on the app as well. I have been so excited to share this wit you guys and I’m really excited to be getting involved in this new platform. So, I would love to hear your thoughts. Leave them in the comments below. I look forward to writing some songs with you guys over on Rize. Thank you for watching! Hit like! Hit subscribe! I’ll see you guys next time, bye!

“Props Project ICO | Rize Platform | SPONSORED REVIEW”
Published on 10/20/2017 by Cryptobud
https://www.youtube.com/watch?v=ZxghuF8fgVo

>> CRYPTOBUD: How’s it going guys, it’s Cryptobud here today. In this video i am going to try something I never did before. This is going to be called the great ICO experience. Yes, you guys heard it right. I am not going to pitch anything, I am not gonna sell anything, I’m not gonna do an ICO review. What I am going to do is introduce and experience to see how this is going to work and you guys are going to be part of that process. I am going to be doing a series of videos in the next couple of weeks on an ICO that I will be partaking in many difference capacities. So not just talking about it, not just reading white papers, not just doing press releases but actually participating in and using the research to put my money into it. And i know what you are saying, oh my goodness another sponsored review. But no, this is going to be different this is going to be you are going to be also have the opportunity to be a part of the process, part of the research in how we’re gonna be potentially making 10x on this return.

OK. Alright, so in the last couple of weeks I have been having a floor of emails that has been asking me to do ICO reviews. People just want to do there ICOs. I’ve selected a couple of them in the past, but this one, I’m very excited about because it has an actual use case. And I know what you are probably saying, isn’t that the case with all the other ICOs? But no, that is not the case, because it’s actually going to be something that I’m actually doing right now. Which is trying to use YouTube as a way to get the word out there and interact with my members; at the same time, let’s just say, monetize part of it. So this is how it is going to be different.

This ICO I am gonna be participating in both in my investments and also in my physical self, going out there and talking to people it’s going to be called a reality crypto-ICO launch. OK. Never done before - I’m going to video tape everything from Day 1 to the end of the session when I’ll be investing in the ICO and I’m going to be walking you guys through on how ICO’s get put out - the whole process behind it, the research behind it, how they launch it. And I am going to be asking everything single question. So it’s not just a press release, it’s not just a white paper review, it’s going to be real people, real products and I will actually use the platform in my channel and I will field test it myself for you guys. So I hope in the next couple of minutes you hear what I have to say and hopefully, you join me in the next couple of days, next couple of weeks looking at this ICO experience, and if it pans out and it becomes a 10x, then I get to retire. [laughs]

Alright, let’s get right into it. The ICO is going to be called PROPS by YouNow. So let me go ahead and talk a little about that first. OK, I was approached by this company a couple of weeks ago and they asked me to take the role of an analyst and pretty much they gave me and advisory role in this ICO. So, I will be participating as a partner and as an advisory role for this ICO for this company on helping them get started with steam rolling it into cryptocurrencies. The project is, I will also be visiting their headquarters in New York and it’s going to be the PROPS project. I’m going to bring exclusive interviews to my channel and new content that you won’t find anywhere else and I will be flying in the next week, actually, and I will be videotaping my entire journey so you can see everything from Day 1 until I go to HQ. I am also going to provide more in-depth research than ever before in the ICO - I am gonna perform a battery of test and also questions I’ll be asking them directly and when I fly back to LA, I’m gonna go ahead and share that with you guys. I’m also going to field test the actual product that they have and I’m gonna ask volunteers from my subscribers to help me showcase the produce and see how you feel and how you like it and if it is something you would actually use. I will invest my time and energy and definitely my own money from what they give me and from what my own capital investments in helping launch this ICO. This is going to be my largest ICO investment yet, so, in the past I’ve put a little bit of money but this one I’m gonna put a lot more than usual because I think that this is something that could potentially disrupt one of the largest sources of income for many people and also for social media which is going to be YouTube, and I’ll talk about that in a bit. So with the experience, I have nothing to lose, all to gain to go out there and take a look at these ICO’s never done this before and I’m pretty excited and hopefully you guys come with me on this journey. This is my first time out of LA going out into corporate atmosphere and trying to dig up information and bring that back and begin to create an objective, fair, and honest review about the whole process and hopefully, you guys can write as much as you want in the comments below. So smash the “like” button if you guys plan to come with me on this journey and we’ll get started.

So the first question, I want to ask you guys is this? What if you had a chance to invest in YouTube when it first began? OK, now think about that for a moment. YouTube is such a huge platform; I use it daily to communicate with you guys. If you have the opportunity to turn back the clock would you do it? The answer is probably yes. I did, but I never had a chance to do that. This is probably something where this specific company is trying to do it’s going to decentralize and disrupt the actual YouTube platform and PROPS by YouNow is going to be a live streaming service they’re trying to decentralize social media specifically, Facebook Live, YouTube and actually compete with that and perhaps with Stream It or complement Stream It even though Stream It is not technically a live platform. What they are trying to do is bring content creators over there. Now, I have no idea how this going to work, so, I’m going to try it out. I’m going to be a VC capital going in a venture capitalist and going in there taking a look as if this is something that is going to be applicable.

It has an actual existing use case, I will actually use it - I am going to try it out on my platform, I’m going to bring my brand up there and see if live video actually works. Now, I know YouTube already has live streaming but I want to see if this specific platform can utilize cryptocurrencies and use that together. Obviously, I’ll still have YouTube as a backup. I’m going to be, my role is going to be an advisor and also partner roll in early adopter into the platform. Just like when YouTube started early on, they had early partners. So my goal here is to become an early partner and hopefully, with your support and with your viewership, we can grow this and we all can make money off of it.

Now, one of the things that this platform is trying to do, is they are trying to decentralize an ecosystem of video applications, they already have a product launch, they already have a company, it’s been there already, and they are projecting there is going to be mass amounts of growth in live video. One of the things I look for, in YouTube, most of the ad revenue I get from the views I put out there, 40 to 50% is actually taken from YouTube. So they are trying to demonetize that portion and return back the ad revenue back into the creator so it’s direct link between creators and the subscribers. SO, again getting rid of the ads and going directly to the person. And Again, they will be using cryptocurrency. So it is a merge of YouTube with crypto, hopefully, YouTube’s not listening. [laughs].

Alright so, let’s give a couple stats for YouTube and tell you a little about where we are heading with this. YouTube first appeared in April 23, 2005, so it’s been about, what, 12 years in the making and it’s had phenomenal growth. The number of people come into YouTube to use YouTube is 1.3 million people. I’m not sure it’s billion, I think it’s a million people, so quite a bit of people that actually use the platform. There are about 5 billion videos watched every day; 30 million visitors per day; and then you have ad revenue of about 4 billion dollars. So if YouTube is able to get just a sliver of this, I mean, if the YouNow platform project is able to get a piece, they basically can grow exponentially at that point. Now, one of the things I want to talk about here is that YouTube technically has a monopoly on YouTube content creation. Now there’s obviously Vimeo, there is Periscope, there is Instagram Live, Facebook Live, and the real kicker here is going to be the YouTube platform. So if this project is able to get just a little of this, the sky is the limit, technically speaking, because then you can merge your cryptocurrencies, not to say that it’s going to disrupt completely YouTube, but I think they can complement that space - the numbers are staggering.

OK, moving on to what they call the PROPS ecosystem so this ICO really is going to be a way to build an ecosystem and platform vs a one-time use case. So what they are trying to do is use the block chain to reward contributors, kind of like Stream It, where people post and then you get a direct payment from the content creators, from the subscribers to the content creators and the developers of the existing apps. Now they are going to first try it out with live streaming, because that’s where their strength is right now and the idea here is to use cryptocurrency to reward people who are going to get started with the blockchain. Now, the currency is going to be called PROPS and PROPS is going to be the cryptocurrency that you’ll be using to exchange the rewards and they’ll be using a gamification system where people are able to use that to reward the content creators. Now, they will also be introducing a Rize platform, which is basically where the software is going to be built and it’s going to be used for the interactive videos. They are pretty much building mini platforms across the ecosystem and they’re going to start off with Rize. Now, the idea is to disrupt current centralized content, currently, the centralized content creators does not really reward content creators it actually rewards their own company, for example, like Facebook, Google. So, we only get, as a content creator, I only get a small percentage, or half of that. Basically, they are trying to reduce that middleman out and here’s the other interesting part, in order to get legitimacy into the space, they are actually being invested by a bunch of VC firms already. So, Union Square Ventures, Venrock, Comcast Ventures, Orien’s [unclear], and Chris Dixon, and so Comcast has an arm where they’re going in and they’re investing in the little startup companies, so again, this is actually been in the making for a while and YouNow is actually their primary product that they have right now on the Google Play and iPhone app. So, the fact that they’ve got some investors going in right now, just tells you the little bit they still have to catch to kind of go forward.

OK, let’s talk about the team real quick. I am going to be heading out to NY in a couple of days and I am going to personally interview a couple of these individuals. I am going to talk with Adi Sideman, the founder and CEO; I’ve spoken to him before. Background on him, great guy, very personable, he has been featured in different magazines already, he has a video on the NYC in New York and what I am going to do is pepper him with a bunch of questions. Now to give you an idea of who he is, his background is in gaming and his first online, he did a bunch of game - he was the creator of The Matrix game for the Warner Brothers movie; producer of Elf Yourself app, it was located in the IOS store, he also founded YouNow, which is pretty much where this new PROPS ecosystem is going to build on. It has about 40 million registered users and they are already transacting a couple of million dollars of virtual goods. So, all they want to do is bring the cryptocurrency in to allow the next evolution of live streaming using this idea of decentralized social media. So, pretty interesting guy if you guys go to the website you’ll see exactly what he’s done. Another one is Yonatan Sela; he’s the business development and product strategy manager. I am going to ask a couple of questions about how he is going to market YouNow and how he’s gonna be able to compete with YouTube. He was a VC at Venrock and digital media with blockchains and has business background with Wharton MBA. The CTO, Eran Kalmanson, founder employee of Sunday Sky Officer in Israeli Intelligence Corps and basically leads the R&D and also he is going to be a part of the tech team, so I am going to go ahead and talk to him a little bit about it. [shows YouNow team picture]. Here’s the YouNow team picture, again friendly guys, I went ahead and got into a couple of Skype calls with them and they are very professional; they handle it like a regular company - they have been in operation for a couple of years now, so I am going to be heading out to them and taking a look at how they are running their operations and seeing what their product is and some of the code that they are working on, etc.

Alright, here is some of the team part 2, some of the other parts of them, so again, this is Ben Perper, the director of product and business intelligence has 10 years of experience and most recently, at Xanga was launched in operated games so he has a little background for gamification and he’s in charge of both product development and business intelligence. He has a MBA as well. Peter Watts is the co-founder and music discovery at Swarm FM an early partner at Spotify app platform and he was also part of the hackathon winner and he’s definitely part of the integration with the wallets and so he’s done pretty good with that. Lastly, we have VP of operations Candace Reeves, which, she runs ultra-marathons, pretty cool Candice. Alright, pretty excited about the team guys.

Alright, and the advisors we have founding manager of Coin Fund, Jake Brukhman and partner at Cooley Marco Santori, and Nick Tomaino, Runa Capital Token Summit, and he actually worked at Coinbase before. OK, so there are a lot of difference types of individuals with a lot of backing here - so, that’s the reason why I chose this project, that’s the reason why I am spending my time to go out there and do that. By the way, they went ahead and are very welcoming to me to going out and taking a look at their products. So, I think this something to consider.

OK, so how does the YouNow team’s program actually work and all of that? I might do another follow-up video later while I talk with them about the technical stuff, but today, I just want to give you guys an interview, a review of how they are planning on kind of doing this whole ecosystem. So YouNow has been in development for a while. They started in 2011 (you can actually download it right now if you want), they already have people on there - musicians, they’ve got people who are doing arts and crafts, it’s all live streaming. The age demographic is in the 20’s the young crowd, so if you never used live-streaming before, I mean it’s really big in China and that’s one of the reasons why they are thinking ahead, vs using static video. They are actually one of the pioneers to live streaming in the United States, they have a live streaming mobile and they have about $50 million work of virtual good micro transactions given to content contributors. Now, the way they are going to do this, is they are gonna connect all the users, curators, influences, supporters, content owners like myself, developers, founders and crypto-enthusiasts and they are gonna provide that, pump it strictly into the PROPS ecosystem and then they will get paid via the PROPS and then there is going to be a market for that. So, if you think about it for a second right now, ad revenue is the primary source of income for a lot of content creators. The moment you introduce a PROPS token in there, you pay directly into that, very similar to Steam It, very similar to those types of programs where Patreon, for example, which I just launched and now they are trying to integrate that with crypto. I think that is a very monumental task, but if they do it right, they will be able to give YouTube a run for their money. Again, it’s a very small niche of it, so they are not competing head on, but the live streaming piece is good. They have a lot of people who can pipe into the platform. Now, just to give you an idea of how the live streaming is in China, China live streaming revenue per hour far exceeds some of the other metrics for revenue, specifically, online gaming, TV, radio, and online music. So, live streaming is going to be, in my opinion one of the great ways for us to interact with the subscribers, and I think you already know this when we do live streaming, I get a lot more out of it than doing static videos. What they are trying to do is push to live streaming at the forefront and then begin to build and ecosystem out from there. In China they have already piloted this; it’s not like virtual reality, where you know it’s kind of up in the air. They have already seen the revenue lines over there and pouring it over to the existing YouNow platform is going to change things a lot.

Just to give you an idea of what the YouNow platform already does, overall, again taking a look at hard numbers. Again, I am going to go out there and ask a couple of questions about this - but if you take a look at their virtual good sales for the last five quarters they’ve actually increased it with holding it’s City in about 5.9 million dollar worth of virtual good sales. So it’s a 44% year-over-year gross revenue, they have already it’s been operational for 6 years, so it’s not just a vaporware, or something they are creating right now, they are going to use the existing platform and introduce the PROPS platform tokens into the YouNow platform. They already have 40 million users that are actively watching video. Currently, the way they do that is you can pay a fiat currency to buy the virtual goods. For example, someone selling a virtual good, let’s say you are a gamer and you want to buy a specific sword for the game, they already have that in place for some sort of exchange and people actually spend that. Gain access to rewards, people use that to access to special rewards for content creators, very similar to Patreon and then the creators get access to that work and then they are gamifying the system, so you increase in levels, it almost operates very similar to a game. So you get to certain tiers and levels, so when you reach those levels you get some kind of goods. So, I am going to ask them questions about this cause i think this is really interesting especially for the younger demographic.

Now, the way the PROPS foundation works is that, they are gonna hold the reward tokens. Every time you purchase the tokens they are going to go up to this foundation and they are going to reward all the people who are building upon the ecosystem. So, in other words the app - so if you an app developer you want to develop new apps for the platform you are going to get paid in these PROPS tokens and you can consume, you can sell it for fiat currency or whatnot. They’ll also reward any of the people who use Rize, there is a full exchange between the media users, the wallets, people who consume the video, people who curate the videos, it’s also going to be the single app as well -t he person who are not third-party. The idea here is even if you’re a professional content creator, you can upload content out and you’ll be receiving these tokens. So for example, any of the videos I do, I’ll get PROP tokens. I think that is a pretty good idea, and when I was trying with Steam It - Steam It is actually a really good platform to use for print. But what if I wanted to use live streaming and I wanted to use video and get paid in crypto. Right now, there really isn’t anything. While moving these YouTubers onto this PROPS platform, eventually, we’re going to get cryptocurrency finally going mainstream. This would be a big change for bitcoin and whatnot, so I think this is really interesting to think about.

The PROPS token foundation always talks about the reward pulls and how they are going to have a central exchange. You can exchange your PROPS token for fiat or BTC and people, the way people are going to do that, they are going to, for example, grandma or anybody who doesn’t know anything about crypto is going to buy app using fiat currency. Well they are going to go the app store and buy the app and then they are going to get fiat, and then there will be a market that is going to exchange the fiat into the PROP token which is going to go back into the rewards pool, and go back into he contributors. So there is always going to be a gateway to go from fiat to crypto and back into fiat. So, they are going to be able to exchange that on a real-time basis. Rize is an example of that were also on an add base, as well where they do attention tokens very similar to what Bad does for any of the more professional video companies that want to do ad revenue and so on. So, think of the Bad token with the attention token and think of the app store like the current system that we have with fiat currency, put them all together and you get that. So, I think this is great because a lot of people don’t really know about cryptocurrency, they probably don’t care about it, but all they want to do is buy virtual goods, so that’s where all the money is going to come in and then you can begin to exchange. As more PROPS tokens grow into that system you are going to be able to grow that network.

Alright, so the token sales is going to start - the whitelist already started on October 13 it’s gonna run all the way to November 1 for the registration. They also have a telegram group, I’ll post below, they are also token distribution events on the 20th and they are going release the Rize app launch on the 30th, so 10 days later they already have a working product. So this is pretty interesting because a lot of the other ICO’s I’ve covered don’t have a working product until the third quarter.

So, here is what is going to happen, if you are interested in it, watch my other videos and I’ll talk more about this whole process. To give you an idea for the timeline, it’s gonna be sometime next month. Alright, now, what are we gonna do next? So, what you are gonna do and what I am going to do is episode 2, where you get to get involved and we are going to research this together. So it’s not going to me saying go ahead and buy PROPS - no, it’s going to be me going through the research with you helping me looking at some questions you may have. You can post anything you want down there, questions, negative comments, whatever you want down there - and I’m going to go ahead and fly out to NY and I’m going to ask them these questions. And you are going to bring me these questions, these comments, and I am going to do a live video stream as I head out from the airport to their headquarters, I’m going to talk a little bit about what I encountered, what are some of the insights I got and I am going to bring them back and we are going to really look again the whitepaper and the product. I am going to talk about my journey with them, I am pretty excited about it and I’m also looking for volunteers to do a live product review and you will be featured on my channel. Let me know if you are interested. Hopefully we can get something going; also, I am going to do an AMA, live streaming as well.

“Props Project Interview Adi Sideman Founder | SPONSORED REVIEW”
Published on 10/24/2017 by Ivan from Cryptobud
https://www.youtube.com/watch?v=PA7pd0os6i8

>> IVAN: How’s it going guys, Cryptobud here for today and thank you first of all, this video is about interviewing Adi Sideman, the co-founder and CEO of the PROPS project. As I mentioned in the other video, episode 1, I am currently a partner in an advisor role of this project and I’m excited to bring Adi here to my channel today to give us a little overview about what the PROPS project is and some in-depth questions I can cover. Now, Adi has definitely volunteered his time today I’m excited to bring it out, I’ll be traveling to New York this week to do a more in-depth video, so this video is going to give you guys a snapshot of what exactly the ICO is and what PROPS project is.

So first, thank you again Adi for coming onto my channel. Can you give me an overview of the PROPS project and why someone should invest in it?

>> ADI: Sure, thanks for having me Ivan, and thanks for doing this rigor and diligence and sharing with your users more about the PROPS project. So, PROPS is a decentralized ecosystem for video applications. Why is this important? Why is decentralization in digital media a big and important topic? The question is this, today, a few companies, mainly Facebook, YouTube, and a few others accrue hundreds and billions of dollars in enterprise value, none of this is going to the actual users who comprise those networks. The creators, the users, the viewers, the developers who extend those networks are seeing very miniscule value. Think about it, when Snapchat when public for $25 billion none of the top creators who made Snapchat what it is today saw any value. A decentralized ecosystem actually rewards all the participants and all the contributors to the network, equitably, transparently, and mathematically based on their contribution to the network. So, Ivan you are a content creator, today, wherever you broadcast, someone is collecting rent on that whether it’s 40%, 50%, or 60%, whatever the number is, if you are doing it on a decentralized network, there will be no rent collection. Everybody would benefit from the appreciation of the tokens and everyone would have a stake in the platform, because everybody is rewarded with tokens and tokens are limited and scarce. A decentralized network by definition has no middleman and so, everybody’s interests are aligned - our interests as far as the folks who are creating this ecosystem and creating this project, we benefit from the appreciation of the tokens that we keep and then everybody else on the platform - whether they are a content creator like yourself, or they are Comcast, who is one of our investors and is streaming their linear content for people to watch together. Whether they are a developer who adds additional use cases and creates live video social gaming or any other interactive experiences, or even an end user, who invite 20 of their friends and guess what? Twenty new registered users coming onto a network, each new registered user has a value the system and the algorithm recognizes the value and rewards even end users on the network that contributes value. So, every 24 hours our algorithm calculates the value of everybody that contributed in the past 24 hours and rewards them with tokens.

>> IVAN: Well, that’s an awesome concept and I think a lot of people really appreciate the fact that we are reducing that middleman, and me as a content creator I think it’s awesome because now I get to keep a lot of my earnings as a content creator and still be able to participate and get control of my content without depending on ad revenue and just ad revenue from YouTube, and I can definitely attest to that as far as maintaining sustainable living in some cases I think for a lot of YouTubers or for anybody who wants to post content on social media. So great, thank you for that overview. If you guys have questions about the overview for PROPS, please make sure you put the questions below.

Let’s move on to our second question: I want to get to know PROPS, so one of the things I look for with ICOs is I want to know the people behind the actual project because it’s one thing to read about them through the press release and it’s one thing to hear about them, let’s talk about you, Adi. Tell us a little bit about your background and how did you get into cryptocurrency? What got you excited? What gave you this idea to bring crypto into this type of a platform?

>> ADI: Sure, thank you for allowing me to share a little bit about myself, everybody loves to talk about themselves, I’ll try to be as brief as possible. So, I’m a video guy, I’ve been digital video and mobile video before the internet, and before the internet there was such a thing as enhanced CDs when you buy an audio CD in Tower Records and you would put it into your computer there would be digital tracks on it. So, I did that for Nine Inch Nails and Peter Gabriel, Marilyn Manson and others and then when the internet came people wanted that kind of interactive video experience online it’s I would do, make your own MTV music video, make your own Toyota car commercial, make your own e-trade baby. Anything that consumers can create and share. I did the technology for the original elf yourself, which until this day is one of the top apps in the app store for the Christmas and entertainment section. Co-founded the first online karaoke which sold to Fox Myspace, and at the height of Myspace became Myspace Karaoke, did another user generated radio company which was joint venture with CBS radio and Bain Capital and that was sold a few years ago where consumers and small business users could target radio ads to any zip code and get reports on how many listeners and etc. all in real time. So, over the years, I have been really exploring this concept of empowering consumers with creating and participating in media and then in 2011 when mobile was really here and social was really hear, I decided to start YouNow which was the first mobile live-streaming company in the US by 2015 we were actually the first to introduce a two-sided market where consumers could buy into a virtual currency and creators could earn based on the virtual good that were spent with in their broadcast. So, literally, we were the first to do that model we consider ourselves product innovators and then about a year ago when we started working on PROPS we asked ourselves, OK, what is the next generation of interactive consumer video and we came up with really three, I would say, you know, pillars of why PROPS and why this new direction. 1: everybody is equal and today’s live streaming or broadcasting or video creation, one person is the creator and everybody else is usually the chat or the comments it’s very hard for them to even get a like, not to mention, virtual good, not to mention getting paid. So here with PROPS everybody is equal, everybody can give and receive, and everyone is eligible for learning as long as they contribute to the network. The second thing is multiple use cases. Who said that the template should be you all over there and the chat over here and that’s what Facebook live, and Periscope does, and everybody else. By, you know unleashing the technology and enabling developers to decide how the different video pieces interact with each other you can really introduce new use cases and so, now that we are working with this technology - I know you’ll be here next week and test it with your own hands and eyes, we are discovering all kinds of use cases we never thought about.

I’ll tell you one example, my friend he is the CMO of a very large auction house and they sell high art, motorcycles, wine, and I showed him the platform; they do live streaming for all their platforms and they are looking for ways for people from home to participate, who would have thought this platform fits into that commerce use case. I’ll give you another example, Comcast is one our investors and you know, they own NBC, watching together content, you know, we’ll have video streaming here whether it’s YouTube or NBC, you know we’ll drag a few friends and we will watch that together, that’s another use case. So, we don’t want to decide what the use cases are, what we are saying is there is demand for introducing digital experiences to consumers and those experiences can be anything that we do in real life and now we can do through interactive video and that’s what the platform is really meant to do. That’s the second thing, use cases. Third, is the economy and so, you asked me about crypt and how I was introduced, we share the same investor as Coinbase, they are called Union Square Ventures, and we have our annual CEO meeting and a few years ago, Brian Armstrong came and he a little known company called Coinbase and he said Adi let me give you your first bitcoin, and that’s how I was introduced. Since then, we have managed, and we still are managing one of the only large-scale virtual economies in the world. We have millions of dollars spent on our own virtual currency today and we have on the other side people earning. We have 60,000 transactions a day happening on our network. We have become mini experts managing the average scale, so looking at our next generation economy, we said, you know, we don’t want to be not aligned with our users, we don’t want to just be in the market and we’ll talk about competition later, and fighting on margins, we want an unfair advantage with this, we wanted to be a democratized platform. If we, can be aligned with our users and we can be on the same side of the table as them where we all benefit from the appreciate of the assets so to speak, then we have something that we as a small company - we are only 40 people - we can now harness the power of our millions of users and the hundreds and thousands of developers out there and not to mention, you know, creators on the platform and elsewhere in order to work together to build something big. So, we think of it as a revolutionary opportunity to disrupt digital media distribution.

>> IVAN: Wow! That’s a huge taking and I think that that definitely has a lot of potential. Going forward, thank you for sharing that. Are you as excited about crypto now as you were with Coinbase?

>> ADI: I more excited because now, we are turning our entire business to crypto and so over the past year as we have designed the platform initially, conceptually and then you know literally designed the product and designed the economy, and now building that with smart contracts that is going to launch next month, we only get more and more excited.

>> IVAN: That’s amazing, thank you for that. I mean every time you hear these stories about how people got started with crypto, I’m sure my viewers appreciate that, we always have that one person that brought us into it, and I think that’s the one puts us in that rabbit hole as we start learning more and more about it. You’re basically building an entire company now on crypto and that’s amazing because many of us just trade it and it’s amazing you’re building a huge company right now, and it’s huge right now that it could potentially change the entire landscape of decentralized social media and that’s a hot topic especially within the competition. So, with that said, let’s talk a little bit about your products. So, we hear a lot about these two, there is PROPS ecosystem and then there is Rize, can you clarify the difference between Rize and PROPS?

>> ADI: Sure, so Rize is a many-to-many video platform that is the first app on the props ecosystem and so what we didn’t want to do is just launch a whitepaper and launch a token and then not have a product in the market that users can actually use the token for and see the value of this digital media disruption we are talking about. So, yea, we’ve moved the first product on the platform and that’s called Rize and that’s launching on the day of the token sale we are beta testing it right now and I look forward to showing it to you next week.

>> IVAN: Awesome, and so, if I am hearing correctly, you already have an existing product that’s ready to launch right after the token sale which is going to be something very different then all the other ICO’s out there, so is that correct, just to clarify?

>> ADI: That is absolutely correct, we are beta testing it right now, and I can’t wait for you to start beta testing it with us and you can even show it to your viewers because it’s no secret, it’s launching next month and we’ve been working on it for a year and we are very proud of the technology and the product.

>> IVAN: Guys I’ve mentioned on this channel already when I do ICO’s one of the key things I look for in an ICO, and I’m sure all you guys who want to invest in it, you need a working product that is going to be within a reasonable timeline. When I first got excited with this project, the very first requirement I did before I took this task, was I wanted to see if there was a working product or something that was going to technically disrupt the entire industry, the entire ecosystem because you cannot have a whitepaper and I definitely commend you guys and your development team for being able to push this product as quickly as possible especially after the token sales. So, our investors are, including myself, can see that the money is going to be put to good use and it’s not going to be a couple of months out into the next couple of quarters. So, there you have it official statement. I will be going to their headquarters in a couple of days to actually take a look at the platform myself and go ahead and review it as something that could potentially, obviously it’s going to be beta testing, so we still have to iron out some of the bugs, but it looks like a lot farther out than some of the other ICOs that I’ve been covering; that I’ve seen before. Great, so thank you for that.

So, going along those lines and looking at your existing competition, you are going to be in an extremely competitive industry, especially with established players like YouTube, Facebook just to name a few. Tell me how you plan on dealing with these specific competitors in the exiting landscape without using crypto just fiat, vs. and also going into the new industry of applying cryptocurrencies and social media, how do you plan on navigating through this, technically, it’s a jungle, what I like to call it, where the margins are extremely thin and the competition is extremely fierce.

>> ADI: Yeah, so, we feel very fortunate, to have a first mover advantage here. Because a lot of people are thinking about what is decentralized digital media look like, and we are launching it at the end of November. So, that’s very powerful, if you are thinking about, for example YouTube, they are the incumbent, they have done a great job of allowing creators to put out linear videos. The reality is that today, the demand in the market is more than just to sit back and watch videos. There is a demand for participation, and we have seen this with Snapchat and Instagram, 65% of the people are creating they are engaging with the content, are on video, they don’t just want to lean in they want to jump it. So, we see this in television, where television viewership and ratings has been decking over the past 10 years and the eyeballs are moving to these participatory platforms, now we also see it in gaming. There is 1.8 billion gamers out in the world, those guys are participating in the moving image experience that is unfolding right in front of them. So, this is where the culture is. Now, is there a platform that allows you to program interactive video experiences - to jump in and participate in the Price Is Right, or to jump in and participate in Family Feud or to watch the Olympics together with your friends, or whatever it is, the you the programmer or publisher decides the experience is going to be in your room, maybe it’s a social game or party game, or maybe its commerce like we mentioned before with participating in an auction. This is a platform for interactive participatory video. So, it’s not just live streaming, it’s not just decentralized YouTube it’s more than that, it takes the next step by providing the difference building blocks for anyone to create their own interactive mobile video experience and the best applications, I don’t’ know what they are going to be are going to rise to the top. So, we are not in the business of trying to create a single snapchat which is one use case we are in the business of giving the tools to the community and rewarding them for when they create stuff that the audience demands and rewarding that audience that uses and promote sits.

>> IVAN: Got it, wow! So, how is it, let’s talk a little bit about some of the existing competition. So, we have for example Steam It, some people have been asking how is this different from Steam It, which rewards users the same way, how are you differentiating your product and also, let’s talk about the incumbents, YouTube live and also Facebook live, how, what would allow your company to bring some of those content creators off those platforms into PROPS?

>> ADI: Sure, let’s start with Steam It cause we really have a lot of respect for what they’ve done and they are, you know, thinking leaders in this space and they have you know terrific publications and I recommend to anybody to look at their theory etc., because it is solid and I think that in the end of the day their approach is different than ours. We’ve taken a very practical approach, this needs to work today, it needs to work on your phone, it needs to be an app and so, we started by decentralizing the economy which we can do today by rewarding people today and doing it through mass market distribution that everybody is holding in their hands. We’re also taking a community of millions, so YouNow has over 40 million registered users and several million monthly unique and we are bringing that to them, unlike a platform that starts like Steam It, which maybe has a few hundred thousand users today, here, we’re talking about several million people coming in and much more of the mass-market consumer friendly experience that is not clunky, etc. Part of how we achieved that is also by resolving a lot of stuff off chain and then bringing it on chain every 24 hours, we have two currency approach which allows us to do that and that is what we call the practical approach to a decentralized system. I look forward to talking more about that. Now with regard to YouTube, I think that, it’s an actually a historic timeframe that you know we never expected, when we started a year ago, that there is going to be all this discontent around the YouTube creator ad apocalypse and all the hyper issues around what’s happening to our earning and why can YouTube stop the monetization on my channel but not on your channel, like what’s going on here, and all those things go away when there’s a decentralized network and you know - I will tell you another thing, we have been doing this, you know, I’ve been running this company for 6 years and we work a lot with creators and they’ve come to me multiple times and they said you know, Adi, you’re going to be a tech millionaire and I have maybe four or five years to do this, you know, the creator thing, and to put myself out there, I get a check of a few thousand dollars in the end of the month, can I please get paid in options, can I invest and the reality is, that as a venture backed company we don’t do that, and we can’t do that - but when you have a tokenized economy and everybody is earning in token effectively, people have a personal stake in the growth of that network and so we’re able to harness that and that is what I call in a way, an unfair advantage where a small company like ours, and a small project, that’s small can quickly harness the efforts of a lot of people because we’re all aligned in terms of the desire to and the incentives to grow the network.

>> IVAN: I really like that idea because you hit it right on point here - again I love YouTube it actually connected me with you guys, but there has been a lot of problems with the monetization and the decisions to monetize certain types of products and so yeah, I am with you 100% and I am sure anybody who is, you know, using the centralized networks has issues with that. I’m sure we all came to cryptocurrency because we all wanted some sort of decentralization of our lives. Either it be banking or whether it be social media, or whether it be our jobs for example, anything, so I think that’s a great point so thank for you that insight, I think a lot of people don’t really understand and hopefully by the time we are done with this interview we can clarify a little bit some of the value you are going to be creating and not just creating another gimmick but that there is going to be something beyond what you are producing and I think that is going to be an exponential effect on value.

So, going along with that, let’s talk a little about YouNow, so, we’ve talked a little bit about PROPS and Rise, how is YouNow, and I know that company has been around for about 6 years it started in 2011 and from what I reading and understand it’s a very well established company, so the question I want to ask you, is that is the relationship between YouNow PROPS and is this something that may interfere with YouNow or is something that you see as an extension or do you see a complete revamp with YouNow with the PROPS and definitely leveraging that experience in that team going forward how do you see that YouNow playing a role and making you so that your company is successful?

>> ADI: Yeah, so, it’s a great question and we are very passionate about it and I’m so happy to the opportunity to talk about your excellent question, because not a lot of people ask it. In effect, we are changing our business 180 digress. We are moving from being rent collections and charging 50% of fees to not doing that and being completely aligned with our users and so the entire company is focused on the appreciation of the tokens. We are introducing the entire YouNow community of millions of users to PROPS in two ways. One, is any YouNow community member based on their value based on their level, that shows up in the PROPS ecosystem on the Rize platform, gets what we call a smart dropped. So their incentivized to move over to this next generation platform, which actually has newer technology, the technology here is from 4 years ago, which actually has multiple use cases, which actually is different than all the ways we described before and we want to make sure that our users move to this platform so they can benefit from not just those use cases and the technology but also from the decentralized economy that allows them to earn better. That’s one. Second thing is, overtime we are going to start paying the creators on YouNow, those that decided not to move over, in PROPS and so, at the end of the day, our entire business is PROPS. So, much so, that you know because it’s actually the case we have started a transition from a C-corp that is focused on profits to its shareholders to a B-corp, a public benefit corporation, that is focused also on the appreciation of the token and so, our public benefit mission is the growth of the PROPS ecosystem and that is what everybody here behind me, it’s after 8 pm almost 9 pm, so not a lot of people in the office, but that’s what everybody here is working on towards this vision and to be aligned, the entire company, to be aligned with the PROPS ecosystem and all of our users on the products network.

>> IVAN: Wow, so this is a radical, very different from what we are used to in regard to your motivation for the company. So, from my understanding, the appreciation of the token is going to be something that everyone is going to benefit from, so it’s not just regulated to just a certain group of people, but to everybody participating in the ecosystem, everybody will get a share of the tech. OK, so my understanding was that the appreciation of the token is going to be, it’s gonna benefit everyone vs your current c-corp, my understanding, would benefit a small portion of the, let’s say the owners and any of the existing people who started up the company. So, now you are really talking about a different group, where it’s the token appreciation would basically be really dependent upon both the owners of the token and, the people, who are just like me are going to be content creators. Is that correct?

>> ADI: That’s exactly correct, so the bigger the ecosystem is, the more people join us, and you know we are very fortunate to start with a community of millions that we are seeding into this ecosystem day one, that’s a unique advantage, and that’s why we are doing it, we wouldn’t be doing it if we had to start marketing this from scratch. You know, this is risky business. But, we know how to run a virtual economy, we are doing at scale, we know how to run, at scale video networks for consumers, and we are bringing that to crypto and we are changing our business model, and in a way, the company is the founding team, so to speak, just like any other founding team it happens to be bigger, it happens to be working together for 6 years and it happens to have developed a great community. All of that is going to be brought to bear as assets to all the PROPS ecosystem on day 1.

>> IVAN: OK, perfect, great, so let’s move on to the next question which is going to be, the growth in the livestreaming operation. So I know you emphasize live streaming as your core product here, how do you see this, first of all, let me ask you, you said, I know you kind of touched upon it before, but, live streaming is something that in the U.S., it’s still kind of getting traction. I know in Asia, specifically in China, live streaming is huge. What type of growth do you see here in the world overtime? Also, why live streaming?

>> ADI: Yeah, so what’s exciting about live streaming the most, is the interactivity, and the human to human interaction. When we started the PROPS project a year ago, we actually looked into our data and what we saw is when there were cases of two videos next to each other. That means two people interacting in real time, just like we are doing right now, the engagement not just of these two people, but all the KPIs of everybody watching of people spending, of time spent, of likes - all retention, everything went up. So, we have set out to create an environment in which anyone can interact with anyone according to the logic of that particular use case that the publisher or developer decided, be it a game or watching together or commerce experience, etc. So, that was the origin here of this idea.

>> IVAN: Great.

>> ADI: Now, Ivan, I’m sorry I think that I may have to answer that question again, because I went a little off track. Do you mind giving it to me again?

>> IVAN: Yeah, so the question was, where do you see growth in the live streaming operation going forward and specifically, let’s just say, why did you pick the live streaming operation as your core product?

>> ADI: Great, so I’m just going to answer it again, and if you don’t mind, OK, I appreciate it. So, the reason why we’re focused on live streaming is not just because we are experts at running a live streaming network at scale. It’s because, live interaction between humans allows for multiple use cases, for any kind of experience, you know, whether I want to participate in a reality show, or I want to participate in an auction, a social game, or educational experience, there is so many things people can do through live video. Our platform is not limited to just live video, it can also be linear video, where you put up your video and based on the views and based on the participation, based on people watching together, there is value created to the network, there. So, you earn based on that value, whether the business the model is micro-transactions or tomorrow another app on the network can have advertising or a subscription or pay-per-view business model. So, long story short, is live streaming itself is a technology is very exciting because it enables interaction, but the PROPS project, while it contains live streaming it, while it contains decentralized YouTube linear experiences, or it contains any kind of social experience, it is much bigger than the live streaming opportunity.

>> IVAN: Great, thank you. Let’s talk a little about your registered users in the PROPS ecosystem, so I read, and if you can tell me a little bit about it. 40 Million registered users already, so tell me a little about these registered users, demographic-wise, and how do you plan on increasing this user base in the coming months. That’s a really impressive number especially for a company that’s just barely starting out. So, how do you see this user base growing?

>> ADI: So, first, just to correct you there, the company is not barely starting out, it’s 6 years old, but the project is just now launching.

>> IVAN: Thank you for that!

>> ADI: Of course, so we are bringing that to bare here, which is part of the excitement, so we have over 40 million registered users that have registered with us over the last 6 years. It doesn’t mean they are all actively, we have several million users that are coming back every month, and that’s the users today that do 60,000 transactions, microtransaction every day in terms of millions of dollars in sales of our in app currency and that is the community that we are bring into the PROPS ecosystem on day one. Now, specifically, today that community skews young, so about 70% of them are under 24 and 40% of them are over 24, they are 60% English speaker and U.S. and 40% global, and what we’re excited about with the PROPS project, is that it opens up the opportunity for people of all ages to participate because it opens the door for any kind of a use case. So, whether it’s educational whether commerce, interactive TV experiences, watching content on television, it really appeals to a much wider audience base, than just live streaming that has a unique appeal for young people.

>> IVAN: Got it, you know what, you hit it on a big point, because growth, after covering a lot of companies, you do need a young user base to continue to pass on, take on the roll, and these user base, I think it going to be a very huge catalyst going forward. You have a very nice base that I think would translate very well, especially with the millennial population who is very adept at using very welcoming to cryptocurrencies and so, you guys are in the right spot, with the right client, so thank you for that.

Let’s wrap up with two more questions, and again, these questions are going to be ongoing as I go into NY, I am going to go ahead and ask a little more, so viewers post more questions down below. So, let’s go ahead with the last two questions, the first question I want to ask - you mentioned the foundation, the PROPS foundation, can you talk a little about what the role of the foundation is, and how your funding model is going to operate. I know you have an existing business that makes money, generates revenue, but now you are incorporating a foundation in here what is the rule gong to be in terms of marketing, I know some other companies use foundations for marketing purpose, sustaining the ecosystem, maintain some sort of quality control and also distribution of tokens, so tell us a little bit about how this one’s going to fit in your overall governing system.

>> ADI: Yeah, so, the PROPS foundation oversees the ecosystem. YouNow which operates the Rize platform, the first platform on the ecosystem, is just one player in the ecosystem. We are providing this technology and the PROPS for anyone who would like to build within in the PROPS ecosystem, the PROPS foundation through grants, and through a mathematical and logarithmical formulas mathematically distributes over a period of years, everyday rewards to all the contributors to the network.

>> IVAN: Wow.

>> ADI: So today, it could be Rize, tomorrow it could be others like some of the examples that we mentioned, and so, any user who contributes to the network is rewarded and we provide the foundation on day one with 50% of the tokens in the world. They don’t go to us, they end up in the hands of the community and they are logarithmically distributed every 24 hours, so users in the PROPS ecosystem can actually mine effectively, PROPS, everyday and we chose through the first app on the system to send a push notification to all of our users, every 24 hours and let them know how many PROPS they earned. So, anybody who contributed to the network in the past 24 hours being it Comcast playing linear video, or YouTube who is doing a meet and greet with their fans, or a young person who invited 20 of their friends to join - the system knows mathematically the 20 new registered users have value that is - PROPS. All of them get a push notification every 24 hours to tell them how much they have earned. So by having this logarithmically starting with a lot, over the years distributing less and less every day, we actually reward the initial adaptors in a much greater fashion so they get an outsized reward initially which jumpstarts the network effect, so we invite everybody who is listening here to jump on the platform when we release it in the end of November, because that will be a great opportunity to be one of the first minors.

>> IVAN: Well, there you have it guys, You know what, I am always looking to get more PROPS tokens at a cheap price and when I hear mining for just providing content, I mean guys, I mean you don’t need to buy GPUs to mine or you don’t need open wallets to stake, I mean you can create content and receive tokens for things that you’re passionate about. For example, for me I’m passionate about crypto, I can do videos and mine tokens, that’s amazing. This is such an interesting concept, a lot of people don’t have the money to buy very expensive hardware to mine existing bitcoin tokens, or cryptocurrency specifically, that is actually something I haven’t really seen before, so that’s awesome, that you kind of put together the mining piece. Very similar to the model Steam It has, but this is a lot more transparent and I think there is a lot more clarity in how you distribute those tokens, I really like the PROPS foundation, for you guys setting that up, because that is one of my requirements - how are you going to be able to manage all these tokens and the funding.

OK, guys, so that wraps up our questions for Adi here. I’m really happy to have Adi here, hopefully you guys got a lot of good information that you couldn’t get anywhere else. I appreciate the insights, I mean some of these questions are definitely tough. I am trying to be transparent and do my due diligence, get nitty gritty info, if I am going to put my own money in, which I am, and if you are going to invest, that we know exactly what we are getting into. So, closing thoughts, Adi?

>> ADI: Thank you so much, Ivan. Thank you for having me, I really appreciate it. When we started talking a month pf two ago about the project, I was inspired for us to be conducting these interviews later on, in fact, I was looking for that rigor, I was looking for that diligence and I think anyone who is coming out with a project to the market, should do due diligence. Thank you for deciding to invest in our token, I invite everybody to learn more at propsproject.com, there are video presentations there at the bottom of the page and join our telegram channel and let’s continue the conversation there.

>> IVAN: Thank you for that interview. I will see you in NY in a couple of days. Bye!

“Props Project | Rize Platform | Real Product Review & Screenshots | SPONSORED”
Published on 12/02/2017 by Ivan from Cryptobud
https://www.youtube.com/watch?v=bHxpwTeH0Zc

>> IVAN: Hey it’s Cryptobud here for today, in this video, I am going to talk about the updates for the PROPS ICO that is coming out. As I mentioned in my other videos that I did for PROPS, I know it’s been a while since I’ve kind of did an update for that. But, letting youn know I am pretty excited about this project as I was talking to you before about it - I did visit New York a couple of weeks ago and I was introduced to the PROPS platform so right now, as I am kind of getting all the technical details out of the way, I’m going to go ahead and see if I can do a live demo for you guys regarding the actual use of the platform just to show you that this project actually has some sort of platform that is already usable and it’s got a lot of great features with it.

So, I am in talks right now with the team to get something going, so I have not forgotten about that. So, thank you for everyone who volunteered to be on the PROPS platform so I can field test it out. One of the things specially like I like about these ICO coverages is that I get to go to the actual site, and I get to talk with real people. I think that is more important in many ways than just visiting the website. I am very confident about this project, it is one of the projects that I think that, if you followed some of my other ICO reviews on substratum, was a hit, obviously, Power Ledger was another hit. Bit Clave has been on the tier as well, so looking at the ones that I can screened out and the ones that I feel are going to be good. I think that PROPS is going to be one of those that’s going to do well. Again, full disclaiming, I am taking on an advisory role, and I was awarded some PROPS tokens and also some monetary compensation, so, but usually I don’t waste my time with projects I feel, you know, that are gonna do well. So, for example, this projects for PROPS, I am investing a lot of time because I feel it has a lot. So, let’s go ahead and give you some updates right now on the PROPS project and specifically what I was talking with the team in regard to the coverage that they already have.

So, first off, they are already moving ahead with the registration for the presale and they partnered up with Coin List, which is for accredited investors, so for those guys who don’t know, Coin List is a premier site for regulatory and screening for everything. So, in order for you to get on Coin List, you have to be extremely confident with you ICO. We already know from the ICO space, it’s not a secret we already know there is a lot of fraud and a lot of scams out there and for a company to actually get on Coin List, you basically have to prove yourself in many different ways. So, when you’re looking at Coin List specifically, so when you go to Coin List specifically, what you are doing is you’re looking at specifically, high quality ICOs. Let me just go ahead and walk you guys through on some of the background.

For Coin List here, the registration is going to end in about 8 days, they have a piece here, they have actually had other types of coins, I think this is there 3rd coin that they are listing right now, in addition to PROPS and so just to tell you that they do have a very strict screening process for their coins, File Coin actually listed here that actually raised $205 million and had $200,500 and they vetted their investments, their investors before they actually went in. So, accreditation is actually a huge thing because you have to have a certain number of monies, you have to be a sophisticated investor, so that in itself speaks larger volumes in the confidence of the project. Usually ICOs who don’t really care, they just want to raise money and just want to get as much money as they can, called the money grab. They don’t really go through this whole process. So, File Coin was definitely on there, so just giving you an idea that, it’s going to be up here. So, if you are an accredited invested you can just go in PROPS and go ahead and get going. Usually accredited investors like I said before, have high net worth so automatically there’s going to be a very large volume of people that are going to be investing in this, that I think are going to move the price up.

The second thing, if you go into their, I am going to post this link at the bottom of this video - it’s going to have an article, a little bit about the partnership with Coin List and Republic crypto, now the second one is going to be on Republic crypto, so if you are into an accredit investor you can still invest into the ICO going on to the Republic crypto. Again, it’s going to be another way to get people into the ICO tokens, and regard to the timeline for that’s gonna happen, is that, the Coin List and Republic sales opening is going to be on Dec. 11, obviously, Coin List is on right now. They have already allotted $25 for the PROPS token sale and they basically formalizing all the main things on there. Now, for CoinList this is there third one that they are going to be listing, obviously they listed File Coin which was a huge one, and Blockstack and the third one is going to be Coin List, so I think this is really a good sign, especially because they are going through the proper steps of regulation and making sure that they’re complying with every single of piece of legislation that’s in place right now for investing. The other one is Republic crypto is going to be, it’s still going to be SEC registered platform, so anybody, who’s going into Republic crypt has to still go through the who process they are going to allow about 1.07 million dollars available for non-accredited. So, that’s going to open on Dec. 11 and it’s going to have the minimum individual contribution can be set pretty low to allow everyone to participate and on the maximum contribution it’s going to be capped, so again we are not going to have a lot of top-end investors taking a lot of the coins out. The platform is going to release on quarter Q1 of 2018 that’s when they’re going to distribute the tokens, so they are going to be launching both the token and the platform at the same time, which tells me that it is extremely good news that they’re going, or that they already have the partnerships to be ready to just roll it out.

Alright our next one is that, they are featured on Bloomberg, they were just talking a little bit about YouNOw, I suggest you guys go take a look at it. I am not going to go through the entire article but again getting a lot of exposure and some of the mainstream media outlets especially right now since Bitcoin is going up, it’s going to be an extremely great event - the way Bitcoin is going, hopefully, people get in there, I feel that we are definitely going to get a lot of traction on this ICO, specifically, because it’s already being featured on some of these mainstream media, some of the smaller media outlets, so keep an eye out for this one. I feel that PROPS is going to do extremely well.

Now, the next thing I want to show you is my demo that is the one that I actually did in New York. So, let me go ahead and kind of show that for you now. So, this was the actual video that I did with the PROPS team, and I am going to show you how the platform works and that they already have a product. So, first off what you are seeing right now is a mobile interface, of the developers. So, let me scroll back a little bit. This is actually Kevin, he was the --- [plays mobile demo]

RIZE APP DEMO

>> KEVIN: Alright, so we gonna start in my room.

>> IVAN: So what you are seeing right now is split screen with two people, so you can actually add in multiple people into this grid right here, one, two, three, four, five, six and what you can do is you can pretty much add them as, and so what you are seeing here is a, the platform design where you have multiple squares and it’s going to be live stream. So, let me go ahead and play it again before I start going over the space here.

>> KEVIN: So, you can see the screen… Alright so, we are on the Rize app, and we are live at the same time. This opens the door for a lot of…

>> IVAN: So right here, as I was in this video, Kevin was sitting next to me, what was really great about this was that you can actually see that the hearts were going up, and these are the people, the developers that were working at the space, so at the beginning when we had trouble setting it all up, you could see the people were kind of going in, so Angela, Dan, and Ashley, they were actually working in the other room and what they were doing was, we were just kind of dropping in. You can see, it was kind of like a drag and drop situation, it was really intuitive I would say, it wouldn’t be anything too difficult especially for someone who has used mobile phones a lot, so you guys can watch.

>> KEVIN: First thing, is that you can see what the audience, swipe people up.

>> IVAN: So right there you can see, you can add these little emojis, and so here is actually Dan who was actually split screen with me. He was actually right behind me, so it was kind of weird that we actually did that. We were having a private live chat. So, then Angela was stepping in right now, so I was watching that and so it was really cool and then this is actually off someone else’s phone obviously. Then we can actually add in these little icons and you can see in there that you can actually add that as PROPS tokens, so these were actually PROPS tokens that you could add in, and as you can see from here, you can actually buy these. So, people would actually get ranked based on how much you liked it or not. So, this is our main page, it’s kind of like, similar to Facebook and Instagram, it had trending it could split screen you could do multiple different frames, you know, it was really great experience, looking at how you are able to capitalize on that. So here I am at the bottom with Kevin, and it was really cool to see that. OK, let’s forward down a little bit. So Angela is getting a bunch of hearts and likes and first she got some beer and some bonuses, so as people liked what you are streaming, you are able to get some of these extra little props and these you can buy using the PROPS token, so when you are buying these PROPS tokens, you are basically paying people for providing service. Now, these are your friends obviously, you don’t have to give them money you can give them animation, but if you want to buy something and contribute, you can do that. You can do that with your friends and family, it doesn’t have to be anybody popular. So, we keep on adding more people and as you can see it’s a really interesting platform.

OK, so, I am going to stop it right there, again just to kind of do the updates really quick, once you kind of see a little bit on the platform, you kind of see a little of what they do, I think you’ll find it very interesting. Like I said before, I am investing my own money on this one, so I felt that its got a lot of potential at least for me as a streamer. Oh, and I also want to mention that they pulled in Phillip DeFranco, for those guys who dong’ know who he is, he a very famous Youtuber, they pulled him kind of like an ambassador, Phil DeFranco was a Youtuber who does like comedy skits and what not, I actually watched him before, and for those that don’t know, he basically has millions of subscribers. So, something I wish I had at some point, they just pulled him in a couple of week ago, so he is going to pull his entire base over to the PROPS ecosystem. So, PROPS is trying to get a bunch of influencers on the YouTube space that have not signed on and getting them to be early partners and so the idea here is that they’re not recreating the entire base but they’re actually just expanding upon the existing user base form YouTube. So, obviously bringing in someone like him, who has millions of subscribers, I think he was like top 5 of the YouTube scene, who was doing very well with his comedy, he does more like skits, that type of work. This puts PROPS in a very unique position, so what I really like about them, not only are they doing the right things, the ICO - the right process the ICO space - they are attracting very large accredited investors and the other thing is even notice their platform, it’s very intuitive.

Ok, so again, I am closely watching this space, post below if you have any questions about the PROPS project, they have a telegram and mailing list, so be sure to direct those questions at them. I remember when I put those ICOs on there, I know a lot of them are sponsored, a lot of them are definitely, I give a lot of exposure to them, but I do my own research and field test these before to put them out for you, so that you can take a look at them. So, again, when you look at coins that are going to do well. A lot of people are shaming these ICOs in all fairness, with good reason. But, when I look at something like PROPS which is very well done and has a good team, a good backing like Comcast for example, I think that’s something to take a look at and obviously do your own homework, obviously read the paper do your own research, invest in what you can, but its an ICO that I think is worth looking at. I know in the past there have been ICOs that have not done well, but if you can get your hands on this one early on, and join the PROPS platform yourself, I think its gong to be something worth considering. Again, not financial advice, full disclaimer one more time, my own personal opinion - take a look at it and tell me what you think below, alright Cryptobud out.

“WE HAVE A NEW OFFICE!”
Published by 11/16/2017 by Oli from OliWhiteVlogs
https://www.youtube.com/watch?v=jbE5lgIGRKk&t=1m24s

>> OLI: So about 5 years ago when I started up on YouTube, I very regularly hosted a live stream on a website called YouNow and YouNow today is such a big platform, where there is hundreds and hundreds of live streamers every day. But when I first started it, it was literally a place there wasn’t that many people. Basically when you got so many fans, say you got 500 fans, then you win an iPhone and YouNow would send you an iPhone; and then if you got a thousand fans they would send you a MacBook and it was just like such an insane incentive that I just became obsessed with, like I wanted to be one of the first people to get an iPhone, and I did actually get an iPhone from them and it was amazing, and at first I was like are they actually going to give it to me, and I was very happy about that. But the website was amazing because it made viewers discover me and built up my subscriber base and it was when I had a couple of thousands of subscribers, I really used this platform to build up my viewership.
Adi, the found of YouNow, has done such an incredible job and I’ve known him for about 5 years now, we’ve kept in great contact. Basically, Adi came to me and said I want you to be an advisor for a new app that we are developing and is going to see be launched to the public and I just felt so privileged that I was asked to do this, and of course I said, 100% yes, YouNow helped me from the very start to gain my first subscribers and if I can help them in any way, I will.
The most amazing thing I can do with YouTube is I can expand my business and my knowledge everything kind of around it, so I am always looking to do different ventures with business and brands and the app that they are developing is called Rize and I wanted to show you guys a little bit about the app and what it does.
So this right here is the Rize app and when you click on it, you are presented with this screen which is your home screen of people that have gotten in different rooms; people that are streaming right now, but here - this is my room and this little circle, if you click on that, I’ve now opened up my room, now in my room I can do anything - the stage is mine… I present it straightaway where I can notify my 8 followers, I know I’ve got a lot of followers, so they can join me so Dan is right here if we click on Dan, we can actually see him in real time. Look, he’s giving us a little wave, we can actually see what he’s like in real time. We can click on some thumbs up, give him some poo emojis, let’s give him some love heart faces, he then gets some of the in-app sort of points and love hearts, so up here he’s got 5 thousands, and down in the left hand corner, I have my currency coins which is 52 thousand coins so I’d give some cheers, a shocking face, more thumbs ups, he’s got loads. Look I’m getting love hearts as well, I want to get some more love so see it’s going up, so I’ve got 100, it’s going into thousands. These love hearts and points see I am wooing the crowd right now, the audience is impressed, so I am getting a lot of points and that’s basically how you know, just like with YouNow how you had the thumbs up and the thumbs down, this is how you give people love, alright. I want to know if I got a lot of love and at the moment, I’ve got 40,000 love hearts which is pretty good, that’s a pretty good stream right there.

So, I want to show you how easy it is to drag someone into a conversation and present them on stage. So, we have Kevin here, let’s drag him onto the stage. And just like that, there he is, what’s up Kevin, how are you?
>> KEVIN: What’s up dude, I’m doing well.
>> OLI: Perfect, now we want to add someone else, let’s grab Ashely, drop Ashley hear as well.
Hey Ashley, how are you? You alright?
>> ASHLEY: Hi, guys. I’m good, how are you?
>> OLI: I’m very good thanks, right, so now what I want to do, I want to drop Kevin out of this conversation, so I am gonna grab Kevin drop him out, he’s gone. So, it’s just me and you [Ashley] talking now, and if I click on you, I can add lots of different emojis and lots of different points to give to you. I haven’t even added you as a friend, so I am going to add you as a friend just like that.
>> ASHLEY: Yay!
>> OLI: So, then we bring in Kevin and we bring in Mike again, we now have a four-way live conversation on the stage. So, imagine, your favorite YouTubers, four people all in the same room, we can click on Kevin, we can give him some points we can click on Mike and give him some points, we can click on Ashley and give her some points. So that’s the gist of the live room chat, but we can also do a really cool feature as well. So here we have a dice, we click on the dice option, it will randomly select someone, alright we might now want this person so let’s roll again, so it’s going to pick Dan, let’s get Dan in here.
So, the most amazing thing with this app, and the thing I love so much, I can interact with you guys so easily, if you have a question, I can drag you from the audience and I can put you on the stage with me straightaway. The app is just so smooth and so clean, and it does it so quickly.
>> KEVIN: For people in the audience, they can also send us messages, comment on Ali’s hair or my beanie, send us things.
>> OLI: Of course, my hair, it’s obviously actually bed head this morning.
So, we are going to join this room now, so we are joining this room. So, the amazing thing about this is they are currently, they’ve got their own show, we are in their room but because we are friends, we can actually talk personally ourselves, can’t we?
>> KEVIN: Yeah, so it’s kind of like if you think about what a concert like, part of the fun is obviously seeing this show.
>> OLI: Yep.
>> KEVIN: So, if you just want to hang out with your buddies your able to tell jokes and so forth.
>> OLI: I really love this app, because it allows, multiple people to be broadcasting together, so if I wanted to bring my friend on the stage and speak to them, but also if I wanted to bring you guys on the stage as well. But you guys as well, if you want to have your friends on and have a conversation just you three, and then maybe be even able to join on the stage and have a conversation with all those people watching as well.
So, at the moment we are in Sarah’s room, she is talking to Ashley we are watching her show. Here is me Kevin and Rachel, we are at the bottom having a private conversation as well. So, what would it be like for me now to be brought to the stage?
>> KEVIN: Yeah, so Sarah can drag you up if you want to be on the stage.
>> OLI: [typing] Bring me on stage!! OK, let’s see if we are going to be brought up on stage?
Sarah: I am going to bring Ali up on stage.
>> OLI: Yesses! Here I am.
Sarah: Hey Ali!
>> OLI: Perfect, thanks you guys for adding me to this stage.
So, we have just been brought into Sarah’s room look at changes that’s now happened, so this is Sarah’s room. We did have a private chat at the bottom of the screen but that is now gone and I’m back talking to you guys all the audience that’s down here, they are watching as well. So, if YouNOw could draw me out of the stage now, my time is up, and I’m gone and there we are.
Now, I can hear them, but they can’t hear me, and my face is in the bottom so if Angel or Kevin joined there, they are… hey guys!
>> KEVIN: Hey!
>> OLI: Hey, so now I can hear them, and I can talk to them and Sarah she’s brings Mike onto the screen now to have a chat with her.
It’s literally as simple as that. Alright guys, we are joining my own room now, I’ve got my own room, so here I am now, yes! Yes! This is my stage, my show. Just’ a couple of other buttons as well, if we click this bell icon, I can notify the people following me, if I click this button here, I can invite people into the room, let’s bring him on here. [drags Kevin on the screen] So, Kevin, I wanted to ask you how to do you earn more coins because I’ve been spending a lot of coins on people today, I have 50,000 I am now on 12,000.
>> KEVIN: Yeah so you can earn these coins by logging in everyday to the app, being active, you can spend these coins to support your favorite broadcaster. The difference with Rize and other apps, in terms of compensation, we will actually be compensating with a cryptocurrency called PROPS and we are actually launching simultaneously and the key thing with PROPS, it really just aligns interest and gives everyone stake in the platform.
>> OLI: Whether you are a creator, viewer watching, developer, everyone that is on the app in supporting it or doing something in some way, is earning this cryptocurrency token called PROPS which then actually equates into real actual money.
>> KEVIN: Yeah, exactly, and the way that you earn PROPS by contributing to the network, so for one thing if you are a broadcaster, if you earn a lot of these coins, gifts, hearts, that will contribute to it, even if you just have a lot of people watching, or an audience member who spends a lot of time watching other people, all those forms of activity are going to count towards how many PROPS you earn.
>> OLI: We are changing the way that live streaming works, aren’t we?
Right, Kevin, it’s been amazing talking to you buddy thanks again for showing us the app.
So, that’s the app, it’s real early stages at the moment, we have just been testing it, but I think it’s going to be really cool. It’s different, it’s really engaging, and I think it would be awesome for me to do live streams on a regular basis once again and be able to invite you guys on the stage and chat with you. But, fundamentally, the main thing that this app could potentially bring, is say for example, I’ve updated a new video, I could then put that video on the stage show, I could watch it, but then you guys could watch the video with me for the first time, so you could watch the new video with me. Or, if we wanted to watch Stranger Things 2, there could be some way to put it into the app we could watch it together and comment on it, and we can talk about it and get a discussion going, and I think it’s a great way to bring me and you guys a lot closer.

“Why I Went To New York”
Published by 11/29/2017 by Phillip from Philly D
https://www.youtube.com/watch?v=NaA67hCRUSw&feature=youtu.be&t=5m5s

>> PHIL: So, I am here in New York for several reasons, but the main reason is I am here to sit down with Adi Sideman, he is the CEO of YouNow, he is launching this new thing called Rize, so there is a cryptocurrency involved called PROPS. It is incredibly important for you to know that I am an advisor, obviously its in my best interest, and probably contractually in there that they want me to talk about it. I am going to invest my own money in it, so if you decide to participate, which I am not saying do, holy shit, just know this is a thing that I will profit from. Look, I want to be as 100% transparent as possible.

>> JOE: And we are here for one more reason Phil, what is it?

>> PHIL: Oh, your modeling career.

>> JOE: I just want to be on a JCPenney catalog.

>> PHIL: I believe in you.

[In YouNow’s HQ]

>> JOE: How are you now, Phil? Get it?

>> PHIL: Everyone got it.

>> ADI: So happy to see you, dude. Thanks for coming! [hugs] This is your new office man, you are welcome anytime. We can up a little set and we’ll shoot here.

>> PHIL: Perfect we’ll be solid.

>> JOE: Are you guys hiring I’ll send you my resume?

>> ADI: [smiles] We are, we are hiring a Designer.

>> PHIL: I can’t take you anywhere man.

The reason I am so excited about Rize and PROPS is because it’s delving into two worlds which is live and crypto. Rize is a many to many videos live stream. It’s very cool, I personally want to use it for Q&A’s where I bring the audience into it, playing several games whether it be trivia or whatever. What’s really interesting is how people get paid out, instead of earning dollars you earn PROPS, you hold on to PROPS depending on the market - it may be worth more later. Additionally, what’s cool about the service, it’s not just the broadcasters that can make PROPS, viewers as well can earn them.

To me, this seems like it has so much potential to help bring crypto a little more main stream, this is why I am so excited, I am advising, I am invested, I am not giving you advice for what to put your money in, I’m not a financial advisor, I have everything to gain from this situation, but I am also genuinely excited.

So, Instagram models sometimes have new appearances, Instastories and stuff like that, that you need to learn how to use Joe.

>> JOE: Alright, this is my good side, so we are starting off right.

[demos app]

>> KEVIN: So right now, we are in Kevin’s room we are having a private chat here with Angel, Kevin brought up Angela as a guest, here are Mike and Sarah who are just hanging out, you are free to drag anyone of them down that you want to. So, just hold and then…

>> JOE: Cool, so I’m in this little group, right?

>> KEVIN: Yeah, now you are in a private chat that only the three of you can hear while your watching the main screen. So, this up here is the show, and these are you and your guys you’re just hanging out.

>> JOE: So, we can make fun of the -

>> KEVIN: Exactly.

>> JOE: So, I am trying to be an Instagram model.

>> ANGELA: Mmmm.. I would say you need a catchy name.

>> JOE: Joe Nation, is that good? Or do I need to more…

>> ANGELA: Joe Nation, mmmm, I think that is mediocre.

>> JOE: Mediocre? Well then how about Jose Nation (Spanish-emphasis).

>> ANGELA: Yeah, then you can get your international fans.

>> KEVIN: So now it’s just you.

>> JOE: So, they can all watch me, they can all watch me, right?

>> KEVIN: So, yea, they are all watching you right now.

>> JOE: So, this is the Joe Show and I am a future Instagram model. Do you guys like when the shirt is on or off?

>> VILLAGE KEV: Shirt off.

>> JOE: So, I am going to turn it on you guys, what do you want to be when you grow up? Let’s start with Village Kev.

>> VILLAGE KEV: I want to head the fan club of your Instagram.

>> JOE: What would you call it?

>> VILLAGE KEV: Shirtless Joes

>> PHIL: OK, so Joe, I want you to tap on their name and give them a bunch of presents.

>> JOE: OK, so my homebody Village Kev here, he wants to start my fan club so, I’m going to give him tons of poops and a little cupcake, I love the little number that is like what the hell!

>> PHIL: Yeah.

>> JOE: Alright guys it’s been fun! Can I do a shirtless photo like on the desk maybe?

>> PHIL: [laughs] what are you talking about?

[switch to PROPS Q&A]

>> PHIL: You guys didn’t tell me that the coffee was super concentrated, I’m literally shaking right now.

[Adi, interview]

>> PHIL: You built YouNow, you have millions of users, why now are you taking your team to focus on developing PROPS?

>> ADI: We want to invent interactive television. We want to allow for participatory experiences to users, we want consumers to buy into our virtual currency on one side, and other consumers to take out and earn that money on the other side. Were very continuously decided to forgo the benefit of just building this on top of YouNow for the greater benefit of not being restricted and building it in a way that is crypto and blockchain friendly from the first moment. The goal is to create a more equitable and efficient marketplace to cut out middleman and to give more value to the folks who create the value.

>> PHIL: That was fun.

>> JOE: Excited to get a free t-shirt too!

>> PHIL: Oh no, where’d it go? [looks and finds it on his shoulder].

>> JOE: Alright Phil what are your thoughts for today?

>> PHIL: I loved it. I mean we constantly have new big doors opening. This is something that can be so big for so many creators, including myself.

“WOW! Keaton Jones Controversy Blows Up After Viral Video, Fake Accounts, and Old Pictures…”
Published on 12/11/2017 by Phillip from Phillip DeFranco
https://www.youtube.com/watch?v=dPzAxmT0Qes&feature=youtu.be&t=7m40s

>> PHIL: Then, a little bit of awesome. I always like to mention this before talking about it. I’m an advisor and investor in PROPS which I talked about in several videos ago. I let you know because if this does, I benefit from that and you should know that so it’s not weird. I am mentioning it today because the PROPS token sale has begun - it’s up on CoinList and Republic Crypto, so I am just letting you know. I am not advising on what to do, I personally, genuinely think it’s cool, so yeah there is that. If you want to see the full versions of everything I just shared. The secret link of the day, links are always in the description down below.

“Props Project ICO | Rize Platform | Real Product Review | SPONSORED PAID REVIEW”
Published on 11/9/2017 by Ivan from Cryptobud
https://www.youtube.com/watch?v=VIkkS4JcEyg

>> IVAN: How’s it going guys, it’s Cryptobud here today and I’m actually in the YouNow headquarters here in New York. I was invited here a couple of days ago to tour the headquarters, taking a look at what they’ve got going and so for this recent ICO, so I’m pretty excited about talking with the team and getting some insights about what exactly that ICO is going to be about. So, hang in there for the next couple of minutes and I’m going to bring in some of our key people of that ICO, that’s going to give you a lot more information about the product line, economic, sales and their growth trajectory going forward. As you can see from here they’ve got a really great working team and I’m gonna go ahead and just give you guys a tour. All right, thanks.
How’s it going guys, Cryptobud here today and in this exciting episode I’m right here at the Props headquarters here in New York. I’m going to be interviewing of the key people involved with the Props project and as promised in that video I was telling you guys we’re gonna give you some more in-depth research about what this token is all about and so with me here today is Peter Watts, he’s the platform lead for the Props project and he’s in charge of basically all the technical parts in the development portion of the software so we’re gonna be talking a little bit so hopefully you guys hand around for a little bit and we’re gonna dive into some of the real meaty questions about how exactly Props is going to undertake this huge project that most likely is going to rival YouTube in the coming months.

Alright, well, Peter welcome first of all.

>> PETER WATTS: Thank you, thank you.

>> IVAN: Thank you for having me and I really appreciate it, I really appreciate having this conversation because a lot of viewers had questions about how is this all going to kind of fit on the technical side, how is this all going to fit in and feasible is this something going that that’s going to be able to work in your platform. Alright, so first question. Tell us a little background about yourself; what do you do here and what is your contribution to the project.

>> PETER WATTS: Sure, so developing by backgrounds you know going to tech, moved from Australia here to the U.S. to start a company and the did that for a couple years and then to go to YouNow, to be here and essentially leading the kind of the blockchain sort of tech team and what that encompasses is some of, you know, a lot of the blockchain integrations into our app so how paying our creators it was cryptocurrency and anything that’s touching that world and then also things like the wallets and anything to do with his sort of crypto and also develop some stuff that people can build on top of Tumblr problems .

>> IVAN: Perfect, great, so how many years’ experience have you had programming and doing that technical part?

>> PETER WATTS: Total, probably around ten years that I’ve been hanging around. Okay, maybe not that long, I look pretty young going after it’s just something that I started doing in high school playing around with it.

>> IVAN: I read your bio on the website that you started off with hackathons, is that correct and then you were self-taught in some of the programming languages? Tell us a little more about that and that process or like how did you get into programming?

>> PETER WATTS: Yes, I mean, you know it was more that I had ideas that wanted things to exist and the cheapest and easiest way was just to teach myself. I did CS in school but then I just dropped out and the next thing you know found that it was just more effected just to teach myself and yeah, I think hackathons were kind of a way to, you know, dig my teeth in and you basically have 24 hours to build something cool and so I did a couple of those and used the prize money from those hackathons to kind of start my company and that’s sort of what brought me to the U.S.

>> IVAN: Yeah, that’s great, that’s great. So, let’s talk about Prop. So, obviously you have a lot of background in programming, you definitely have a lot of entrepreneur experience. Tell us a little bit about the technology for Props - specifically the blockchain and how to incorporate that into the Props ecosystem so I’m hearing that you guys using the ERC 20 token so let’s talk about that a little bit.

>> PETER WATTS: Yes, I mean fully token, it’s you know, very standard, we’re not and the beauty of this token and you can plug it into all of the kind of infrastructure that exists for these PLC 20 tokens and yeah that needs a great teacher laughs where is the ability for you to mine this token so every day we pay out kind of these tokens and then we’re also kind of working on a sort of layer that allows multiple apps to kind of hook into essentially the kind of social network where you can have users of one application and the same users using a second application so a developer can come and along and do it on top of these users are already kind of have a hold on crypto and have accounts set up

>> IVAN: So how do you feel about the EOC 20 token as a whole in terms of security and scalability? Is that something that you are definitely going to be using in the future, like I know some companies tend to use the RC 20 but then you mentioned developed it over proprietary token since it is open sourced and it is all that, are you planning on using the RC 20 and you’re fine with the security and scalability or are you exploring other possible programming, you know, blockchain technologies later.

>> PETER WATTS: I think we have pretty big supporters of ethereum. I think with the scalability there’s some things you have to - some compromises you have to make. So for example in our application, you know, previous application, you know, we’re doing 60,000 transactions a day, you know, so this is like a volume that you can’t really be doing on a blockchain and so what we’re utilizing is a second currency where it’s just an in-app currency where people can make lots of transactions and that’s kind of a simple more off chain, centralized service that all of those transactions when people are using this as second currency which they can buy from Apple. It’s like a normal, virtual currency but the revenue from that currency is used to pay out creatives and that happens on a once-a-day creative basis based on the sum of their activity on the platform and that way they can actually scale because it’s a lot fewer transactions, that said, we’re also kind of following a lot of the developments ethereum. You know, they’re investigating this cap so, this plasma. Yeah there’s a lot of things coming down the pipeline that will enable more scale and I think we’re gonna dump those things as they come.

>> IVAN: You mentioned a little bit about the D apps, the applications, so, would you say that in the future the Props project is not only going to focus on live streaming but it’s going to focus on adding additional applications and you’re going to allow developers to come in to be able to monetize those or is that something that you’re still kind of in talks with... how easy is it to develop those apps?

>> PETER WATTS: Yeah, so, live streaming is like the initial focus, it’s kind of what we’re experts at and it also leans really well, like we already have this app with an economy where people buy virtual goods and it’s two sided and people are earning you know it’s very natural to introduce cryptocurrency but I think the vision is a lot bigger. We’re very interested in digital media and how that interaction, where that value exchange between fans and creators and I think, yes, we plan to extend this so you can have things like video on demand, people doing a sort of YouTube or Patreon. Sort of at a full suite of digital media and finding ways or, kind of need to be done and I think the plan is to start with our prize to kind of demonstrate how this works then kind build on the platform for other developers to come along and build on top of.

>> IVAN: Perfect, great. So I know some people were having questions on the exchanges. So if I wanted to buy the Props token, how easy would it be and how have you guys been developing some sort of application where someone can just buy the Props token on the spot without having to go to another exchange, without having to deal with all that, you know, user creations so what are the plans for someone who doesn’t know anything about crypto, anything about selling it and buying it as well.

Yeah, so I mean, one of the most interesting way to attack this, is these people who are coming in and have never heard of crypto, they can start to use the app, they can get value out of the app and as they contribute to it they can earn it and so all of the sudden they got it and they’re gradually learning about crypto and they’re wanting more and they continue to kind of do more actions to earn it or start to explore how they can acquire it outside. And we’re doing a few things: one is we’re making it easy that any tokens you’ve acquired through a secondary market you can link to your account so then you’ve can unlock the functionality from holding that and we’re looking into ways to simplify the process. I think there are various things, like shapeshift and zero X, platforms for doing exchange under the hood and we’re exploring those to simply the user experience for people.

>> IVAN: So you mentioned, so you won’t be developing in-house software, you’ll be leveraging existing cryptocurrencies. You mentioned zero X and Shapeshift. Is that something where you’re going to be developing APIs and/or, what’s called centralized exchanges? So is that something that you are definitely going to be exploring versus trying to build everything in-house?

>> PETER WATTS: Yeah, I mean it’s all a stack right and there’s some great technologies out there that we can utilize rather than trying to build everything ourselves and just as an example of some of

Prop’s tokens through using the application to create content. Allowing them, two of the things we’re exploring, some of the mainstream apps like you have, that only supports Bitcoin and ethereum but we may allow someone to connect their coin base account and a do a switch, changing it to ethereum or bitcoin seamlessly behind the scenes, using one of those protocols so for them it just feels like a withdrawal from that account. Similarly, kind exploring some of these bitcoin debit cards, which people are exploring, whether it’s turning into the Bitcoin or some of the ones that promising to you know actually allow you to spend EC20, and yeah, it’s a fast moving space, new things are coming out all the time. Our plan allows us utilize whatever allows us to build a really solid, simple user experience.

>> IVAN: So, Peter, tell us about the wallets. People put their token in the wallet. How is that going to work? Walk us through how they’re going to store it and what not.

>> PETER WATTS: Just to be clear - there’s kind of two parts to it. You can take tokens that you’re holding kind of outside like say you know crypto, you can have your ledger wallet or whatever it is that you like to keep your tokens secure and then you can basically link your account and prove that you’re the owner of these tokens and get the features that they unlock while keeping them in your wallet. But if you’re new, which is gonna be the majority of users, we want to make it as simply as possible. So there’s going to be a few things to that. One, is that as soon as they download the app, they’re not getting hit with the kind of, if you have to create a wallet. You can start to use the app and it’s only once they start to earn then it’s like, hey, by the way, you just put this in this token and it’s a cryptocurrency and what we do is we create an on-device wallet for them and you know, we’re doing what we can to make that as simple as possible and that allows them to get started as soon as possible and we really want to find that balance between the kind of simplicity and the securities so you know, we’re doing what we can and we’re trying not to scare them with things like you’re 12 world seed phase, and like when people get that they’re like what is this so you they got to take like a photo of it, not just say yes I wrote it down when they actually didn’t so we’re kind of working off the assumption that people are irresponsible so we’re helping them do an encrypted back-up and they also, the idea is that they’re not really supposed to a whole lot of money in this wallet. It’s really about a line and get started really quickly almost like a hot wallet, it’s more for doing quick transactions but as they start to earn money then it’s like this gradual process where we hold their hand through the process and start to teach them more about security. Like, hey, by the way we start to notice you’re starting to earn a little bit more money, have you considered you know a hardware wallet and basically walking through that process of upgrading them. So it’s like not scaring them upfront but I’m more gradual.

>> IVAN: So along those lines, you’ve been developing a desktop wallet and then maybe work with Ledger to kind of get a hardware wallet or where are you guys in that process of getting those wallets out.

>> PETER WATTS: Yes, I think Mobile is very much the focus. I think that’s if we want to break out of the kind of crypto wall, we need to figure out for a lot of people who don’t even have desktops. But it’s important to note that any existing ethereum ERC wallet will work with this token so now all these things are compatible and then you can link it to the app so you don’t have to store it there on the app so I think that’s where our focus is gonna be.

>> IVAN: Perfect, great well thank you very much Peter for being on our station. You heard it here guys, Peter is talking a little bit about the tech, if you guys have any questions about the technology, I can go ahead and relay that back to the team. We talked a little bit about wallets here, talked about the security they’re using the ERC 20 tokens so it looks like everything is place here as far as I can tell on the technical aspect of it and again the product roll out is going to be in a couple of weeks and from my understanding is that they’re on schedule to not only have the wallets in place, but it making it secure so anybody could keep these ERG 20 tokens and still be able to use them on the platform. And I know cryptocurrency security is huge, especially for tax where people lose coins but you guys and you are on that side of the team right in terms of security and making sure that people’s tokens are safe and so based on what I’ve seen so far what I’m hearing, this looks like definitely a very strong piece especially for people who don’t know anything about crypto and is there anything else you want to add Peter, to the audience.

>> PETER WATTS: No, it’s just as you were talking and I think with security is incredibly important but I think what with newer users coming in to it, you always need to protect them from themselves, you know, it’s thinks like they forgot their password or put something in in a unsafe place or they’re just being irresponsible or not careful and I think that’s something we take very seriously and almost like design assuming that they’re not going to take much care and it’s like how could we help them and how could we build in multiple layers of if they forgot they’re password, what’s the emergency and a way to help them recover that account so that’s something that a far more likely scenario is someone loses their phone and oh I need a new one and can’t you just reset my password and it’s like it doesn’t really work that way so I think that’s something that we’re excited about innovating on.

>> IVAN: Ok. Thank you for sharing, thank you very much for listening.

“Inside YouNow’s PROPS - A Crypto Powered Video Platform with 40 Million Users”
Published on 10/12/2017 by Rob from Crypto Bobby
https://www.youtube.com/watch?v=I43PQAUBWzk

>> ROB: Hey guys, what’s up, it’s Crypto Bobby and today I have an awesome interview for you. The other day I got a chance to visit the offices of YouNow in Times Square right in Manhattan and got a chance to speak to the CEO of YouNow, which is launching a decentralized video ecosystem application platform that I think is going to be a big deal in the crypto landscape. I’m really excited about personally using it as somebody who is YouNow who is in the crypto, video-content world, and there’s a couple of different things that are pretty awesome and interesting about this company. They have 40 million users on their, 40 million users right now on the YouNow platform which is kind of the non-crypto decentralized application, but they have a specific plan to try to move a lot of those users over to the new decentralized version. It has backing form big-name companies like Comcast and then the biggest, most refreshing, I think - the most interesting change to it all, is that yes YouNow is planning a ICO in the future but when that ICO happens, they’re looking to have a product live, functioning and usable to the public on day 1, so that their tokens actually have true utility and are not just used for speculating purposes and that they are not just some pipe dream platform. It’s gonna be a real legit thing on day 1. So, I don’t want to take up much more of your time, I want to go over to the interview with Adi because I really enjoyed the opportunity to speak to the CEO of YouNow and PROPS, and I think you’re gonna really like what they like to say going forward as well. So, let’s hop into it.
>> ADI: So, we are running today a virtual economy already. A virtual economy that is non-cryptic, we have 40 million registered users, we have 60,000 transactions today on YouNOw. We have millions of dollars a month being purchased in our own currency, that works only within our app by moving that community that community and that economy onto the blockchain, we are completely going after a much bigger opportunity which is to disrupt a digital media ecosystem itself.
>> ROB: Sure, so from your perspective with YouNow and I don’t necessarily want to call it a transaction, I don’t know how you phrase it. But with the existing YouNow business and with the creation of PROPS and the Rize platform, how do your kind of envision that happening where, is that going to be some kind of transition with your user base, or is going to be a brand-new thing that is going to run simultaneously with YouNow?
>> ADI: Yeah, so we are focusing our entire company the platform; the new ecosystem.
>> ROB: Awesome.
>> ADI: So much so that we are transitioning from being a c-corp to being a0b -corp so that - with a public benefit mission to see the appreciation of the tokens. So, that we are completely aligned with everyone on the platform. Whether they are a content contributor like Comcast or NBC that contributes programing and gets value form that in tokens. Or a YouTuber that is doing a meet and greet on the platform, or a user that invites 15 of their friends. We know the exact value of how much each new registered user to the platform is worth and that person should be rewarded for contributing to the platform. Or, the developer who uses the code to develop a new use-case. For example, like a reality show, or even a game show like the Price is Right on the platform. Long story short, we will no longer be taking the 50% tax cut that platforms like us, like YouTube, like Facebook are taking today from the hands of the people who are actually building them. We will be benefiting front eh appreciation of the token just like everybody else who’s contributing value to the network, which is a great place to be, to be aligned with everybody who is contributing to this decentralized ecosystem.
>> ROB: Absolutely, so maybe from an explanation standpoint to, I know we’ve talked about my YouTube channel before and everybody watching this is on the channel right now, so for somebody like myself who’s a, whatever you want to call it a crypto content creator, or however you want to phrase it - but for someone like me and for a lot of the other content creators out there, I guess , the two things I’m kind of interested in is how would it from a smaller perspective, how would it benefit me or other content creators our there, moving maybe or running with PROPS simultaneously out there, to you know building an audience elsewhere and then also how would it maybe benefit the people that are actually consuming the content? So, for the audience that is watching this right now, do you have, or do you feel like there are specific benefits for one the content creator and then one for the actual audience who is consuming that content in the future as well.
>> ADI: Sure, so maybe we will start with the audience then we’ll go to the content creators.
>> ROB: Sure, that probably most applicable too. It’s a selfish question.
>> ADI: Well we will get to it because you are exactly the kind of user who would benefit from this platform. But, if you think about user behavior in the last 5-6 years TV ratings are going down, down, down, where is -
>> ROB: Yeah.
>> ADI: Where are those eyeballs? They are all on mobile devices and they are on experiences like Snapchat and like YouTube and like Facebook, and mobile devices it’s a new medium - it’s a medium with audio with video - 65% of users on Snapchat are creating content. Think about the gaming industry, almost 2 billion gamers on the planet, they are participating in the media they are creating - this is a new behavior, a new generation that was born with iPads, they are used to jumping into screen, they don’t just want to lean in, they are literally jumping into the content. Snapchat is just an example, though it is an app, not a platform, so what we have built her with this next generation of video technology, which I hope we can show everybody at the end of this video -
>> ROB: Yeah, sure.
>> ADI: - is many to many video building blocks to create any kind of participating media. So, this new generation that does not just want to watch linear but, wants to participate, whether it’s a social game, whether it’s polling, whether it’s trivia, whether they are watching something with their friends, whether it’s doing karaoke, whether it’s participating in a game show like the Price is Right - whatever it is, they are doing - now they can participate and do it in a social environment and that is a big deal in terms of users. Now more than that everybody who contributes to the network whether they are creators like yourself, who commands thousands of views, or a developer who may invent, you know the next user experience on the platform, one of the examples, I just gave or it’s a user who invites a few friends or gets a bunch of likes, or engages others and retains them and comes back regularly - guess what? They’re valuable to the network and they know that mathematically and algorithmically. If you look at our whitepaper, we spell it out exactly how we rewarded anybody who contributes to the network. OK, so we are aligned with them and we want to see them earn in PROPS and we want them to help us ecosystem to become bigger.
>> ROB: Sure, and one interesting I have seen a bout PROPS and Rize another one of the reasons I was interested in working with your team in this advisory role here, but one of the big things I thought was really interesting when I’m looking at new cryptocurrency, is our initial coin offering, since then things like that is number one, like a distribution model - having an existing company or platform already in the space. Then also, have a user base that is familiar with spending some type of - that’s actually transacting with something. I think a lot of cryptocurrency might have, or new ICOs might be in these industries where that concept doesn’t exist and that’s gonna be a lot harder of a transition to make. So, I think your transactions a lot easier, which is really interesting, since like you said there are already users; there’s a significant number of transactions already taking place on the YouNow platform. With that being said from a token standpoint I know there is going to be at one point in time there is going to be an initial coin offering, an ICO happening. From the actual PROPS token perspective, what do you actually envision, as like the true utility of the token. How will people be utilizing the token when it comes to interacting on your platform?
>> ADI: Yeah, so first of all the token rewards the participants and the contributors to the network, it’s a utility token, it also provides status. We identify the token and it unlocks functionality within the network. It provides you access to special content, subscriptions, etc. and you benefit by holding it from the growth of the network and you know, potentially the appreciation of the token. So, we are really excited because on the first day that we are bringing the token out to the world, the platform Rize, will be there on day one. And we haven’t seen any kind of consumer product today, that on the day of the token launch there is a product that the token can be used within it.
>> ROB: That’s funny, cause I know it’s Marco from Cooley, who they just released a, I don’t know if you saw that, but I’m sure you, the SAFT, the new legal framework per say, around ICO’s that’s one of the big points of conversation within that, there’s all kind of potential legal issues there, but actually having a product on day one is so, I think important, and so critical in the future and I think, that’s somewhere, wherever I have seen personally, a lot of companies, or ICO’s that are struggling because they will have an ICO and then there is 6 to 8 months where everybody’s really excited in the first month or so and then there is no product and nothing is happening, where as this will actually, if there’s that product on day one, that will potentially allow for a lot of - I mean the excitement can continue to be directed to something other than pure speculation which has been seen outside in the other industries so that’s always - I think that’s, a really good kind of way to attack the space for sure.
>> ADI: Yeah, and Marco Santori is one the founding fathers of the SAFT and the legal construct of cryptocurrency and were’ excited that Cooley and he are advising us. We are breaking new grounds here, bringing a community of millions on day one when we release the token into this platform.

>> ROB: One thing I think is interesting, from the standpoint of user acquisition what kind of strategy or plan do you have in place as far as just gaining platform adoption, whether it’s creators or the actual end user audience, do you have any thoughts in place now as far as how you are going to go about trying to build that platform up?
>> ADI: Yeah, so first of all from day one, we will marketing the platform to our existing user base of 40 million registered users, but more than that, we have a program that we actually announced it today, which is called the YouNow community program, where every single YouNow users from a certain level prior, will get airdrop some of these new tokens. So, we want to make sure they are incentivized to check out the experience of this next generational platform. That’s one and that’s loyalty to our existing users and they are really excited about it, actually. So, there is a lot of grassroots momentum there. The second piece of that is another program called, the social premium program and during our token sale which will happen later this year, you’ll have a KYC, you’ll have the ability to purchase it as a user who identifies yourself, but if you also identify yourself as a social influencer - let’s say you have 500 followers on YouTube or 5,000 or 50,000 thousand users, based on the number of followers you have on YouTube, Twitter, Twitch, Instagram, we will give you bonus tokens all the way up to 40% bonus tokens based on how many followers you have because in the end of the day, the creators, the people who are actually creating content everyday are our strategic partners. We have people from funds all over the world when is the pre-sale, I’m a strategic partner I want a discount. I’ll tell you a guy with 500,000 or 50,000 or even 10,000 followers on YouTube is much more strategic than any type of financial investor.
>> ROB: That totally makes sense, and I think that’s really, because when it comes down to it people are going to consume the content and if the content isn’t there, if there’s no creators there, then there is not a ton of value on the platform, but if people in whatever space it might be, if there is a lot of creators on there, they will help migrate that audience and help to continue the value. So, I think that’s an interesting way to approach it - I like that statement too - you are aligning, there is a lot more value, than having one specific strategic investor than having a number of very large strategic investors, obviously, I am sure there is value there as well but, in addition to that, having people that can end up really increasing the adoption of the overall platform and driving.
>> ADI: Exactly and speaking of strategic investors we have an amazing strategic investor which is Comcast, which owns NBC and Universal and have all the content in the world and we are looking forward to that content also being able to attract potentially millions of views.
>> ROB: That’d be, I know, even to looking at from my prospective, when I was initially looking at PROPS, I mean there is so many things to look at when it comes to a new cryptocurrency and ICO, an advisory team, as well as the initial investors and all that type of thing, its so important. Seeing existing investors, and seeing the legal guidance that you have, that really goes to instill confidence and really kind of prove the legitimacy of it, and I think, we will go to show a little later to, just kind of being here, me myself personally, I work not too far away, but seeing the office seeing the environment that you have here, I think a lot of people, when they think about a cryptocurrency start up, they think about two people in Eastern Europe somewhere, coding in a basement or something like that and it couldn’t be farther from the truth being in the middle of Times Square right now, it’s funny.

>> ADI: Well we are very lucky to have this kind of backing right now, also Union Square Ventures is one of our investors and I got exposed to crypto the first time when Brian Armstrong the CEO of Coinbase gave me my first bitcoin 4 or 5 years ago, we went to USVC CEO summit, so we have that influence in our lives. Coupled with the fact that we are running already a virtual economy at scale, the move to crypto was very natural for us.
>> ROB: So, as far as timing goes, from an overall timing perspective, why do you feel the time is now to move from the existing business to this decentralized type of platform, do you feel like timing , I know you mentioned a little bit, do you feel like the time is now as far as it goes for you?
>> ADI: Yeah, I think that there is a first mover advantage here also, our approach is a very practice approach which is, you know, we are going to have actually two currencies within the platform, one is an end game currency, where anybody, 95-98% of the users is going to be obfuscated that there is even crypto there as well, they’re just going to continue to spend as they are doing today. What we do behind the scene, is that we take that money and we buy tokens in there to keep the market going. Now, when we pay out to people that contribute to the platform, like yourself, like the users, like the ABC’s and NBC’s who contribute content, they get paid in tokens. So, if you are getting paid $50 a day on the app, you are going to understand through our simple wallet how to get control of it. But, if you’re just a Joe Schmo and you don’t need to know about it until your starting to earn. So, it’s a very practical approach for us to bring it to the masses and nobody is doing it, we worked really hard in the past year to build this approach and build the technology around it; to build a technology around it, and I really want to encourage people to read the whitepaper as well, maybe we can put the link somewhere.
>> ROB: Yeah, absolutely, we will definitely put that link in. Now, the big thing too is, in my opinion, everything sounds good, but the thing is, does everything actually work and having seen the beta application, having seen it in action, it’s actually pretty awesome and I am excited to personally use it and I think the big thing for me to is, and I was talking to your team about it, when I have the YouTube lives, I call it “Crypto Happy Hour” and I sit there and drink whisky or beer or whatever it is - and I talk to everybody, but having the ability to do that and also if somebody has a question I can pull them up on the screen and I can talk to them that will be broadcasted for everyone else, and then I can pull them down and bring somebody else up to answer questions. I can tip people who are asking good questions, they could tip me, there is a lot of different transactional, really cool transactional capabilities there, so I think that’s the biggest thing. Everything is all supplemental with how good the product is, and it looks really interesting so far, so I am excited about that.
>> ADI: Thank you very much, well we built it for people like you, millennials who want to engage in media.
>> ROB: And, as far as things go, that covers what I really wanted to talk to you about in this first conversation. Maybe there are a couple of things we can talk about from a demo perspective, but, if you guys watching this and have specific questions on PROPS, on Rize, I will link up the whitepaper and some of this other information, so you can take a good look and get a solid understanding of everything that’s happening right now with PROPS. It’s something I’m pretty excited about watching, moving into the future, if you have questions let me know in the comments and I’ll try to address them. Appreciate your time, Adi, today, it’s been awesome.

>> ADI: Awesome man, thank you so much for having me.

“3 Types of Mainstream Crypto Adoption & Current Obstacles in the Way”
Published on 11/8/2017 by Rob from Crypto Bobby
https://www.youtube.com/watch?v=tlOWu8MJ_gw&t=10m28s

>> ROB: Next we want to talk about products/ecosystems, I think that that’s an important differentiation. So right now, there are a number of different, and you can think about some of the recent ICOs and some of the new ERC20 tokens out there that are basically products or ecosystems that are built off the blockchain, that are leveraging the blockchain technology for their corporate benefit, for the benefit of their users, whatever it might be and right now I view the obstacle - I view this as something that could really bring a lot of mainstream adoption to the world of cryptocurrency quite frankly, because if any of these products really catch on, if they become really popular that could increase the knowledge and familiarity - it could improve the standing of cryptocurrency in the general population. So, when I talk about mainstream crypto options, I am talking about 3 apps products/ecosystems becoming really successful that are powered by cryptocurrency or blockchain, I think that is something to keep in mind. Right now, there are a few different obstacles. Number one, the user ability right now for some of these applications is not there for mainstream adoption while a lot of these you know products and ecosystem that are powered by blockchain that are, decentralized in nature, they sell themselves on being decentralized. They aren’t as usable, at least some of them are not as usable as centralized solutions. So, for example, Steem, is I have a Steem profile, I post my videos on Steem, I’ll post this video after I post on YouTube. It’s interesting, it’s like a version of Reddit, I’ll post some things there and I might make 18 cents or 20 cents or sometimes even $5 which is pretty cool. But, Steem is a version of Reddit, but the content isn’t always, I would say, as good as Reddit, the time to load, the speed of the crypto, of the Steem platform isn’t always, in my opinion, as high quality as something as Reddit is, even though it’s decentralized - that’s something to keep in mind. But it is decentralized nature, there are, it’s powered by the blockchain, it has a legit need for the tokens behind it, it is pretty interesting platform. Now, couple of other ones I will mention is PROPS, I am an advisory for PROPS, they do have an ICO coming out, but with PROPS I think that it is a really interesting tool and solution for video content creators to get their content out and to monetize their content. For someone like myself, to monetize content in a more efficient and effective manner through “Crypto Happy Hour” and stuff like that, where I can talk to you guys a little bit more freely and have better conversations in the long run. And also, from a monetization prospective I can bring something up right now. So, In the example of PROPS, let me bring up my YouTube profile right now. I am going to hop into my creator studio, but in the example of PROPS, being that it is decentralized if I want to pop over here to this video, the most recent video that I posted today, literally nothing is wrong with it, but, this is YouTube, it’s a centralized platform you’re probably watching this video on YouTube, or maybe you are listening on the podcast. Right now, YouTube is not letting me - so I monetize my videos because it helps me to pay for further content creation, I can buy better camera, recently I bought a greenscreen, I’m traveling right now so no greenscreen, but I bought a greenscreen. Basically, I monetize videos so I can make better content for you guys, but if something happens to my video - I posted a video today about the parody flaw that dropped the price of Ethereum and for whatever reason YouTube has deemed it as - it’s not going to serve ads because its not suitable for advertisers. So, I have to request and ask YouTube, and say like hey, can you guys pay me cause there’s like, I didn’t do anything wrong, so it would be pretty sweet if you guys pay me. This happens literally probably once every 2 or 3 videos for no reason whatsoever. So, kind of strange but something like PROPS, where YouTube isn’t watching over me and saying “hey, this is what we are gonna pay you, this is what we are going to do” - with PROPS you guys can throw me some PROPS tokens if you like the content and you can participate in the live stream and support the channel in a way that makes sense, and if you guys are putting out good questions and participating, I see your name all the time, I can throw you back PROPS tokens. That type of thing I think is really interesting from a product prospective, in a lot of cases, I think if something like Steem or PROPS, or Siacoin, or File Coin something that has decentralized storage, basically a product and ecosystem based around storage and decentralized computing, something like that, Sialon or File coin can be successful and become a legitimate competitor. Like PROPS can become a legitimate competitor to YouTube or Facebook live streaming, or Twitch. Or Steem can become competitor to Reddit, or Siacoin or Filecoin can become legit competitors to things like Dropbox or like that type of thing. If this hits a critical mass, I think that will really help to bring mainstream adoption into cryptocurrency because it exposes people. If the product is as good or better than the centralized versions that don’t involve crypto and blockchain and they improve upon that experience and it makes sense to leverage blockchain cryptocurrency technology, then you are going to have a better experience as a user and those users will have the advantage of potentially gaining crypto tokens or participating in an ecosystem that is decentralized, in some respects and that will really spread some of the love around and help to educate people in the world about crypto and that would increase mainstream crypto adoption.
So, summarizing things up, those three different forms of crypto adoption, I see our number one as a form of payment or just a transactional method; 2 as an investment vehicle just putting your money into cryptocurrency to make more money you’re investing int it, like your investing in the stock market whatever it might be and then; lastly, these products are ecosystems that are built and leveraged cryptocurrencies and the blockchain in a decentralized manner, that could potentially gain enough users to really hit mainstream whether it’s Steem It, or PROPS, or Siacoin, or even a little bit more niche, but something like, maybe Buoyance Coin on an exchange - those are really interesting and I think if one of those, especially if I guess Steem or PROPS or Siacoin, or Filecoin, one or multiple of those hit the big time, then that’s something I think would be really effective. It would be effective long term because that would help to garner a lot of mainstream adoption but again they’re those products and ecosystems that really need to be usable and they need to stress usability because if it’s harder to use them, than it is a centralized solution, it’s gonna really limit the overall users to just one kind of the bitcoin blockchain-crypto nuts like myself and yourself, and not get out to the general public. So, yes, I think something like PROPS is going is trying to overcome by making their wallet a lot easier to utilize, and I think that’s a pretty big thing long term, from looking at some of these solutions now outside of that. Guys, if you are new to the channel by any chance I Hope you enjoyed this video in a little bit more general nature today, but I thought it was with some of the craziness that’s been happening in the past couple of days, you know, with B2X fork that’s coming up, as well as, the parody wallet hack - the wallet security exploit that went on yesterday, I figured I’d come on here and just talk a little bit more lighthearted in nature about the long term what we are looking at and what some of these obstacles and opportunities are to really help get crypto to the mainstream in a lot of respects - it’s a 200 billion dollar market cap right now, so it already basically is mainstream but it’s still a long way to go and I’m excited to see where that ends up going. Thank you so much for your time!

“Crypto Happy Hour - Bitcoin Keeps Chugging Along - November 15th Edition”
Published on 11/15/2017 by Rob from Crypto Bobby
https://www.youtube.com/watch?v=9_DMInWVOZw&feature=youtu.be&t=20m22s

>> ROB: So, are there any ICOs that you are invested in? The two that are coming up that I am going to be investing in are PROPS by YouNow, because I’m advising in that, so PROPS by YouNow is one that I will be investing in, and I’ll actually be using PROPS as well, so I’m excited about that at least for the time being, as try to see if I can start to do Crypto Happy Hours on PROPS once that comes out, it’s called the Rize platform, but I’m going to try do instead of YouTube or YouTube live, I’ll do Crypto Happy Hours on PROPS and that way when you guys have questions, I can actually bring your face up, you can aske questions live, so it’ll be a little bit more interactive that way, so I am going to try and do that. So, I’ll be participating in that ICO.

“Changing ICO Landscape - Two Innovative ICOs Setting a Trend”
Published on 11/24/2017 by Rob from Crypto Bobby
https://www.youtube.com/watch?v=DBAFjR7xbe0

>> ROB: Here are two ICOs that I plan on participating in that are coming up and I’ve actually spoken to both founders of these projects is Bloom, I spoke to Jesse back in September before the token distribution event or the ICO was even announced. Then, there is PROPS who I am working with in an advisory role and I think both are taking really unique and interesting angles basically on the marketing and the processing of their ICOs.
So, if you are not familiar with Bloom…
PROPS is doing something pretty interesting with both Coinlist and Republic Crypto, so if you are familiar with CoinList by any chance (we will pop over here) they are the company that, they were a subset of AngelList, I believe they fully divested from AngelList now, but, at one point in time they were a subset of AngelList. Basically, what Coinlist does is offer ICOs to accredited investors and that’s sounds great in a lot of cases because it reduces the liability from the companies offering the ICOs because accredited investors, you are able to kind of skirt legal lines, or not necessarily skirt legal lines, but, there is a lot less restrictions on accredit investors than there are on non-accredited investors because accredited investors have more money to lose. So, the government and the SEC doesn’t really care as much about accredited investors as much as - from a regulation standpoint because they have to go through that process of being accredited and they are supposed to be “smarter”. But there is a big problem with Coinlist because it limits the number of people that can invest in the project because there is a limited number of accredited investors. This kind of goes back to the initial foundation of initial coin offerings where it’s decentralized - raising money to allow retail investors to get into the space and when a lot of these companies or projects are trying to raise a “utility token” - how much utility token is really derived by having people with plus million dollars net worth buying and holding this currency and not actually utilizing it - purely speculating on it. So, the Coinlist I think goes to show, they are very selective, they have only had 3 companies so far. Filecoin, I think is one of these with $205 million with 2,000 investors. Filecoin is a big one. Blockstack is another one, they have a really interesting token sale structure and really strong team and project, but, PROPS, by YouNow is going through Coinlist as well. The one thing I think they have done an excellent job of, and I think this is what other companies are going to try and mimic going forward, and I really do think so, they are not just working with Coinlist, they are working with Republic Crypto which allows non-accredited investors to get in. So, they are trying to work to make sure they are legally covered from any potential regulation that comes down the pipeline from somebody like the SEC or somebody like this guy [Joseph Grundfest]. The way PROPS is doing things is really intelligent because Coinlist goes to add a level of credibility to help raise a specific amount of money, but on the other end of the spectrum, if you’re just doing it with Coinlist you are limiting retail investors, especially in the case of PROPS it’s a peer to peer streaming video application. If you are only limiting to token sale participation to a small number of retails investors, I think that reduces the community aspect and the potential ability for the community to participate and reduces the overall desire. So, having people be able to participate with Republic Crypto, which is for non-accredited investors but also covers them legally, I think is a really interesting way to approach things and I’ll be interested to see how Republic Crypto continues to move forward. They claim to be the first compliant platform for non-accredited investors to raise money through. So, it’s going to be really interesting. I think both perspectives between Bloom and PROPS is really something you should keep your eye on going forward. I think, if companies want to raise money in the U.S. or in highly regulated markets, they are going to want to take precautions to avoid any type of regulation the future. That’s something you definitely want to keep in mind. Doing something through Coinlist and Republic Crypto is, I think a fantastically intelligent way to go about it for PROPS. I think that is some of the things to look forward of in the future with regard to ICOs. The way these two companies have kind of marketed and structured their ICOs makes me really comfortable as somebody to participate in those token sales.
Thank you so much for your time, Crypto Bobby signing out. Peace!

“This Cryptocurrency is a MUST have! PROPS ICO Review”
Published on 11/1/2017 by Romeo from Crypto Hype/Beyond10x
https://www.youtube.com/watch?v=Rr7czz64oHU

>> ROMEO: Hey guys, it’s Crypto Hype and I am back again with another money-making opportunity, so you do not want to miss this.
So, today, we are going to be looking at a decentralized ecosystem of video applications, but in order for you guys to understand why I am so excited about this ICO, or talking distribution event, we need to look at 3 separate entities that are closely tired up together and these are: YouNow, PROPS, and Rize. YouNow might be considered as the parent company, YouNow is a successful streaming company that has been around since 2011. It’s a global video platform that pioneered social live streaming. So, guys, for example, if we go to “Similarweb.com”, right? We can actually find out exactly what type of traffic these guys are actually receiving. So, let’s just type YouNow and let’s look up the current traffic that these guys are getting right about now. So, as you can see as of today, they have about 9.62 million visits which is very very good. At the peak of this year, I think they had about 14.2 million visits you know per month, and that’s very awesome. PROPS is the cryptocurrency that’s going to be powering the PROPS ecosystem and later on we are also going to be covering Rize, which is the first app that going to be launched on the PROPS ecosystem
So, let’s talk about YouNow. YouNow was launched in 2011 and it has over 40 million users. Users exchange fiat currency for digital assets in order to boost content, participate in virtual gifting, have access to unique features, gain status and reward other users. The most important thing is that these guys are using an already successful virtual economy. This is actually one of the main reasons I am excited about this project, because they have an already working product. By the way, in the past three years, YouNOw has already made $50 million in virtual good sales and shared the majority of its earrings with their content creators.
The PROPS ecosystem is governed by a non-profit foundation whose sole purpose is create a decentralized model for social media that uses blockchain to fairly reward contributes that power the networks. PROPS is actually and ERC-20 token built on Ethereum blockchain and it’s going to be the utility token for all the apps in the ecosystem. It is also going to give users access to some of the features and ability to promote content and signal users within the community. This is definitely going to allow content creators, publishers, and even third-party app developers to actually use and participate in the application because their time and efforts are going to be reward using PROPS, just like YouNow created a flawless experience for non-techy people, the PROPS ecosystem plans to do the same. PROPS plans to promote mainstream user experience, even for people who are clueless about blockchain technology. For example, they have a very simple to use wallet.
Rize is actually an open platform for interactive many to many videos. In the recent past, interactive video has been the thing everybody loves watching videos; especially live and interactive ways to direct with each other. Rize is going to be available on both iTunes and Google Play the day the token distribution event closes. As a matter of fact, let me show you how this amazing app is going to be work, just watch this demo right over here.

[Switch to Rize YouNow Demo]
Adi: Hey, Mike, how’s it going? Let me go ahead and grab Gretchen. Hey Gretchen!
Gretchen: Hi there!
Adi: How’s it going?
Gretchen: Good, good, how are you?
Adi: I am going to go ahead and give you some virtual good here and I am going to give Sarah some goods as well and just so we see how fast this thing is, and how real time this video technology is. I am going to go ahead and drag Gretchen out and drag Gretchen back in and you see it’s all instantaneous, everybody is live. Everybody in the audience is live, every person that’s watching, whether it’s thousands or millions. Candace, why don’t we go into your room so I can be in the audience for a second so we can watch a linear experience together, so we will see you in the Gretchen Room and here we are. So, now I am in the audience, whatever is loading up there - that can be a video that can be live streaming. Let me go ahead an add some friends down here so I can chat with them. Hi Anna, hi Annie, hi Sarah! How’s it going?
So, now I am with my small group of friends so the idea is that anybody can give anybody, anybody can like anybody, and anybody can pay anybody, all of it is done by an endgame experience. On this platform, Rize has the flexibility to program any kind of logic of interaction, whether it’s a card game, or other examples the way we looked. So, that’s that.
ROMEO: Nice, so I’m sure that really got you guys interested right? Man, this thing is actually going to blow the entire universe up. So, I’m sure a lot of you guys are actually wondering what is going to drive up the demand for PROPS. Well, it’s actually pretty simple.

1.	Premium experiences

2.	Status updates/signaling

3.	Influence and curation

4.	Compensation

5.	Content promotion
Just to mention a few, just to add a little bit of fuel to the fire, you guys have to remember that YouNow already has about 40 million users who can actually and easily adopt and use this great new way of interaction with other users because it’s actually going to be way more lucrative for them.
OK, let’s talk about the token distribution details. So, the PROPS token supply is going to be limited to about 1 billion units. 20% is actually going to be available for purchase during the token distribution event. 26% is going to go to the company and the founders while 4% is going to go to the advisers and the remaining 50% is actually going to go to the PROPS Foundation.
Let’s also talk about the token sale timeline. You guys really have to get the notifications from them. So, you better join their mailing or telegram group. They are going to give you a whole lot more information from those sources right over there. Guys, for other good information you can always check out their website. Just go to propsproject.com - I am going to have all the necessary links in the description box below. You know, also check out their whitepaper it is very thorough and very understandable. I have never ever seen a very detailed whitepaper before, so big shout out to all the PROPS people, you know, and big shout out to all you guys because your all simply amazing.

“PROPS ICO Review - My thoughts”
Published on 10/24/2017 by Rob from Crypto Bobby
https://www.youtube.com/watch?v=8zgBQVln9FY

>> ROB: Hey, it’s Crypto Bobby and today I’m coming to you with an ICO review and analysis of the Props Project by YouNow. Now what you’re seeing on the screen right now is the SpacesuitX Analysis Overall Score that I put in place for Props and YouNow and I’m going to go through this video explaining why I think Props might be a solid opportunity in the future, specifically three areas where I’m really positive on Props’ ability to find a success and find a solid niche in the marketplace, as well as two areas where I think Props is really going to have to address some risks to be successful in the market. So, I’m really going to focus in, not just on this overall analysis score, but there’s three reasons why I think Props could potentially be very successful when it comes to creating a fantastic environment and fantastic product for the crypto world, as well as two things that they’re probably going to have to overcome when it comes to being successful.

Now popping over to the Propsproject.com (you can click on the link in the description below) and if after going through this video, if you’d like to join their mailing list or join on telegram, they do have their white list open until November 1. So depending upon when you’re watching this, if you join the mailing list or join their telegram, you can join that white list prior to November 1st to participate in the token sale. Going to that point too guys, I am actually a project advisor for Props. With that being said, every bit of this opinion is my own and every thought here is going to be completely upfront, honest, both on the perceived strengths as well as the perceived weaknesses and any ICO token sale participation - whatever you might be participating in there, whether it’s crypto, if it’s an ICO, there’s obviously inherent risks associated with that so always do your due diligence, guys. It starts with reading the white paper in full, it starts with reading all the articles out online, making your own informed investment decisions so definitely just keep that in mind outside of just this video in general.

Let’s hop into my thought process on Props by YouNow, why it’s a project I’m excited about. Really there are three points in general and also the two points of which I think are going to be important for Props to overcome when it comes to being successful in this really developing marketplace. So the first thing.. and I’m going to list just off the top the three things that hopefully are going to propel Props to success in the marketplace, as well as the two negatives. Then I want to talk about those individually in relation to the SpacesuitX Analysis methodology. So of the three points that are potentially going to lead to Props’ success, they’re going to have a product in place on day one after that token sale. There are a lot of projects out there that are just a white paper, just a pipedream. Props is actually going to have something in place for you to utilize, for users to consume, on day one following the token sale. So that is, in my opinion, a massive strength. Number two is they really have strong institutional backing, as well as advisors and legal, accounting, all of that good stuff. I think that is really important and really fundamental in terms of having success as an ICO these days and as a future crypto project, is laying the groundwork. They definitely have that groundwork and I’ll talk about that, such as with their previous investors like Chris Dixon, Comcast, Union Square Ventures, so pretty big backing there. Number three is they have a built-in user community now already that’s already transacting within their YouNow ecosystem, so having the ability to kind of move those existing users and that existing community to the Props platform to a decentralized platform, I think that presents a really big opportunity for them and having the fact that they’re already transacting on the platform. We can get into that in a little bit more detail as well.

Then the two points that I think they’re really going to have to address is first of all, the biggest thing in my opinion; there is a lot of competition out there when it comes to the live streaming space that Props is looking to play into. In the video application space, you have multibillion dollar companies like Google, YouTube, Facebook, you have Twitter, you have Twitch in the game as well. So you have multibillion dollar companies out there competing. Can YouNow out maneuver and kind of out position some of these larger companies in this space to be more successful and to be more nimble and will a decentralized set of video applications and live streaming will that actually beat out those big players. That’s something you’re definitely going to want to keep an eye on. In addition to that the overall ICO marketplace sentiment in general, perhaps in some cases, has maybe cooled off a little bit. So is that something that just for the time being within the token sale, is that going to potentially affect the Props project. We’ll have to wait and see, but definitely something to keep an eye on there as well.

So, getting back into it.. popping over to the actual SpacesuitX valuation or, excuse me, analysis score here. A couple different things like I mentioned that are really important and stuck out to me so participation when it comes to SpacesuitX is going to be what are you actually participating in with this token; how transparent is the issue and things of that nature and then the accounting, legal and community management, and the team overall. I think, in my opinion, this is really something, [as I’m scrolling down here, you can see again if you want to participate in that white list up until the registration that happens November 1], but as I’m going down, a couple of the big things. So, YouNow’s investors and some of the people that have participated and worked with YouNow, Union Square Ventures, obviously a big VC firm. Comcast Ventures. You’ve probably heard of Comcast, right?! Maybe you’re watching this video on a Comcast internet solution right now, who knows. Chris Dixon, an investor from [inaudible] that’s worked with Coinbase and a lot of big startups in this space. So, not only do they have some large existing investors and relationships there off the top, but the actual team itself is a number of people that have had legitimate experience in this space. If you haven’t seen my interview with Adi before, I’ll link to it up here. I did have a chance to meet Adi in person and speak to them, and speak to Adi and a number of the other folks at Props regarding this platform and got the chance to utilize the platform as well, but you’re talking about a lot of experienced people based in Manhattan, not based in some far off foreign land that have no background with big companies or have not worked in this space at all. These are all individuals that have had quite a bit of experience in terms of livestreaming, in terms of media companies, so that, I think in my opinion, is a really big opportunity and a really nice thing about the Props project in general. Then in addition to that all these people based in Manhattan which is good to see the advisory team that they have is really really strong. They have Jake Brukhman from CoinFund, then you have Marco Santori from Cooley. Marco Santori is the guy who has literally written a white paper or developed a project on compliant token sales and how to develop a compliant ICO. So, you know, rest assured that there is significant amount of thought from Props put into the overall security as well as the compliance and legality of their token sale or the ICO like the people over at Tezos are running into right now or anything crazy like that. So from that perspective the accounting, the legal, the community management I think that’s really all a big highlight for me and something that I remain pretty positive on. In addition to that, as we’re walking through the whitepaper, and again it’s a 48-page whitepaper. I’ll link to it in the show notes so you can definitely take a look at that. As always like I say, with every ICO you want to do your due diligence and you want to make sure that you are doing your research and a big part of that is understanding and reading through all 48 pages of the whitepaper. Just in a quick scroll down, one of the things that I think is really important and I mentioned this earlier, is overall the utility of the application as well as the existing.. YouNow and Props’ existing business and how they have familiarity with people that are already transacting with YouNow. So if you go down here you can see that with Props in general if you go down.. and you can see from.. what do we got here... so YouNow is an existing application and is an existing livestreaming application and you can see the current transactions per day that in the revenue the gross sales that they have on a quarterly basis here over $4-6 million a quarter transacting on the YouNow network right now and that’s over 60,000 transactions a day. They have familiarity with over 60,000 transactions a day. In my opinion being able to port that type of experience really will allow Props to be a lot more successful and I think that’s going to be a massive advantage to Props going forward. Then one of the last points that I think is going to be of importance and is going to be of emphasis is actually the ability for Props to make it easy for a lot of individuals who have a lot of experience with cryptocurrency and don’t even know what cryptocurrency is, to open up a wallet, to earn Props, to earn cryptocurrency, and expand the ecosystem in general. I think that’s going to be huge. I think that’s going to be a really big value proposition for Props in the future if they can make this a really seamless and positive experience and a secure experience as well. Granted there has to be a lot of built in security into this, we’re talking about a mobile first design for Props here, really mobile only mobile led design, but that is something that I think is really a strong opportunity because there are a few different companies that have somewhat tried this in this space. I was talking to Adi previously, the CEO, like I said I had chance to interview Adi and talk to him further and in some cases the Props project reminds me a little bit of Steam. Steam has built up a very good [I’ll pull up my profile here] community, a functioning product and something that a lot of people are really positive about when it comes to Steam. However, from a mobile perspective and from ease of usability, it’s not always the easiest thing for someone who’s not super familiar with cryptocurrencies. However, Props is trying to make this a really mobile first type of environment and I think that’s going to be a massive value or massive opportunity if they can really deliver on that type of experience.

You’re probably wondering too, I mean what is the overall use case, what could be the use case and why do I think this could really be successful. So in my mind, having utilized the product before, I tested out the beta product a number of weeks ago, got a chance to utilize that and thought it was pretty awesome. You guys are probably familiar with my crypto happy hours, my YouTube live, if you haven’t I do a lot of YouTube live where I talk about cryptocurrency. I talk about what’s kind of happening the day-to-day world and then if you have a question, I try to answer them. If you have a question you want answered, you put in a super chat on YouTube. The problem with that is that you can’t enter in your information for a super chat on YouTube on a mobile device right now or a lot of people can’t do that yet. So if you really want something answered and you’re watching it on a mobile device, you can’t utilize that feature yet and alternatively, it’s just kind of me talking to people. Grant it I can talk via the comments and interact in that way but the interesting thing about

Props is not only is there a 1 to many feature where I can continue to do my crypto happy hours, I can do Props happy hours where I am able to talk to you and if you have a question, you can throw me Props. So you can basically do the same thing as a super chat and if you throw me enough Props on your mobile device, I can actually pull your picture up on the screen, you can ask your question, you can curse at me, do whatever you want to do and then if you have a good question I can leave you up on the screen. If there are multiple people who want to ask a question, I can bring up multiple people on that screen to talk on that crypto happy hour and then if you go nuts and if you want to tip me some Props to yell at me, I can flip you off the screen. I can just move on with the conversation. So the use case there is really cool and can make for a lot more interactive livestream than what I have right now on YouTube so that’s why I think I’m really excited about it and when I look at what steam has been able to do in terms of kind of replicating Reddit in some perspectives. I think props is able to replicate a lot of what these livestream solutions are out there doing right now but doing it in a mobile-first way and then doing that with really built-in transactions is something that’s really interesting for me so I’m really positive on that. Now, like I said before when it comes down to it when you are looking at the ICO itself, when you’re looking at props, the biggest risk I think in my opinion is can props compete with the big boys in the room already. They’re not competing against, YouTube is a part of Google which is a multi-hundred billion dollar company. Facebook is a multi-hundred billion dollar company. Twitch, twitter, twitch is owned by Amazon - they are very big livestreaming companies out there right now so it’s going to be a competitive space but props is really the first one that’s doing it in a decentralized approach and I think that tends to come with a number of people that really get excited about having something on a decentralized platform and the ability to earn whether you are a content creator like myself or if you are a content consumer like you watching this video right now. It’s really going to be an interesting type of environment for me personally and I’m excited to watch this continue to get developed because I think it has quite frankly one of the better use cases in the crypto world and something that actually has true utility behind the token - that’s the key. If a token doesn’t have utility, if the network has no value, there isn’t really any reason for it. I think props does have a really nice reason. Whether you’re a, you know, a creator like myself or somebody just who supports people like the subscribers that are watching this right now, if you want to create your own stuff in the future there’s a lot of different ways and I think utility beyond for props so I’m excited about that.

Now guys like I said before if you want to do a little bit more due diligence I will certainly link to the whitepaper in the description below as well as the props website if you want to take a look at that and then I also encourage you to run your own analysis and evaluation on props, on YouNow as well as anything else you know you’re considering to potentially participate or invest in this space. SpacesuitX again this is an open source thing that Bruce Fenton created but I really like it. I think it goes to help encourage a smart and a well thought out and well-rounded evaluation and analysis of a potential ICO or of a potential so I really like this way of doing things and I would encourage you if you’re looking to check out props, if you’re looking to participate in props’ ICO or their token sale or anything else definitely give this a go. Read the whitepaper. Read everything you can. Try to invest as much time into understanding how this might be a good opportunity for you and then put in the work to run your own analysis on it.

I hope this was helpful for you guys. Again it is Crypto Bobby, thank you for your time. If you have questions, definitely sound off in the comments below. I would really like to hear your thoughts on this project. If you have questions, anything like that, definitely let me know. Ralph and Crypto Bobby signing out. Peace.

“Props Project Interview, Product Rize Platform, SPONSORED REVIEW”
Published on Nov 3, 2017 by Cameron from Crypto Daily
https://www.youtube.com/watch?v=R9RBJvQQTI0
>> IVAN: How’s it going today guys, and here I am with Ben Perper, head of Products for Props Project and I’m really excited to have been here because he’s going to give us a little bit more of an insight for what actually goes on with the product side. This is really the most important part in the ICO because when you’re looking at an ICO, you have to look at the actual product line and the fact that they already have an existing product it’s really good to understand how they’re transitioning from their existing unit platform. It started in 2011 by the way and they are moving over to their new Rize platform and the Rize platform is going to be the one that’s going to hold the props token in. So understanding the tech and understanding a little bit about that software, where that’s going to be extremely important in determining the growth and the viability of the project. All right Ben tell us a little about yourself, your contributions and just for the viewers here who want to know, we’ve seen your face, talk about yourself and tell us about it.
>> BEN: You know I come from the Product team here. I’ve been here for a little over two years. It’s been a crazy ride in the live streaming space -- a lot of fun. Before that I was at Zynga and running games, doing a Poker, running with friends Looney tunes. I’m going to be where any styles and really optimizing those games for retention growth. Of course, the virtual economies that were there and I am here to YouNow coming with that background and haven’t really focused on growing our economy here YouNow which actually has a lot of similarities.
>> IVAN: Great so I am really interested when you talked about Zynga Poker because I play Poker myself. I’m sure some of you guys have played Zynga Poker. Tell us a little bit about the gamification part of Props because I know that’s a huge part. I know they brought you onto the team because you have that experience in that field. How is it going to be a little different than some of the services you see today. For example, YouTube live stream that i do right and then you’re incorporating this gamification part.
>> BEN: I think I mean this business model itself again we have introduced this live streaming business model to the US. This idea of a broadcaster goes live, invites all the friends that come into the broadcast of interaction and having a great time but as opposed to generating money on advertisements its actually a user’s pain in the business model. In-app purchases happen and so what does this look like. Essentially, users today on YouNow and on Rize, we’re keeping this part, will come in and be able to purchase a virtual currency not a cryptocurrency just like coins, it’s gold coins and then can use these gold coins to buy digital gifts which they then send to the broadcaster. Things that get on the screen get reactions on their broadcaster and broadcasters earn a cut of that. Today on YouNow is about 70% of everything in a broadcast. On Rize it’s going to be a much higher percentage. We’re trying to prove ourselves as a taxman completely from this equation and really pass on almost the earnings to them and you know this really differentiates us from business side, from the YouTubes of the world. I’d taken 55% to 80% so that’s how the current economy on YouNow and how that works. Pay is really driven by three main areas, 1) attention -- I want to interact with the broadcaster, I want that shout out -- I’m a young teen and my idols are on the screen, my favorite star -- if i send them something I’ll get a shout out -- I get that attention, I feel fantastic, 2) it’s just simply patronage. Sometimes we have these musicians, guys trying to make it in their career. You’ll have people that just want to see them succeed -- like here’s a hundred dollars for that new microphone -- you want a bigger tour or here’s this or that almost like a gift-giving type of situation and then the last one which is really important and real big driver which surprised a lot of people is 3) status - it’s just simply begin a top dog on the site and having that badge next to your name or being top of the leaderboard or when you come into a room everyone’s like oh this guy’s in here like a celebrity within the community. Those are things that really working great for us now and we’re taking that to Rize and we’re adding very importantly crypto obviously right now and currently where as a broadcaster can earn dollars from their contributions to the network. Any contributor to that network at Rize could get her so right now. You know the broadcaster and broadcast at many people and then can earn lights taking our dollars on Rize. Everyone’s live -- the entire audience is live -- you can gift to anybody at all, the broadcasting gift to other people. I could chat with other people, I watch the one on the screen so we were gently breaking the rules. There’s not one broadcaster too many, it’s everyone interacting live together in an audience within that stage. And importantly what you’re earning for your contribution to network all those lights and coins spent on you are instead of trying to dollars are now turned into tokens to profit. Are those who build value for the network, who generate watch time, who generate engagement and generate likes to bring people into the platform are really going to be rewarded with this crypto token and that’s going to unlock even more access and more features in the product as well as being able to use it if they would like to cash it out for dollars.
>> IVAN: So is this is not just going to be a live streaming or one trick pony right, it’s going to be multifaceted pieces where you have people who can distribute this token in this little sub-economy between users and between content creators or not and everybody can actually make money out of this. Assuming that they acquire these props token absolutely so the engagement level where is going to be definitely would say your prediction it’s going to be a lot higher because there’s not going to be a piece to this - that’s going to be monetary versus...
>> BEN: Currently, where I just only a small percentage of users who are actually commanding attention on stage or really getting monetary awards now. Everyone can have a stake in the system and if I know that I’m going to want to see more people coming to the platform. They’re more likely to buy my friends I want to drive engagement platform so I’m going to be. If I’m a big broadcaster, I’m going to broadcast more often if I want to send likes around. I’m going to be really attentive eyes to grow the platform because my interests are aligned, I have a stake in the platform, Unlike creators today we’re sure you can earn money on other platforms that don’t have a true stake in the growth of that platform, like as Rize or as a platform grows they have upside but...
>> IVAN: Let’s talk about one of the main competitors interviewed. I asked about scheming -- how is Props different from scheming or any similarities in regards to the actual economics in the model. I know it seems I have a scheme. An account I’ve tried to get folks out there hopefully you guys share my scheme in a cutbut. It’s very difficult for somebody to catch on -- you’d be using the exact same model or are you going to be fine tuning -- love it and tell us a little bit about that.
>> BEN: So Steve’s model I mean so we look at steam they don’t the great job an impressive job and I think they have been able to grow it. It is estimated in the low tens of thousands of data active users who are engaging and creating content and kind of using this kind of voting system that’s essentially rewarding good content. In that sense we are so similar in we want to record good content and platform so our factors are how many likes are generating, how much watch time we’re generating and how many people you’re bringing in and how much engagements are going to happen. We will algorithmically be rewarding people based on these metrics of watch time in life so we do have to share some similarities though. But as far as content goes, it’s pretty different and as far as we think user-based goes, it should be pretty different because we have a community and tens of billions of users already and we plan on opening those doors and migrating some of those folks in an operating both platforms wo we expect our size video to be larger.
>> IVAN: Tell us a little bit about how are you planning on moving over some of your existing content creators from YouNow over the Rize platform and will they be incentivized because some of them up from what I’ve read they’re making thousands of dollars -- very similar to the YouYubers. I’m currently who can make millions so why would they say that I want to start all over again on a new platform with these new tokens when I already have a cash generating machine going. I do know that it takes a lot of time and effort to get new content creators in. We will on two fronts, one is it’s a great advantage for us that we have all these relationships already established for these influencers. Kevin and the other guys on the Partner team who are YouNow direct lines of contact with these guys who have great relationships with them. We’ve been able to kind of communicate what’s going on here and so we plan on rewarding all of our community and in what any YouNow user comes into Rize. We’re going to be able to detect as long as there installed it on the same devices or app and they’re going to get some reward based on their level. While it is a bit of a signifier of how established today are on the platform and how long they have been with us and they’ll all have some Props waiting for them, it’s a great incentive for them to move over and our partners especially will have more sizable amounts as they move over and those partners can then course broadcast from Rize and bring their fan base because when they broadcast from Rize, we’ll be able to send a notification alert over YouNow followers and say hey your favorite content creators now on Rize come check them out and that way we can start moving people over in a more seamless way. That makes sense so it’s not a trivial task but we feel pretty comfortable with our levels.
>> IVAN: Tell us a little bit about the actual token product and the economics behind it. Basically the way the value we derived from the more people use it than what we will transact is definitely there’s going to be demand for an element. My side, I know there isn’t -- correct me if I’m wrong - there’s going to be 1 billion tokens so it’s a fairly large sum of tokens out. That’s not something that we haven’t seen before -- how are you guys controlling the supply of these tokens so that it is not good to inflated.
>> BEN: There’s a couple different groups at the time of the sale so there’s cow sellers company, there’s advisors and each of these kind of groups will have different vesting schedules -- who are not just the general and token buyers so one that will spread out the tokens over the company for instance tokens only that’s planning right now over a few years right and they’ll be released on a certain schedule. Then what the vast majority is 50% are going to be kept in a rewards pool and only 12½% of rewards pool -- its almost 6 percent of the total each year of the remainder can be distributed. Its coming out gradually and will plan on having our actual revenue demand because with the existing business model would generate a demand for the token and so the revenue coming in of fiat money will take and we’re going to take 20 million in fiat money, go to the market by Props and then give them to our creators. We’re going to be creating demand in the market from our revenue that we think is awesome although that’s not the plan now.

1

“CHANNEL UPDATE #12 - ICO Software Testing Results - By Tai Zen & David Fong”
Published on 10/8/2017 by Tai and David from Cryptocurrency Market
https://www.youtube.com/watch?v=IVQ7JWMA8ao

(3:00 start)
>> TAI: One of the ICO projects that is going to be coming out in the next couple of months, we are not under a confidentiality agreement or anything. It’s a gentlemen’s agreement, an honor system out of respect for the project. The company asked us to do our research, do our testing and whatever it is, and to keep it to ourselves at this moment before they - they have a few things to work out because we can make it public.
>> DAVID: Before they want us to be a part of their pilot.
>> TAI: Yeah, so we are going to respect that, the good news is that whoever wants to participate when they do release it; they have it set up so that everybody can participate. No need or worry that you are not going to be able to participate.
>> DAVID: It’s not going to be a 30 second or 5 minutes sold out ICO.
>> TAI: None of that bullshit.
>> DAVID: Yeah, so they have actually on purpose looked a previous ICOs and how they all went down.
>> TAI: Right, they want to make it fair for everyone.
>> DAVID: Yeah, because it’s important for them to get a wider base of users than a few large whale investors.
>> TAI: Yeah, so they saw that we are very strict on which ICOs we talk about on our channel so because of that, they reached out to us privately and invited or offered to bring us in to test their software first before we say anything. Because, they said that “hey, a lot of bullshit projects out there claim this and that, they have a whitepaper, they raise all this money and they don’t even have a working software yet. They wanted to show us the working software, customers and users.
>> DAVID: Yeah, they are totally willing to say come on guys and see what we’ve got.
>> TAI: I think they have about 50 to 60 employees there working on it and we aloud to come into their office and ask anybody questions and talk to anybody; there were no restrictions.
>> DAVID: They gave us some desks and were free to talk to anybody.
>> TAI: And we can test the software as much as we want and while we were testing the software, we were able to bring other people - their engineers if we had questions and they answered it for us. They were completely open.
>> DAVID: Transparent.

>> TAI: Yeah, transparent there was nothing that they were trying to hide, whatever information we requested they volunteered the information to us without any friction at all. OK. So, because of that, we wanted to share with you guys that this trip to New York City was to do that research and we see that based on the -
>> DAVID: Our initial findings.
>> TAI: Yeah, it’s very good so far. We have an internal rating system of 1 to 100 that we score the ICOs on based on our specific criteria that we score, each criterion and in our bootcamp we talk about this in more detail, we don’t have time to talk about it in this video. The highest score that we have for any ICO is 100 and the last time we scored anything at 100 was about 3 or 4 years ago when we scored Ethereum as 100, internally. So, this is probably going to be first that is probably going to be somewhere in that area. The thing that we want you guys to understand and learn from this, is that in the past when we first got into ICOs and crypto-investing it was a little bit easier, you can do like your research online and take a guess at which ones were which; you could reach out to them. It’s gotten to a point now, especially in 2017 moving forward, with all those ICO pitch fests, at all these conferences, we feel it’s more -
>> DAVID: We really have to investigate a lot more.
>> TAI: Yeah, we actually have to do boots on the ground type of investigation where we make sure that the engineers know what they are doing and actually are doing what they claim they do. So, that’s why we are here in New York.
>> DAVID: That’s another important point there with the engineers, with all the money that has been flowing in the ICOs; there’s plenty of money but there is not enough developer talent yet.
A; Yeah, there’s not enough people to build a project, so one of the things that got us interested in this project, they told us they had over 50 employees working on the project and we were expecting them to kind of exaggerate it. But, when we came in, we found out, not only did they have these employees already working on the project, but they’ve been working on it several years already. So, it’s not like a fly by night operation, the have been doing this for a while now. So, we will get more information guys. Actually, after we finish making this video we have to go back into their offices, we just came out here on a break so that we could update you guys cause we thought it was extremely interesting, that, this is the first time, we are looking at an ICO project that actually has a full staff, hundreds and thousands of customers. That’s new to us. When they told us, they have thousands of customers we thought they were bullshitting us, so we wanted to come see for ourselves.
>> DAVID: Are these just accounting projects to make the project look good or is it actually real?
>> TAI: Yeah, they offered to fly us in and you guys know that we don’t like to take offers from people like that, because we don’t want you guys to accuse us of taking money from a project and then pumping them up, or something like that, you guys know that we’ve always said this before. We’ve said this before, you can safely assume that we invest into any project that we talk about on our channel. So, we talk about the projects that we invest in. So, we wanted to share that with you guys while we are on this break. We are going to run back in there to be sure that we understand the software that we are testing and make sure that we understand it completely and so that we can make more videos about it, and make sure that we have the correct information.
Thanks for watching this video guys.

“Crypto Investing #85 - Understanding The Decentralized Social Media & Content Creation Bucket”
Published on 10/31/2017 by Tai Zen from Cryptocurrency Market
https://www.youtube.com/watch?v=tsdwRUPyU8c

Texas Bitcoin Conference, 2017
>> TAI: So, like I mentioned earlier we have all these projects right now that are trying to solve these problems [decentralized social media and content creation]. PROPS is a live streaming product that is being created by a company called YouNow.com. All these projects are trying to solve problems so that the consumers and platform creators are all in a win-win situation.
So, here is a quick status of all the project development. At the ICO stage we have the PROPS project. All these are somewhere in the ICO stage.
Every time I speak in front of a large group like this, I am more comfortable to speak about a project - we are always more cautious on our channel not to talk about projects that turn out to be a scam. So, we have to do our due diligence. So, out of all the projects I listed, I wanted to talk about a company called PROPS by the company called YouNow, and that’s going to be our leading case study for now, for this presentation simply because, I am more comfortable talking about it because they have been in business for over 6 years - it’s a real company, we have been to their office multiple times to research their project. They have over 50 employees with a very low turnover rate. When the Honorable Grandmaster, Legendary, World-renowned, Leon Foo dot com went up there. Hey guys, you guys might laugh and do not know him. There has been a bucket list of people following his advice who have made a bucket load of money, including myself. So, all our friends around him are very thankful for him, raise your hands if you are thanking for him, I know I am. All the people around him have made a bucket load of money from him, and for me too. [ laughs] So, they have $2 million a month in sales and over 50 million registered users. So, we are going to talk about an ICO or talk about a project in public, our team feels a lot more comfortable talking about a company that’s already existing so that nobody can accuse us of talking about a scam project or something. So, for these reasons we are more comfortable talking about them on stage. So, on the PROPSproejct.com the viewers can reward content creators with crypto for quality content. So, right now, when Leon and I create quality content on YouTube, for example, I know Tiana’s right here, so Leon and I, we talked about the project Factum back when it was $1.20 and were telling everybody, hey, at $1.20 - and we did our magical calculation and went through our secret sauce we said this project was worth X amount, and it went form $1.20 all the way to $36.00. So, if you got into that, that would consider a life changing amount of money. So, our model on our channel is to look for projects that have opportunities to create life changing money or lifechanging profits. Alright, so, this one right here, when we have content like that, if you benefited from watching it, there would be no way for you to reward us, other than send us donations or stuff like that, but we don’t except donations so that would be pointless. So, on the PROPS platform if you saw a video or our content and you benefited from it, you could easily reward us by clicking the like button or elevated our status or subscribing, any of those activities where you show us that you like us, what the project does is it gives us PROPS tokens. Right. It doesn’t come out of your pocket, the system does it, similar to Steem It, but the advantage that we have with this is that they are currently doing that right now. So, it’s not like it’s something that has to happen in future, they have a product that does that now, it’s call YouNow.com and it already has a token economy where when you like someone. If you want to reward someone with ice cream or something like that, for example, if Tiana was talking about Factum at a conference and I saw it on video and I like her presentation, I can go get an ice cream or cake. I know, this is crazy, we were like who in the world would buy like a $5 virtual ice cream just to gift it to someone? But they are doing 2 million dollars in sales of these virtual products. You guys ever play those video games where you buy the weapons form someone else, or the farmland. Ok, so that’s what they are doing. So, now the only thing they are doing different is they are removing that token and putting in a cryptocurrency token in to replace it. So, what is the advantage of that? The advantage is now that token that they used to buy and sell inside the YouNow network, now, when they convert it to PROPS, they are going to use the PROPS cryptocurrency token, it’s going to be huge, simply because now you can take that token outside their network go to the exchange and convert it to U.S. dollars. How about that? That’s a huge gamechanger there for you guys. So, that’s why we were looking at it right now the viewers can reward the content creators. So, if you like what we create on there, you can reward us with PROPS tokens, likewise, we have hilarious people that make hilarious comments on our channel. What do call them? Official trolls, right, on our channel. There is one guy, every time I broadcast live, he’s there. And there are other people that try to troll and I’m like dude, you can’t out troll our official in-house troll, OK. That’s like amateur stuff, go somewhere else practice and then come back. So, for our official troll we want to reward him. I mean, like non one can out troll this guy on our channel. So, there is no way for us to do that, but in the PROPS project, what we can do, this guy comes up with hilarious comments sometimes - we want to reward him sometimes, even though we have different opinions the fact that he is our number one troll we want to reward him. Somebody that good, that is good at their craft like that we want to reward them. So, PROPS creators and viewers can hold PROPS tokens and have equity in the platform and profit as the platform grows, so in the past, it we create content on YouTube as YouTube grows and Google grows and they are worth more, we have no stake in it. I need to correct this, I should not say the word “equity” after listening to our attorneys over there speak earlier, change that word to “equity” to “stake” OK. So, now if we broadcast from the PROPS platform, we know how stake in the platform so as the platform grows and the PROPS tokens have move value, now we have a bigger stake in the platform. So, that’s something we really like. So, the majority revenue generated by the platform will go towards the PROPS token holders. So right now, all the ad revenues on YouTube, I think they give the YouTube broadcasters 60% or something like that, no 55% and then Google keeps the other 45%. In the case of YouNow, at this moment, I think that, if I remember correctly, they keep like 40% of the ad revenues, not the ad revenues but virtual sales of the virtual goods. They will keep 40% of it, and the content creator only gets 60% of it. But, in this new PROPS platform, almost the majority of all the revenue will go to the content creator, and the PROPS platform creators will only get just enough to do maintenance on the network. OK, so if you are a content creator you have a hug incentive do it on there. So, the economic incentive is a win-win for every player that’s involved on the platform. So, if you go there and watch or curate the content, every participant in the platform now has an opportunity to financial benefit to it. Also, there is not a lot of surprise censorship by platform creators or ad buyers, so the thing that they did with Hilary Clinton and the Democratic Party censoring some of the top YouTube channels is going to be very difficult because it’s on a cryptocurrency blockchain based network. Then, the last one is the one that’s most annoying, no more pesky ads for viewers if they don’t’ want it. So, we have ads, even though we don’t care about making money on our videos, right, we leave the ads on anyways because if we don’t turn on the ads, if you were to search for what is Factum or what is PROPS Project, our videos won’t show up in the search rankings because we turned off the ads. So, a lot of people that know us personally say hey, if you don’t need the money then why don’t you just turn off the ads, but if we turn it off then you won’t be able to search for our content. So, its kind of like, we are strong armed into doing that.

“PROPS Project For Investors #1 - What is PROPS Project? - By Adi Sideman, Tai Zen & Leon Fu Dot Com”
Published on 10/31/2017 by Tai Zen from Cryptocurrency Market
https://www.youtube.com/watch?v=s24K6pU0GTM

T: Alright guys, what’s up, this is Tai Zen and with me today we have the Honorable Grandmaster Legendary World-renowned Leon Fu Dot Com and the great Oracle of Crypto, the Chuck Norris of Crypto and an all-around good guy. Then we have a very special guest guys, this is the first time that we’ve done this on our channel, we have Adi Sideman, the CEO of a company called YouNow.com, say hello Adi.

A: Hi, everyone. Thanks for having me.

T: Alright, thanks for having us here and allow us to use your office. So, as I mentioned to you guys a few weeks ago we did an update video where David and I came to New York and we tested some ICO software and in that time we could not really share with you guys what the name of the project was because we were not done with our research to where we were comfortable announcing it to the public. So, since then, we’re very comfortable about it based on the research we’ve had and now we’re coming back, as we promised you guys, we are back at the YouNOw office here in Times Square in New York City to interview Adi and his team. We finally got a hold of him today, you know, they had a very busy day today and so it’s past 5:00 p.m. so the workday is over, and we finally found some time to catch up with Adi. Ok, so before we get into the PROPS project and YouNow and everything, can you share with the audience a little bit about your background, where you come from and how you got into the live streaming video business and how you got where we’re at today?

A: Sure, sure, I started in interactive video back in the 90s before the internet, that dates me, I know, I look young, but I’m not. So, at the time before the internet, I started in 94 with laser discs, you would program interactive and you then there were audio discs that were sold at Tower Records an on them, the most advanced ones, I was working on Nine Inch Nails, at the time, and Peter Gabriel and Marilyn Manson, there would be a digital track and so, when you put your audio disc into the computer, there would be a little folder come up and you click on it, the executable would have basically have an electric press kit. I would do video games where you could mix your own Nine Inch Nails audio, or you can watch videos from Peter Gabriel and then when the internet came, a lot of people came to me and said he we want to put that online, can we do this type of interactive video online. And so, I started doing make your own MTV music video, make your own Toyota car commercial, your own E*TRADE baby. I co-founded the worlds’ first online karaoke called Ke Solo Karaoke which was sold to Fox Myspace at the height of Myspace and became Myspace Karaoke. I did user generated radio ads which was called target spots that I co-found in 2006 or 2007 which was a joint venture with CBS radio to allow consumers to create radio ads and traffic them down to the zip code and get reports on how many listeners, REACH, and the payment was all done online and that was sold a few years ago, Bain Capital and Union Square Ventures invested in that broadcasting, we didn’t call it live streaming at the time, we called it personal broadcasting which has always been this holy grail of sorts in my circles because it didn’t require any kind of consumer offering, it was just a button and when mobile and social was available in 2011 I dropped everything and decided to just for it and so we were actually the first mobile live-streaming in the U.S. in 2014. We added a business model to it which was microtransactions, so on the one side, the users could purchase into a virtual currency, a non-crypto virtual currency at the time and on the other side, creators could earn. We were the first to do that and since then a lot of folks came into, the space, Facebook Live and YouTube Live, Twitter, all that. We were extremely excited that the economy, the two-sided market that we built, continues to grow and we have sixty thousand transactions, microtransactions a day, today.

T: And your talking about on the YouNow complex, right?

A: Right. And so, on YouNow.com we have 40 million registered users, and we have several million unique users every month and now we’re coming out with the PROPS platform and we are leveraging that community.

T: If you don’t mind me asking, Adi, like Leon and I on our team we always like to look at the big picture of things, so can you help share with our audience what is the current state of the social media, the content creation arena, such as YouTube and Facebook and Twitter, or Snapchat, all that is a lot, cause you’ve had a lot of experience in this content creation social media arena for many years now and you have some insights behind the scenes that a lot of us, as viewers and users may not be aware of yet from the business side.

A: So you know, we are part of that ecosystem because the business model today is, whether you’re a YouTube, or Facebook, or YouNow, you are the rent collectors, you take 40-50% of the fee of all transactions and that’s the business model and when you look at really the duopoly of Facebook and YouTube, they can charge what they want.

T: So basically, whenever we have our cryptocurrency investing channel on YouTube, you’re saying that whenever, because we don’t pay attention to the ads of what it makes, right, so what every dollar and ad revenue that our channel generates, then YouTube takes about 40% of it?

A: That’s correct.

T: OK, so that’s why you are calling it rent collectors because they are just collecting that 40%.

A: That’s correct. And so, YouTube, amassed, I think you [Tai] told the audience in the last video, seventy-five billion dollars in it.

T: [to Leon] and you’re like, you mentioned that last video we said Facebook collects 100% of it.

L: That’s right, Facebook gets all [laughs].

T: Not just 40%, they get it all.

L: Yeah, and Twitter the same thing, Twitter, LinkedIn, all of those, yeah.

A: Yeah, and if you think about it, I mean Snapchat went public for $25 billion, those creators who made the content on Snapchat made Snapchat what is was, saw nothing, zero, and without them, without their initial contribution, there would be no Snapchat. So, the developers on those platforms, the content creators on those platforms, the users that promote and invite their friends to join, they’re all of those folks without them those platforms would have never grown.

T: Wouldn’t have a value that it has.

A: Correct, yet they see very little and often nothing of the value that they are creating every day. In a decentralized ecosystem, everybody who contributed to the growth of the network gets rewarded - automatically and immediately and cryptocurrency allows us to do that.

T: So, talk about, so right now, the current state of the social media content creation arena, that arena is controlled by on owner, one company, one organization that controls everything. For example, Google controls YouTube, Facebook controls the Facebook platform, right, so what are some of the clues and some of the hints that you saw like hey, you know, the decentralization of this field or this industry is the next wave. Because it seems like you have always been at the forefront of, you know, whether you got what you always call “leading edge technology”, so what was some of the clues or signals along with the way that you saw that and said hey, you know what, we need to transition from this centralized model where YouNow is centralized to where we need to decentralize that.

A: Yeah, so I would say there were two main things, the first one is content creators have come to us over the years and said, you know, I get a check at the end of the month from my revenue share, but you know, you’re going to become a tech millionaire and I’m going to be a has-been in a few years. Can I get paid in stock options? And then we would see wails(?), people who spend on our platform, sometimes they spend tens of thousands of dollars a month asking can we invest now? We are a venture-backed company we are not set up as a c-corp to give stock options to everybody and to allow anybody to invest, but we have heard that demand of the creators of those, who are contributing to the network for them to have a personal stake in the platform; they helped build it and they are like, Adi, I bring thousands of new users and what do I get? So, that’s one side that, and then there is the flipside to the same argument - it’s one or our investors, Comcast, they own NBC and Universal and you know, when we talk to folks like that, in the media industry, they are also relying on Facebook and YouTube for a lot of distribution and I don’t think I want to speak on their behalf, but I don’t think they are happy with the fact that those centralized organizations, that duopoly, can decide what revenue share there is for everybody on the network.

T: So basically, they want to pretty much demand what price they want.

A: And these guys have very little leverage. So, this decentralized economy where mathematically, according to a formula, and we published our formula in our whitepaper, everyone who contributes gets rewarded. What is very appealing, content creators or users who promote the network, if I invite 20 of my friends, guess what, the system knows the exact value of every new registered user you can and should be rewarded for that an then you are motivated to continue to grow the network. We’re a small company, we’re 40 people and we are excited by this opportunity to have asymmetric warfare. We want to harness our millions of users, and you know, new people who are finding out about us today to work with us, you know appreciate the value of this new network. A decentralized ecosystem allows all of our interested to be aligned,

T: So, in addition to those two points - YouTube and Facebook are controlling all the control and what you just said there, talk about the censorship that you see, that we always talk about.

L: Yeah, so. You know in the news, in fact you Tai, in our last video, we talked about ad-pocalypse and YouTube is known and not just YouTube, but they are known for censorship, they’re known for a variety of reasons, sometimes it’s not even clear why some things are getting censored or maybe not censored, but at least flagged for their content. How do you think, what’s your view on…?

T: Well we are bringing that up because two things that Adi just pointed out that he saw the signals that were on point that hey, this industry needs to be decentralized, what I want to point out, the third point was that the censorship issue, because when things are centralized it’s easy to censor people when you’re the only one that’s controlling the platform. You can censor whoever you want, and I think that going towards a decentralized nature allows the platform and everyone to benefit because now we have more freedom of speech. So when you saw these signals that were letting you know this industry needs to be decentralized, there’s a lot of difference players that come in to try and solve this problem as far as our research has shown you guys area little bit farther ahead because you guys have revenue coming in each month and 40 million registered users, that’s a lot of users.

A: So, what made you transition with YouNow.

L: Well, what is You Now’s business model right now, how do you make money right now?

A: Yep, today we are similar to Facebook and YouTube, we are rent collectors we take 40 to 50% of the revenues that are coming in.

L: From the advertisers?

A: No, from the in-app purchases.

L: Oh, okay.

T: So, can you explain the in-app purchases, so this is kind of a surprise to me too, when you explained it the first time?

A: Did I show you a demo?

T: Yeah you did, you said people could buy ice cream and coke bottles.

A: I wish we could show the app right now, we can edit it in. We’ll do a demo. But basically, the service is free and 98% of the users just use. They chat with the broadcaster they vote the broadcaster up, etc. But if you are looking for a deeper engagement, if you are looking to support the broadcaster, you can buy into a virtual currency, like on a Zegna game, you can buy 500 bars, 500$ and you can use that for superpowers. All of sudden, instead of one like at a time you can give them a thousand likes and that helps them trend and when they trend, they get discovered by people. You have actually helped them and created a bigger audience for them, and they get a cut, a piece, about 60% of that revenue.

T: That model with real U.S. fiat dollars, this is real currency?

A: Yeah, about $2 million a month right now is spent on our in-app currency. This is not cryptocurrency, which is called bars, and that works only within out app.

T: So, these YouNow bars, the users are actually buying those YouNow bars to give to the broadcaster that they like.

A: Yes, to the broadcaster that they like, and always deepen their experience, they get noticed.

L: But, how are they - let’s say I’m watching you [Adi] your channel and I like you, what is my incentive to buy you these virtual goods. What do I get? Cause I’m spending real money for what that I am getting something for free?

A: Yeah, by the way, we didn’t invent this business model, this model was invented in China, desktop broadcasting, which was you know very big and still is. There are 3 main reasons why users spend.

T: Yeah, because that blew my mind the first time you explained it to us.

A: Yeah, so one is for status, when I spend, I get more crowns. When I am in the app, I have crowns - people see me, I am somebody.

T: Oh, so you are known as a big spender.

A: You get maybe more respect and status. And, you know, people like to, I’m not a newbie I’m a veteran here, I have some authority, that’s one. Two, is they want to support the broadcaster, they generally want to support, I have broadcaster I support, because I really appreciate what they are doing? There is one flight attendant that broadcasts every day and she tell stories about her like and her experiences a flight attendant and answers people’s questions. It’s a fascinating broadcast. She is a pro and she deserve to get paid and so the interesting about microtransactions is that Mary Meeker wrote about this earlier this year in her overview of digital marketplace is that generates for users 50 cents per user per hour and that’s in live streaming and in gaming. If you compare that to revenue per user per hour from advertising that’s almost 8x so it’s a very strong model because people can actually show their appreciation and microtransactions are a real big thing in this. So, the second thing is to support the broadcaster. The third thing is to create communication, so people are at home, people are on their device they are usually alone, if you are spending, your catching the attention of somebody they are responding to you, and now you are making friends.
T: We do that on our channel as well, when we initially started our channel 4 years ago, we would pay attention to the people who donated to our channel. We would be like who is this guy who just donated to our channel, and we would shout them out, some people would ask to be remained private, but we still thanked them anyway. That was in the beginning, now we’ve done well enough with the crypto investing we ask them to send those donations to people that need it. So, new projects they hear us talk about, if they support the projects, then go send or spend your money there.

A: They are listening.

T: We say that all the time though. We don’t need the donations send it to somebody else, if you like what they are doing send the donations to them or someone else that needs it.

But so that makes sense though, in the beginning, when you look at it, why would someone spend their hard earn dollars to buy a virtual bar, but that makes sense.

L: Even I was surprised with that because most people who already get something for free, don’t then go and voluntarily give money for it. That’s just how human nature is. But it goes to show, I guess your business model that there are enough people that do, even though it’s completely free, that they will basically tip somebody who they enjoy, voluntarily without even a charging them like no you’ve got to pay before you watch me.

A: We didn’t invent this model this is a classic freemium model, but if you want extra features if you want to go up a level, here is a way to pay up and enhance your experience. What our innovation was that we brought it into an interactive video realm. This was the first time, where a mobile video and microtransactions were connected. So, we are leveraging this experience that we had to the next generation platform that is blockchain platform that I can’t wait to talk about.

T: That’s a good Segway into the blockchain stuff. So, you guys are doing this, you have your own token, not token but your own bars that people buy and sell on your platform already. So, what prompted you or gave you guys a transition form that into cryptocurrency. I mean, as cryptocurrency traders and investors, we see an obvious reason why you would do that, can you share with our audience as to what you saw? Your vision on how cryptocurrency can help your platform and your users?

A: Yeah, absolutely, so I would say, a few main reasons. One, is live streaming is just one-use case, there are many, there is, you know the decentralized YouTube, social video apps etc. Our current in-app currency works only within this use case.

T: In house?

A: Yes, and we wanted to bring it to a decentralized economy that can do anything, for example, I mentioned Comcast is an investor, you can imagine network programming where people can watch it together with friends. Or, the announcer can drag somebody form the audience to ask a question. These are simple use cases that go beyond regular live streaming.

T: The first time I saw the demo when your team demoed it for us. The first thing that I noticed because it has a staging area and then an audience area and you can pull people out of the audience and put them on stage, and everyone can listen to them speak. My first thought, that’s really cool for just conferences, staff meetings, team meetings, because you can pull them up and instead of using Google Hangout like our team does, sometimes, somebody needs to speak, and we are not able to give them that time to speak. With the new app you are building, that, and I was kind of surprised at how fast it was.

A: I hope we can show a live demo.

T: Yeah, sure we will get with your team and see what that is. We just want to get the big picture form your mind first.

A: Yeah, so one thing is multiple use cases and we wanted a currency that transcends multiple apps and multiple use cases. Tomorrow morning it can be an auction where you can participate at home. It can be anything.

T: What was that app that you mentioned that kept requesting that you guys put a yes or no voting button on there.

A: So, America’s Got Talent has been doing audition on YouNOw for the past 3 years. So, on one side you have the producer of AGT and on the other side they are pulling up people from the audience. For the past 3 years, they have been asking use to put the voting buttons on the screen. Now, we have one use case for our app. It’s not an open for developer app, so we can’t engineer the request for just one user exactly what they want. With the new platform, AGT they can use the APIs and create their own experience. Project Runway can create they own experience for their interactive platform.

L: Same thing with Family Feud. I think partnerships is going to be a big deal for your business model going forward, like all these different shows on traditional media. They can offer to, you can come on YouNow and participate in that show, not just watch it.

A: That’s exactly right and I want to comment on that, everybody knows but people don’t realize, eyeballs for the past 15 years are going away from traditional television and they are going to the Snapchat and Instagram experiences. These traditional media companies that create TV, they know that, they are asking themselves everyday what are we doing to in order to be here where he consumers are. And they are asking how we can adapt our IP, our intellectual property that we developed for years, whether it’s a game or reality show that has brand recognition and make it applicable here. They are thinking how do I make it interactive and participatory? ON Snapchat 65% people are on camera and participating and that’s what this generation wants, they don’t’ just want to lean in they want to jump in and interact. So, we with PROPS are creating a platform effectively for interactive television where anyone can decide what the experience of the users are going to be and we provide the technology and economy, and distribution and it can be any kind of interactive TV experience.

L: Do you believe this type of experience will surpass traditional cable TV in the future? If this is as powerful as you describe, why would I ever turn on my TV?

A: I’ll tell you, first of all, I don’t own a TV, I have a monitor that I can through stuff on. But I’ll tell you another datapoint, the gaming industry, 1.8 billion gamers in the world, OK, that industry is a

100-billion-dollar industry a year. Hollywood is a 50-billion-dollar industry; half. There is a trend towards participation and that’s a leading indicator that people want to participate. When you are playing a game you actually participating in the unfolding media creation right in front of you. It’s very alluring and very satisfying. These are the same kind of behaviors that we believe the consumers are expecting today, are demanding today, they were born with iPads all around them. Grampa and Grandma are on the iPads, they are jumping into it, they are used to being on screen and so enabling consumers to participate is a big trend and we are providing a solution for that with the PROPS platform.

T: Now, this is not something that is just speculation because offline you shared with us, I don’t know if you are able to share publicly.

A: Don’t get me in trouble.

T: Yeah, but offline you shared some big-named companies, big brands that reached out to you to see how they can put their shows and things like that on the PROPS platform, especially on the Rize app that you guys are building. I mean is that something I can tell about, is that public information?

A: I can tell you what’s public information, what’s public is that Comcast is invested in us and Comcast owns NBC and Universal

T: They’re the ones that broadcast the Olympics in America.

A: Yes, all over the world, I think. I can tell you that Broadway video is an investor in us and Broadway video does shows like Jimmy Fallon and other stuff and that, and you know sitting here in NY I can tell you that America’s Got Talent which is owned by Fremantle , they also do American Idol they already do 60 other shows, they are already working with us on the YouNow-side. So, we are on at the center of that world and big push that we are planning for PROPS is to make sure that some American Pie content is going to be on it.

L: I have a question, why are creating this - YouNOw has been around for 6 years now, so you have already built up a very strong brand in terms of YouNow, why are you creating this new brand PROPS? Why, don’t you just make YouNow into what PROPS is. Why are you bring up this new brand that no one has ever heard of, and not using the marketing and brand recognition that you have already built up with YouNow?

A: Yeah, so, it’s a great question and…I’ll tell you what the thought process was there. About a year and half ago when Facebook and Twitter all started doing live streaming, we said to ourselves do we want to be in this margin business and fight these big giants on there terms? We are product innovators we pride ourselves for inventing this template for mobile live streaming, let’s use our strengths what is the next generation platform? We looked at that and we decided on 3 things and this took months and months of looking into the data and consumer research and looking into our souls. And we had to ask ourselves what is the next generation of interactive experiences on mobile devices. The three things were, one everybody is equal. It doesn’t make senses that only person on the screen can get a like, not to mention a gift, and not to mention getting paid. And 96% of our users don’t even get a like ever because, so, A everybody is equal, everybody can get a like, everybody can give and receive, everybody can earn. That was the first dimension that we decided. The 2nd dimension was multiple use cases who says that this template is the template? It could be anything, the third thing is we knew that the economy could be much better and much more liquid. At the time, a year and 2 months when we started this project and we started designing it. We didn’t realize we were talking about cryptocurrency that wasn’t until about 8 or 9 months ago. We just know that we wanted to be liquid. In the back of our minds, there was our creators who would come to us as I mentioned before, saying hey can we get paid in stock options, what do we get in the end of the day?

T: Yes, basically hey wanted a stake in the...

A: Yeah, so adding the cryptocurrency there, that was the third thing, we are completely aligned with everybody else who contributes to the network. Us, as a small company of 40 can harness all this power to grow and bring our vision to the world. We are very passionate about it. Those three things came together for us to create PROPS, and we decided that we had to make a choice, is it going to be backwards compatible to our current platform or not? We jumped deep into this, it was agonizing at time, we decided that we would be more free to innovate and have more leverage and build it right if we were not restricted to being backward compatible to a platform that was built 4 to 5 years ago. We had also brought in a new many to many video technologies that you’ve seen which does a lot of stuff that the current technology doesn’t do. Allowing an unlisted number of people to be present at the same place at the same time and interact with each other.

T: We just want you guys to be fully aware and do you due diligence and research it yourself. We are going to be very bias about this project for many reasons. One, we are cryptocurrency investors. Two, we are big content creators re crypto long before these other changes. So, there is going to be a big bias for our team towards a project like this that is going to solve huge problems that we see in the video content space. This is the first project that we’ve seen since we started investing in cryptocurrency that. Who cares about the whitepaper, what I care about is that there is employees here and there is a CEO that we can contact and reach out too? Adi has been very gracious. When we came down here, anybody that we wanted to talk to, we could walk over and tap them on the shoulder and ask them questions, no restrictions.

A: I appreciate your diligence and bring that diligence to the folks at home.

[END]

“PROPS ICO is one of the best ICOs for December | Props Pre sale registration is on”
Published on 12/1/2017 by Romeo from Beyond10x/Crypto Hype
https://www.youtube.com/watch?v=Fg2U89sIGfg

>> ROMEO: What’s up everybody? Crypto Hype here. Back at it again with another brand new video and today I thought of giving you an update when it comes to the Props project. So as you can see right over here, uh, Props is a decentralized ecosystem of video applications, and this thing is actually going to be extremely huge. And, I think about a month ago, uh I did an in-depth video review about the Props ICO and in case you guys didn’t really get to watch it, I have all the necessary links in the description. So if you guys don’t really know anything about Props please do check out this video because it really explains everything that you really need to know. So what I really wanted to let you guys know is that you guys can actually register for the pre-sale. And by the way, right now I’m looking at Ian Balina’s spreadsheet which contains a lot of different ICOs and by the way, Ian Balina, I hope you don’t really have like a problem with me sharing your spreadsheet, because you know like, I’m going to give you all the necessary credits. So Ian Balina is a great ICO reviewer and this is his own spreadsheet. So I’m just using it to show you exactly where he ranks the Props project. So as you can see right over here, according to Ian, Props is actually one of the best ICOs in December. It’s actually number 5 on his list. So as you can see right over here, their largest bonus is about 35% and uh, he’s got a rating of about 81% when he comes to the Props uh project. Which very, very good. At least above 70%. So I’m really, really bullish on this ICO and we can actually get to make a whole lot of money on this. So you guys definitely have to take this opportunity. You have to register for the pre-sale in case you are interested. So as you can see right over here, uh, Props has actually collaborated with CoinList. As you can see right over here, registration now open for Props pre-sale on CoinList, accredited investors register on CoinList. So all you have to do is just click on the link which is in the description, or rather just visit Propsproject.com then just simply click on this option right over there and here you’re going to be able to do all the registration and obviously you guys have to go through some stages like for example identification and other stuff. So just try to create your own account and just try to sign up because the pre-sale is going to happen pretty soon. So you don’t want to miss this one as well. But besides that, I really wanted to like show you been happening behind the scenes, and as you can see this is a great article about Props which was released uh, on Bloomberg. It’s a very big deal guys. These guys are getting a whole lot of uh, attention. They are really…they are really, really determined to blow this space up, and as you can see, you guys can actually get to read this uh, article. I’m going to have the link in the description in case you guys are very skeptical about uh, Props and all that stuff. So all the links are going to be in the description. I really want you guys to check out the, the…this article because it really goes in-depth and you guys can have like a different perspective other than me just talking about Props. So this was actually released by Bloomberg as well. So it’s a very interesting article. It’s very, very, well written. And you already know that Bloomberg is very legit. Not a lot of ICOs have got the privilege of being published on Bloomberg. So I’m so excited about this.

And besides that, I also wanted to show you this amazing video. I’m sure a lot of you already know who Phillip DeFranco is. So Phillip DeFranco for those of you who don’t really know who he is, he’s a very big YouTuber. He’s got over 5 million subscribers and this is uh, his second YouTube channel. As you can see he’s got about 1.2 million subscribers, and he was also talking about the Props project, because you know, this is a project which really affects, or rather it really caters to bloggers and vloggers and all that stuff. You know, people who are sort of YouTube personalities like him. So yeah, he got to talk about the Props project. So I really encourage you to check out this video because this guy, he’s one of the best YouTubers. He’s one of the most subscribed YouTubers on YouTube. So yeah it’s very, it’s very amazing to see that Props is actually going to, is actually uh collaborating with such type of people because it’s just going to bring more attention to the project, and that’s very, very amazing. So I really encourage you guys to go check out this video by Phillip DeFranco and obviously are going to be amazed. So yeah, I think that’s pretty much it for today, so remember what I told you guys. Please sign up for the pre-sale because you don’t really want to miss this because we can actually make a whole lot of money from this. As you can see, Ian Balina ranks it as number 5 on his whatever spreadsheet. So it’s very, very good right now. It’s very, very, very authentic if you might put it that way. So yeah, I think that’s about it for today. In case you want to find out more about the Props project please check out my video because I break down every little thing and uh yeah, it’s so amazing. So, yeah guys, please give me a like, hit the subscribe button and drop me a comment in case you don’t have…in case you want a lot of questions for me and please remember to check out all the necessary links in the description. I’ve got everything there. So as you guys can do your own due diligence. So yeah, talk to you guys a little bit later. Bye.
[END OF FILE]

“PROPS Project For Investors #2 - What Is PROPS Project (Deeper Insights) - By Adi Sideman & Tai Zen
Published on 12/1/2017 by Tai Zen and Leon Fu Dot Com from Cryptocurrency Market
https://www.youtube.com/watch?v=r02aW5NOLSA

>> LEON: Are you worried about alienating the people who have spent years building up their reputation and status with YouNow platform? How are you going to solve that? If they find out they have to start all over again, I’d be pretty pissed off.
>> ADI: Yep, that’s a great question, when you saw earlier when you walked in, some of our creators are already testing the platform. We are really excited about it because it does provide new solutions and faster technology.
>> TAI: Yeah, we have gotten with some of our YouTube colleagues, many of them have gotten with you [Adi] to test it out and they have given us some positive feedback.
>> ADI: Great, thank you. So, there is that and we are doing it in collaboration and in communication with the community. But, also, as respect to our millions of users and our loyal users, we are executing a smart drop. What does a smart drop mean? There is going to be a new app out there, and we recognize all of the YouNow users when they come into the new app, and we know the value of those users, each of them mathematically, because that’s our business. As a matter of fact, they have levels between 1 and 120, everybody on YouNow and that’s their status and they have earned it over the years.
>> TAI: So, 120 is the highest level?
>> ADI: Yes, and when they show up, on the day they show up, we have published a key and based on their level and status; they will get a smart drop of tokens on the first day they come in.
>> TAI: OK, so basically, you’re saying the people that have a high status, they have built up all these subscribers and followers they have built up on the YouNow platform; when they transition over to the Rize platform on the PROPS network. You guys have the smart drop program which is going to mirror their current statuses and then comb that over into the new app. OK, so they don’t lose their status.
>> ADI: Yes, so that’s the piece of backwards compatibility, that’s our way to thank our community members who are coming over.
>> TAI: So that eliminates the concern that we had. We have this audience already, we don’t’ want to lose that and start from scratch. So that smart drop process that you guys are implementing allows people to maintain their status, their reputation and everything as they migrate over.
>> ADI: Exactly, and I encourage you tomorrow when you talk to Peter to dive into it because it is being engineered right now.
>> LEON: So, I mean, there are other things besides on YouNow right now besides tokens, like how many followers they have, their audience will that also be ported over as well?

>> ADI: Yes, exactly, so when you come in it will tell you do you want your followers and you can choose to start fresh or bring them in.
>> LEON: So, is it safe to say that YouNow, as PROPS winds up YouNow will be winding doing? What’s the future of YouNow because now you have this separate brand and you still have your old brand?
>> ADI: YouNow is the corporate entity and there is the legacy product which is an asset for the PROPS ecosystem because it has millions of users that are going to migrate in. For those that want to stay on the YouNow platform, that’s terrific! But we are not necessarily going to continue to develop that program. Overtime, we may decide for an example that it has a lot of value in the world and we want that value to drive demand for the PROPS because that’s our business model. We may decide to bring PROPS into YouNow. That’s not happening day one, but we want to make sure that we add value -
>> LEON: So, you can see a vision where you merge the two platforms together?
>> ADI: Yes.
>> LEON: OK.
>> TAI: So that our audience understands clearly, because I was kind of confused when I first heard about YouNow, PROPS, and Rize. So, help our audience to make sure, the PROPS network or platform is a platform and then the Rize app that you guys are building is going to be the first app that goes on top of that platform. The Rize app is going to be the current version of the YouNow app. YouNow is going to become the Rize app. But this whole platform allows other people to come in and develop apps on top of it. Now, the Rize app is just going to be the first app on top of the platform?
>> ADI: Correct.
>> TAI: So, if Leon and I wanted to build a broadcasting app to help YouTubes broadcast more effectively, we can build that app and put it on top of the platform?
>> ADI: Exactly, or maybe you want to do a trivia app, or you want to create a game show.
>> TAI: And we don’t need your permission, from YouNow, or anyone - anybody can create an app and do that.
>> ADI: Exactly, anybody can do that, and you benefit from the rewards pool to help jumpstart an ecosystem. So, this is a really important point, we are getting into now the supply and demand and token economics. 50% of the tokens, go to a non-profit that manages a reward pool that distributes it logarithmically and mathematically to all of the people on the PROPS ecosystem, whether they are on Rize or any other platform.
>> TAI: So, let’s just rewind, are you [Leon] done with the other question?
>> LEON: I have a question that came up, is all of this going to be open source as traditionally in crypto or is this proprietary software that you are building?

>> ADI: We have a very practical approach, we want to bring this to the market today. Not in two or three years. The reality is that today we can open the economy and decentralize the economy completely. But for example, powerful streaming servers that are consumer-grade and can support millions of concurrent users, those are not decentralized. There are projects like, Livepeer, which is a great project that is working on it and that we are partnering with and that we are going to start doing testing with. As soon as that’s decentralized, we’ll do coin swaps and what not and continue to decentralize the platform. What’s important for us is to be practical and get this into the hands of consumers today. So, whenever we can continue to decentralize and the technology, the quality, the costs prove itself we will move to further decentralize.
>> TAI: So, in the beginning it’s going to be centralized by YouNow, but as years go by, you guys are going to find a way to decentralize it among the community.
>> ADI: So, I want to be clear because we have created this non-profit foundation called the PROPS foundation that owns 50% of the tokens, not us, and is going to reward anybody on the ecosystem, not to just us, from day one. Because we have decentralized the economy and the value from that, that’s the most important thing. Now, will some of the servers will still run on a centralized service, yes, until there are strong enough decentralized solutions. Until projects like Filecoin for storage are up and running and we can use that and do that all mathematically.
>> TAI: I think that the idea or the dream or fantasy that the crypto community has of decentralization is important, you know, to have a censorship resistant-network, but, me personally, I think in the beginning there needs to be some type of sustenance or some type of central authority figure, or group that makes decisions quickly. Because, I think that one of the challenges that we have in the crypto community is that it takes too long to decide. So, do you want to talk about that, the governance?
>> LEON: Yeah, so the governance.
>> TAI: Make it clear that we are not talking about the government.
>> LEON: Yeah, so on one hand the dream of crypto this is just an organization that is able to make decision with no one actually being in charge. We are kind of anarchists one way or another so, talk about or describe - you mentioned governance in the whitepaper about how you want PROPS to eventually have, I assume, decentralized decision making. Even things like what features get added to the platform. Should you add this feature or that feature, who is going to be, how do you envision those decisions being made. Because, right now what we are seeing with bitcoin, is, factions start saying we 2-megabit box, we want 8-megabit box and actually what happens is that nothing gets done. So how do you see that?
>> ADI: So, I think that the promise of decentralization is so important that, and we are so excited about it. The method of how to get there is not going to be just one method. We have huge respect for bitcoin and Filecoin which is a project we are very close with. Also, with Ethereum there’s a lot of value in that purity. But there is also a lot of value in getting crypto and blockchain technology in decentralized economy and value and no censorship and all that stuff into the hands of consumers today. So, our approach, in order to achieve that today was dual. One, create a non-profit foundation hat will oversee the ecosystem and we have announced for people to read the whitepaper because within two years we will relinquish control over it to the community, to people who own a lot of PROPS, to additional partners who are coming in the network and building on the network, and are large enough to governance expert it, to join it. Also, through technology like Aragon that opens up for community participating and self-governance.
>> LEON: So, you are looking at over crypto projects that are working on governance solutions. Is it safe to say, you will bring in those technologies as they evolve?
>> ADI: That’s correct. We have a lot of respect for that and frankly that’s not already on day one.
>> LEON: No, it’s not.
>> ADI: So that’s one. The second thing we are doing is that we - I mentioned that we are changing out business model 180 degrees, from being the rent collectors who take 40-50% on the transactions on the network. We are not going to do that. So, our business model is to benefit from the appreciation and growth of the network. Because we are doing that and that’s our strategy, we want to underscore that by actually changing the charter of this company from being a regular Delaware c-corp to being a b-corp, which is a public benefit corporation.
>> LEON: It’s not a charity is it?
>> ADI: No, it’s not a charity, but it is an organization in a corporation that has a mission, a public statement that it has to push and not just profit.
>> LEON: I think most of us are familiar with a c-corp that’s your average every day, but I have never heard of a b-corp.
>> ADI: I really appreciate that you asked me that because it’s a little notice thing that we put in our whitepaper. A b-corp is a public benefit corporation. Etsy is a b-corp, Kickstarter is b-corp, they have a higher mission than just profits and their mission is to help sellers, or their mission is to help projects and creative minds, etc.
>> LEON: How does the government treat b-corps different than c-corps. Do you pay taxes?
>> ADI: Same, but they are by law obliged, their mission changes from profit to the shareholders, to also, executing on their public mission. Our public mission is changing from profit to our shareholders to, also, the growth of the PROPS ecosystem.
>> LEON: But it’s not a charity because a charity does that to.
>> ADI: It’s not a charity for many reasons.
>> TAI: Is it safe to say that when you talk about increasing the growth and value of the PROPS network. That would be measured in the PROPS token itself.
>> ADI: Think about it if you were me, we are decentralizing, we are doing it. OK, we get to keep 26% of the tokens, that’s what this organization gets to keep with all of its investors and employees and future employees it will hire, etc. That is our little treasure, that is our business model. We want to see that appreciate. We are no longer going to take 50% cut of every transaction. Where is the money going to come from, it has to come from the appreciation of that? That’s our appreciation.

>> LEON: So, that’s how you are going to pay everyone that works here?
>> ADI: That’s exactly right. So, if this doesn’t appreciate, this is not working.
>> TAI: You are going from 6 million dollars a quarter in revenue, to now, to just increasing the value of the PROPS network.
>> ADI: Exactly, that’s why are comfortable announcing our b-corp with that mission because that is the mission.
>> LEON: Isn’t that scary, because right now, you are getting this revenue of 2 million a month and that’s going to go away.
>> ADI: First of all, it’s not going to go away all in one fail swoop, there will be a transition.
>> LEON: You are making a conscious decision to give that up.
>> ADI: Because we believe in decentralization, and we believe we can create a much bigger value.
>> LEON: Thank 2 million dollars a month.
>> ADI: Yes!
>> TAI: You mention VCs and investors in your company YouNow, how do they feel about that, because now you shifting the focus? I mean cause if we were investors in YouNow, we would be like hey man, you were working for us and now you are working for them, for the community.
>> ADI: I’ll tell you this we are very fortunate to have some of the best investors in the country, people can look it up. We have investors like Comcast, Union Square Ventures, Venrock, and they want to go big. They don’t care about 2 million dollars a month, they want to go big. And this is a big bet, and our vision to create interactive video and to create the next platform for interactive television is a big vision.
>> LEON: So, what about your existing investors then? Are they going to exchange their stake in YouNow for PROPS tokens?

>> ADI: They will remain our shareholders, and as a company has 26% of the tokens that’s an asset of the company.
>> LEON: So, they own that 26%.
>> ADI: Correct.
[END]

PROPS Project for Investors #4 - What Is The Rize App? (Legacy Version) - By Tai Zen & Ben Perper
Published on 12/10/2017 by Tai Zen from Cryptocurrency Market
https://www.youtube.com/watch?v=JT9CjLshHLU

>> TAI: What’s up guys, this is Tai and I’m broadcasting from the headquarters of YouNow office in Times Square, New York and with me today is Leon Fu Dot Com and also Ben the Head of Product Development here at YouNow. So, what we have here on the screen with us is the current YouNow software. Before we start, can you give us a little background?
Ben: Sure, I have been at YouNow for about 2 years, before that I was in SF at Zynga. Before that I focused a lot on gaming and other Zynga titles.
>> TAI: For the audience that’s not familiar with the virtual economy can you talk about what that is.
>> BEN: In gaming economy you have users paying fiat money through the app store, Google Play, Vine, end-game currencies which they then use to purchase virtual goods within the games, such as, a new house, or PROPS in Farmville or more chips in Zynga, weapons, guns. All of defenses right. You are building digital goods and selling them for real money because they provide real utility in these games, they give added experiences and more fun for the players.
>> TAI: How come we never talk about this stuff in college.
>> BEN: I mean just loved games and fell into back in high school, I used to create games with my TI83 calculator, simple programing games.
>> TAI: So, let’s go through this very quick. You have this teenager currently on the YouNow platform, so the majority of your viewers and your audience use the mobile app, right? But for this demonstration or this exploratory purpose, we have up the website. So, walk us through…
>> BEN: So, a lot of folks, creators and social media influences like to come onto YouNow to broadcast like to their audience and their fans. Here is the chat and these are her fans who are typing and chatting with her. She is talking and entertaining them. What’s cool about this business model, is that she is earning money right now through the virtual economy similar to the gaming economy. She is number 4 in her channel, which means she’s trending in the number 4 spot. The more viewers she gets the higher up in trending she goes. If she wants more fans, money and viewership, she can earn more.
>> TAI: Tell me about, what are these tabs here?
>> BEN: This is the top fans section. So, what do we mean by top fan? This is someone who has spent the most amount of currency in the broadcast. Similar to YouTube when creators get a portion from YouTube for the ads. Here on YouNow, creators are in 70% or so of the dollars actually spent by users in the broadcast. So the spending of the virtual currency in the broadcast which has real dollar implications, so the user can say, I am going to take $10 dollars and I am going to buy 1,000 bars of YouNow bars, our virtual currency, they can then use those bars to send gifts to the creators and the creators then earn a percentage of that.
>> TAI: For example, I want to, if I am a fan of EV1, and I want to give her a gift, so I go purchase the YouNow bars which are these gold bars right here and I can go buy one of these gift items and I can gift it to her.

>> BEN: Yes, and it shows right here on the screen and she might give me a shout out if I am a big fan of hers. It helps me trend because I am getting likes for supporting her business and how she’s’ doing, and it gives me status as well. I can be a top fan and I’d be known as a big supporter of hers.
>> TAI: OK, so this fan Johnny Cab spent 750 bars - gave it to EV1, and he had to buy with real money?
>> BEN: Yes, exactly.
>> TAI: To someone that’s watching this, we know people buy stuff in video game world. But in social media to buy stuff just to show that you like someone. OK, talk about the, offline you shared with us the three reasons why someone would want to do that? Why would a fan or viewer would spend real working money they have and spend it on a random stranger?
>> BEN: Great question, as you mentioned there are a number of reasons. First, patronage. Someone is trying to become a star or popular musician and they just want to support their career and get to the next level. Maybe it helps buy a new instrument or microphone.
>> TAI: So, audience watching this outside of the U.S., when you say patronage, they just want to support.
>> BEN: Just to support, that allows that broadcasters career or growth trajectory to take off. It’s almost liked these personalities become a “fam” they often talk about “my fam is here” and because of this sort of relationship they want to support them. The other reason is really status, and so, what does that mean? People that contribute money, there are leaderboards for them, they earn badges and other things that signify that they are big supporters of the platform and they are paying a lot of money and supporting a lot of broadcasters they kind of get this status. They come into a room people notice them, broadcasters notice them and give them shout outs. They get to say they are a top support and they get good about that, it gives them status. And these little badges become important to them and they care deeply about that.
>> TAI: So, when someone that is new to the virtual economy here, that might sound like crazy. Let’s look a few examples in the real world where people actually do that. So, there are people, I come from Dallas and Leon comes from Austin, and there are people in different cities where they will donate money just to have a street named after them. Or, they will pay to have a library or public facility built just to name it after them. So, we know that that happens in the real world, but this is just a smaller scale in the virtual world.
>> BEN: Right and it is happening in real time you get real-time feedback too. If you don’t have money to get a street, people might realize it and oh I kind of know that name, but you’re not allowed for that thought process. But here, if you go into the room with your red crowns everyone’s going “wow” our top guy is here you kind of get that.
This blends in with the last leg of why people really like to contribute, which is attention. So, imagine I’m much younger teenage girl, and I’m watching my idol who I have a crush on, or a famous person broadcasting and I want his attention because getting a shout out from my icon is important - I can send something that cost 50 cents on the screen or I can send him something really big to get his attention like $50 or $100.
>> LEON: It’s like a rock start is on the stage and you are like waving.
>> TAI: So, talk about the gift box.
>> BEN: Yeah, so essentially this gift box is full of virtual goods that you can use your bars on so I have a very high balance of virtual bars; I work here and so, I can use those bars and send them onto the screen. So, I can send her the small ones that come onto the screen, but they are cheap, 15 or 25 cents. I can also send some that are up to $100 that are big and sort of exploding everywhere and it’s really going to grab her attention and it will make sure I’m supporting her and getting that call out. Also, the more the costs of the gifts, the more likes they deliver. This also helps the broadcaster who receives it to trend and get more viewers.
>> TAI: So, to show I like her channel, instead of just saying I like her, I can just support her with dollars. This is real dollars that you use to buy one of these gifts.
>> BEN: Yes, you buy these virtual currencies and then you spend it on the gifts.
>> TAI: So, you buy the virtual currency, the gold bars, and then the gold bars buy these virtual gifts and you give it to her [the broadcaster]. So, can you give us an example of what is the lowest cost to give to her.
>> BEN: Sure, so the simplest gift you can give is 50 likes, it’s like 15 bars which is like 12 cents or something like that, roughly.
>> TAI: OK, so before you send this to her as demo right. We don’t know EV1 or who she is. He asked us to pick a random person we have never seen or heard her before. Can we turn the volume and just see what’s she’s talking about here?
>> BEN: We are going to drop a small one first, which is 10 to 50 likes. [sends the likes, broadcaster thanks Ben]. Now when I do a large one, we are going get a different reaction.
[The girl gasp and was like OMG who just did that!]
Now the audience is going crazy they love, they are hash tagging my username. Now she’s talking about me and the whole chat is talking about me. See and how she jumped up a couple of slots and is no longer number 4 on trending. I feel great about myself, she feels great and everyone wins. Its’ a beautiful system.
Se and this is a perfect example, when someone spends and gets a reaction, it encourages other people to spend because they want that reaction. She’s still in shock, she’s like how did this just happen, someone spent $100. But’s not that rare - we have millions of dollars spent on this stuff every month.
So, when she trends, she is going to attack more viewers and she will trend and attract more viewers. So, that’s the demo of how economy works and why people pay and why it’s exciting.
>> TAI: So that costed you 100 real U.S. dollars.
>> BEN: Yes, it’s a special one.
>> TAI: So, let’s just summarize again of the three reasons why someone would use really money to buy these gifts and give them to someone. One, patronage, show support. Two, attention on the broadcast - shout out, hashtag, and three is status.
[END]

PROPS Project For Investors #5 - What is The Rize App? (Software Testing) - By Ben Perper & Tai Zen
Published on 12/10/2017 by Tai Zen from Cryptocurrency Market
https://www.youtube.com/watch?v=QFOqK6YsYMU

>> TAI: So previously we had the YouNow.com platform up so now, can you walk our audience through the new version that updated version. So, what is this called?
>> BEN: So, this is the Rize app, and so right now, we were just watching a broadcaster, there was just one broadcaster to the who audience in the chat. The immediate difference and broadcaster can bring multiple people up on the stage with them. Everyone in the audience is actually live. I can click on any of these guys, join in a group with them, send then a chat or likes. The main broadcaster can drag people up on the screen. So, there are all these different layers of interaction, but you will notice here is a gift. Someone just used a virtual currency and sent gifts that that turns into likes.
So, Mike is the room owner right now. so, he has invited all these folks up with him. But he is not the only one getting likes right now, everyone in here can earn those likes and currency and social currencies so it’s much more interactive and open for anyone to participate.
>> TAI: So, in the previous platform there is 3 key players in every platform, right? You have the platform creator, which is your team, then you have the content creators, people like us who go on the platform that create content like Mike right, he’s creating content. Then you have the content consumers which are the viewers, subscribers or fans. So, on the previous platform, you’re saying only the content are the only ones that benefit from the platform financially.
>> BEN: Yeah, it’s a one to many systems. People can chat, but in the audience with the previous one, I can’t get likes or the social credit. The interaction design here.
>> LEON: DO you still have the chat box hear?
>> BEN: So, I can say, hello to Mike, and if we had our volume on, he would obviously respond. Again, I just want to stress this is an alpha, all these designs are preliminary and are changing at this very moment.
>> TAI: So, the functionality will be the same, but it will look different.
>> BEN: Similar yes, so the color and the design will probably be changing but similar functionality with many people on the stage and everyone live in the audience. There’s really responsive, many-to-many connections that are going on, this new technology that we have built is really the core piece of it.
See he is getting more likes and more gifts right now. So, what’s really different about this app, not just this crazy interaction on a new technology, is the fact that, now in the old work users would spend dollars to buy virtual currency and then broadcasters would earn dollars. Right, now in this new world, this currency, these guys are reward with our new token PROPS.

>> TAI: So, for our audience outside the U.S. who may not know what the word props means. On the streets in America, the word props, if I give you props, that means I’m giving you acknowledgement or credit for something you said or did. So, I’m giving mad props, that means I give you a lot of credit. So that’s what props means?
>> BEN: Right, and it’s also the name of our token.
>> TAI: So, before you guys used gold bars.
>> BEN: Before we used gold bars for users to buy in the store and send gifts. Then those broadcasters were earning a slice of whatever was spent in the broadcast. Now, in this Rize world, we want to remove ourselves as the middleman, there is a slice, we want to reward our broadcasters, the audience, anyone that’s in the platform creating value - we kind of measure with watch time or likes, inviting people, basically growing the platform can be rewarded and reward in PROPS instead of with dollars. We reward with this token. This token, then, if they wish to, they can convert to dollars or bitcoin or ether or whatever they prefer. Or, they can hold on to it for important utility inside the app.
>> TAI: SO, what you guys are essentially doing is, you guys are replacing the YouNow gold bars with the PROP tokens because the PROPS tokens can be sent to the exchanges and converted to U.S. dollars. Which has a lot more value.
>> BEN: So essentially replacing only limited a tiny fraction of people earning U.S. dollars with letting everybody earn PROPS. SO, it’s the earning mechanism. What you can do with that balance you can then convert that back into coins for the gifts or you can hold it. What’s important is that you hold PROPS because the PROP balance will unlock features for you, it will give you power for influence on liking other content you like. So, it’s like curator rewards, it will give you very importantly trending boost. So, we saw on YouNow the importance of trending boost of bringing a new audience in. So, it’s important for those that are earning PROPS that want to be successful.
>> LEON: One point you made off line was you made you can actually compensate the long tail. So, with YouNow, you previously said you have to register with you guys and actually sign a legal agreement before you can get paid on YouNow. In PROPS, you said that now everybody can get paid because it’s a token that they can just accumulate and take possession of.
>> BEN: IT’s tiny sliver right now of broadcasters on YouNow are earning, there’s thousands of influences and partners we have agreements with that are earning money. But based on our 40 million users install base, it’s a very small amount of people that are actually earning anything. They have to be on stage in order to earn. Whereas now I can just send likes and can earn PROPS without being on stage. For instance, I have joined a group chat with my friend Angel, so now we are both watching this together, but we can interact together, and we can have this social experience. There are more connections available in this app. I can click on this guy and give him likes.
>> TAI: Previously you could only give likes and gifts to the broadcasters but now you can give them to other audience members.
>> BEN: Exactly, and now you can interact with other people other than just the broadcaster. Angel is now dropping all these likes on me and we are just sending love back and forth there. We got a little bromance going on, we are watching this together and we can chat. See he is sending me gifts, that’s good. So, hey look there is Adi our CEO is up on the screen there. So, you will notice there are mechanisms for giving revenue. I can click on Adi and gift him gifts. You can put anyone up on the screen, anyone in focus and gift them gifs. Or, you can click on Mike, and I can give him a beer, and so forth. Oh no, I’ve ran out of coins. See, now Mike has dragged me up on the stage, I am apart of the group trap, I see Adi our fearless leader. Wow, Mike has 150,000 likes right now, he is going to earn a lot of PROPS tomorrow. Adi is trailing, there we go, now I am getting some love. I only have 100 I’m not doing so well. Adi is in California, so he is checking in from his car it looks like.
>> TAI: So, things are happening fast in real-time, that’s really good that there is no lag. You are able to have it in real-time.
>> BEN: Yep, Mike can just drag people up and down very quickly.
>> TAI: Are you limited with how many people can come up on the screen on the stage?
>> BEN: Yes, we are limited, as we will talk about soon, we are going to make this app extensible so we might have different use cases. So different rooms might have different abilities to bring more people onstage or make it smaller and dozens of people already.
>> LEON: I can see, like do you have an iPad tablet version, because I could see the extra real estate.
>> BEN: Yes, absolutely.
>> TAI: I could also see this being very useful for team meetings, because this is like more interactive as a team meeting. You could bring up the team leader right here and you can bring people up to present their portion and then bring it back and bring up the next person.
>> LEON: If you just add things like screen share and whiteboarding this you could easily use; something like GoToMeetings.
>> BEN: Yeah, there are so many use cases and we are excited to build, and a key differentiator is the ability to kind of customize these for all these use cases.
>> TAI: OK, who… OK, so like talk about a real-world use case. Let’s say a professional soccer play just scores a goal. He can come onto the sidelines and check his Rize app and see what his fans said about the goal just made. Reward him.
>> BEN: Absolutely, there are all kinds of interactions with any kind of live event, it’s a perfect match.
>> TAI: So, it’s a two-way reward system because the broadcaster, if he likes you, he can reward the fan with PROPS token.
>> BEN: Yes, he can give them all kinds of love and help them get notoriety and followers just by dragging the person up on the stage to get likes.
>> LEON: There are endless possibilities, like even using GOCAM.

>> TAI: The thing I really like is that individual user doesn’t have to ever know what crypto currency is.
>> BEN: We are going to be able to introduce this to millions of mainstream users and we don’t have to educate them right away. It’s kind of a stumbling block if we try to force them to go through the crypto steps. They can still come and watch their favorite broadcaster, content creator, and get gifts and get excitement and engagement, and eventually we can gradually introduce them to the crypto world. This is important, it’s not something we take lightly.
>> TAI: Now, talk about like is this something that can be recorded?
>> BEN: Eventually, it could be, in the alpha stage it’s not going to be recorder. We want to get to linear and video on demand content.
>> TAI: So, this will encourage, the soccer player example I used, if you want to join the interaction, you need to be there live when they are playing the game. They can show their team they have a lot of followers of viewers based on their Rize app. They can even get huge endorsements.
>> BEN: Of course, the followers and viewers the more you can sell your “fanships”.
>> TAI: So, the PROPS network is the platform you guys are building and the Rize app is the first software that is going to work on top of the PROPS platform.
>> BEN: Yes, we are launching the first app. We anticipate being able to drive a lot of user adoption of Rize, get the business model going and then opening it up to third-party developers who want to develop programs and extensions.
>> LEON: So, a third-party could build a competitor to Rize
>> BEN: Absolutely.
>> TAI: So, previously in the legacy system, YouNow, if someone wanted to build that, you guys would have to do it?
>> BEN: Yes, we would have to do that, we would have to custom code and so forth.
>> TAI: So, now with Rize we can do it ourselves. So, when you release the tokens you will release the app the same day.
>> BEN: Yes, anyone who purchases the tokens will have early access, a whitelist, to be added automatically to the app.
>> LEON: So, unlike most ICOs you will have a product the day you release your tokens.
>> TAI: That’s going to put you guys in the forefront.
>> BEN: Yes, we are here day one.

>> TAI: There are products that we invested in 3 or 4 years ago that still don’t have a product. This is pretty amazing, phenomenal. So, what else do viewers need to know about this that are new to live streaming video, what’s groundbreaking stuff.
>> BEN: We touched on it a little earlier, everyone in the audience is live, the many to many interactions, the fact that we can drag people in and out, just lightening quick. This doesn’t exist anywhere, and our team has built that, right, the fact that the longtail participates in the earnings and economic system is huge.
>> TAI: When you talk about longtail.
>> BEN: Talking about everyone not just broadcasters, people in the audience can still take value in just watching together, there is all kinds of use cases. The roadmap is full of all kinds of things and we are just really excited.
>> TAI: Can you pull up the gifting, before you gift Mike anything, lets just say in the past you bough this gift right here and you gave it to Mike, normally, if I was a fan and I bought this gift to give to Mike, say it cost $100 to buy. In the past, you guys would keep 30-40% of it, and you would give Mike the rest of it? In this new app, you are taking the very minimum to maintain the platform.
>> BEN: Yes, we want to remove ourselves from that situation and we want the creators to take as much as absolutely possible while covering some tractions fees and those types of things.
>> TAI: That’s going to be a huge game changer, we are fortunate enough, that we made enough money with cryptocurrency, the bulk of our money comes from trading and investing. We know a lot of our YouTubers who make the bulk of their income from broadcasting. Now, because YouTube is cutting their advertising, now they can come and broadcast here and earn almost the majority of the income, that the platform produces, and the views also get to participate in the income also.
>> BEN: So, what’s really great about it, it aligns everyone’s incentives, as these audience members and broadcaster’s earn PROPS, they have a stake of seeing the growth of the platform. Expect it to monetize better because everyone has the same goal of platform growth.
>> TAI: What are some of the risk or challenges that you are going to be facing. So, as the head of product development here, what are some the challenges you see in front of you for the project?
>> BEN: I think the challenges, is that we are going to be taking this crypto token and introducing it to a lot of new users who really are unaware about what cryptocurrency is. So, there is a lot of information there and we need to think hard about our UX and security. A lot of people aren’t familiar with 12-word phrases or how to save a private key or how to create a wallet and what exactly is Ether? So, there is an education that we are formulating, and my colleague Peter is actually the lead on that. He is thinking a lot about the wallet situation.
>> LEON: So, on day one when you launch, will there be a wallet system in the app?
>> BEN: Day one on the app you will be able to convert your PROPS to Ether.
>> LEON: So, are the keys in your phone?

>> BEN: The keys are not currently in your phone. You would be able to move your PROPS into my Ether wallet essentially, and you would se that up. The vision is to obviously create a device wallet which should be ready for public launch. So, there is two day ones, there is day one of the sale when all the investors get to take part and there’s one that’s ready for more the mainstream users.
>> LEON: So, you earn your PROPS here in the app, but you have claim the PROPS through your website?
>> BEN: You can claim them day one in the app but your claiming through an external wallet on day one.
>> LEON: So, there is going to be a menu option available to claim your tokens and that will send them to your Ether wallets.
>> BEN: Yes, and you guys will see early designs of this when you talk to Peter.
[END]

ICO Spotlight #1 - My personal favorite with LOTS of mainstream potential!
Published on 11/8/2017 by Brandon by Crypto Oracle
https://www.youtube.com/watch?v=_2Gdqi6QVIk

>> BRANDON: Hey guys, this is going to be the first series I am going to be talking about; up-and-coming ICOs that either are coming out soon, or I just love the technology, or I just found them out. These are all going to be ICOs that one, I am personally investing in, OK, that’s already a huge factor. If, I personally investing in these - I am not huge into ICOs - so any of these ICOs are going to be solid in terms of getting into.
Let’s get right into this, today’s ICO spotlight is going to be about PROPS. You probably heard about PROPS if you used the service YouNow, it’s pretty similar to Twitch. It has a little bit of a younger audience at the moment. Usually the teen to younger twenties, which Twitch also has but Twitch is more centered on gaming and YouNow is centered more on generally streaming. More discussion stuff like that. So, with PROPS we have a completely new system, this is going to be the absolute pinnacle, I’d say, of blockchain and decentralized video streaming applications, just video applications in general. Now, the main website has like a normal, you know, explanation of everything. Except, we are used to going on ICO websites and checking out the team and I guess the FAQ stuff about the release and the token and roadmap and stuff. But I am going to go straight into the tech first, because I know I usually don’t talk about the tech in most of my videos because it makes it longer. But, since it’s a spotlight about one ICO, I’m going to go ahead and do it.
So, this is the whitepaper of course and this is my favorite diagram that they have in their whitepaper. If you are looking at it, pause the video or take a screenshot or something, if you want to have a really good look at this, or just go to their whitepaper on the website. I will have a link in the description and the telegram channel for the developers. Because, as everybody knows if you are going to be getting into an ICO you should have a personal conversation or just be in the slack group telegram discord, whatever, of the developers and the sales team and everything, because that’s proven to get the quickest updates. They will be telling you guys first and will be looking for feedback and stuff like that.
So, as you can see with the PROPS foundation, you have the PROPS layer. I am going to try to explain this in layman terms just to be able to get this out to everybody that wants to invest. Then you have the apps that can be used and Rize. Now, the apps can be absolutely third-party, doesn’t have to be developed by YouNow. It can be anybody that wants to create a video streaming, front page, any type of front-end development that wants to use the PROPS foundation or technology as backend. Similar to how people use Ethereum as the backend and then, their technology uses that like its mainframe. So, I am trying to put it in layman’s terms. I guess you can see like having Amazon webserver on the backend and then on the frontend having a bunch of websites that use the server, utility stuff like that. We see PROPS as the backend, the specific YouNow frontend is going to be Rize, which you can see here.
So, let’s go over here. We see the timeline. So, the timeline right now, they are just getting stuff started. They are launching apps and their token sale this year. So, you can see right here it says Q4 becomes b-corp, but even before that, we’ve already concluded the PROPS powered Rize mobile app. Now, kind of between that, but Q4 2017 is the token sale, which will be taking place November 20. So, that’s the most important thing in terms of investing in PROPS, is going to be that token sale, getting in early, and making sure that you actually get in because we know this one will fill up fast.
So, in the future, we have a lot of great stuff. 2018 is going to be a really big year for this token. So, something I want to mention, the actual scope of this project. Since they have the backing of YouNow which is a huge company you know that they’ve got the resources, the players, and the team to truly create something that can go to market. Now, we see these ICOs out there and they have great ideas and tech, but it’s managed by some guy who is 18 years old who’s a freshman at Stanford. I’m sure he is the smartest guy in the world as it pertains to blockchain and he’s creating the best product, but he’s not going to be able to take that to market. He’s not going to be able to brand it and really create a product. Now, YouNow has already created a product they are just making it better by creating PROPS and Rize, not necessarily to replace the YouNow system currently, but instead to improve upon it. Now, eventually, hopefully it will replace everything. If blockchain technology replaced all video streaming software or video software in general that would be awesome. That would really be an improvement, complete decentralization. We’re talking lower server costs in the backend in terms of companies, talking lower buffer rates on the front end, on the actual users. It’s just going to work out better for everybody, that’s the great thing about decentralization and blockchain technology. So, bringing this to the video streaming platform that we see from YouNow right now, is just absolutely incredible.
Let’s see if there is anything else in the whitepaper that I want to show you guys. We’ve got some wallet screenshots right now. See there is the PROPS tokens, it shows the currently market value of those tokens and stuff like that. Pretty good protection, I am sure it’s going to be 2fa, but you can see they already got recovery phrases, so whenever you make a wallet make sure to have a nice long password and recovery phrase. Everything is going to be really kosher, I can already tell, because they really have an in-depth whitepaper. I’ve read through all of it, that’s what I am making sure I do in all of these spotlights, to read through the entire whitepaper.
So, here you can see the actual exchange of the tokens and their monetary value. You see at the top we have the foundation, PROPS, at the bottom we have the users or contributors, those are people who are either making videos or streaming, making or consuming the content, aka the users. On the left side we have Rize, in-app purchases in-app system. That’s like bars which is what YouNow currently uses, or similar to Twitch they use bits. In terms of donating or giving back to the person that’s streaming. On the right side, we have an example of an ad-based system. That would be a third-party developer using the PROPS foundation, the left size is obviously Rize which is built by YouNow. You can see how the money flows from the users, the foundation, and gets cycled and goes back to the users, or the contributors and such and then eventually back up to the foundation, in small amounts. So, everything looks great there. That’s also one of my favorite info graphs that really explains all the tech. Let’s see if we can find anything else that really excites me. I’ve read through all of this. Everything really looks great, this is all in-depth stuff, in terms of the digital content and how it moves around from developers to creators and eventually to publisher and users. Rize is obviously going to be on the app store and is going to be completely, I don’t want to say universal, but Android store, Apple store, or I guess, the App Store, and then obviously, there is going to be a PC platform, so, that’s all going to be great. Let’s see if there is anything else? No, that’s about all I have without getting into two technical stuff. You can see here they have their reward calculation configurations here - but, kind of have the gist of everything. Basically, what you are investing in is the YouNow team plus the new idea which is PROPS which will be Rize and which will eventually support third-party developers and systems that want to use this technically. You could say this is the YouTube of blockchain development. YouTube could create their own thing, but I’m not seeing it.
So, that’s its good luck trading, have a good day, as usual this is the Crypto Oracle.
[END]

PROPS ICO Update - Early Registration & What big investors are already investing in PROPS??
Published on 12/6/2017 by Brandon from Crypto Oracle
https://www.youtube.com/watch?v=E5nUXrB_CYo

>> BRANDON: Hey, so this video is going to be a quick ICO updated on a video I did a few weeks ago which was for the PROPS ICO created by YouNow corporation. I wanted to show you a couple of updates regarding the token sale. So, if you look at this article on Crowdfund Insider, it’s kind of a new source that goes into investing it’s start ups and ICOs stuff like that. It actually details some of the early investors in PROPS as well as the token sales that coming up on December 11. Well, actually its by December 11. So be sure to get in before then. It will also be listed on not only Coinlist which we have seen with Filecoin, that got funded there, I believe there were a couple other coins, I can’t remember the name of them. There were huge coins - this is just another service that allows you to invest in coins, very similar to an ICO type deal, except it’s not just on PROPS website, it’s through Coinlist. Also, on Coin Republic or Republic.co, you can invest. This one is a little harder to create an account on actually, but they do have a lot of start ups and such that you can invest in and PROPS is available until December 11, there. So, definitely check it out on Coinlist first just because I’ve seen it’s a little bit easier to register and kind of get started. But if you go to COinlist.co the first thing you are going to see is PROPS by YouNow which is awesome. Registration, there is a little time, it ends in about 4 days, 5 days actually. So, that Dec. 11 deadline is coming up so make sure to register for the sale before that Dec. 11 deadline. It gives a, you know, a rundown of these little info graphs and how PROPS work. If you haven’t seen the ICO video for PROPS that I did before, make sure to check it out, I go into a lot more details. This is, if you just want a quick rundown definitely to check this out. You can watch this quick video that shows what PROPS does, how it runs and how people are going to use it, etc. Basically, that’s what I wanted to show you this interesting detail about the early investors in PROPS. Big names like Union Square Ventures, if you heard of them, them Comcast, BlockTower Ventures, they are all ventures that have been investing in ICOs and startups for a while now. Including Chris Dixon is a pretty popular guy in the startup real, I don’t know if he has his own VC company or if he invests himself. Notation Capital just looked into them, they seem pretty big time, less popular in terms of public scale, but they do a lot of small-time startup investing and stuff like that. But I really don’t think PROPS at this point can be considered small time at all. YouNow is a pretty huge company, they are going to run this ICO, this coin, really well. They have an entire team, we’ve got Adi Sideman, the CEO, is running it all. I seen so many videos of him, he recently did a video with Phillip DeFranco actually. I will put a link in the description. That was a cool video that showed Phillip DeFranco doing a tour of the YouNow workspace and meeting with Adi Sideman, the CEO, and just kind of explaining the whole process. I’ll put the link in there. If you want to understand what PROPS is doing and get an inside their workspace - the applications of this in terms of creators and such, you are definitely going to want to check out that video. I kind of like Phillip DeFranco. I think that’s all I have to say. Make sure to get in before. The actual token distribution will be in the first quarter of next year. I’d expect it in January and February. Checkout the links in the description. Do your own research…
[END]

PROPS | The next gen crypto-economy powered video social media platform
Published on 11/4/2017 by Cryptocurrency Australia
https://www.youtube.com/watch?v=YySRVV1oE1U

Hey guys, I’m here with another video. Full disclaimer this video is sponsored, however, the PROPS team has allowed me to be completely unbiased an objective, just like I have been with all of my other reviews, so let's get to it. So, what is PROPS? Props is a blockchain based platform, an ecosystem for a live video social media. So, the PROPS ecosystem has been designed away that to allow content creators and developers to build their own video experiences and apps for their audiences. Do you need thing about the PROPS platform is actually powered by crypto currency? So, before we get into the core of the review let's hear more from the team themselves about the product and how the ecosystem is going to work.
[Video changes to Adi’s presentation]
A: Hey guys, my name is Adi Sideman, and this is my colleague Yonatan Sela and we're here to introduce our new project PROPS, it's a decentralized ecosystem for video applications. We practically, as David said, invented the mobile live streaming in the U.S. And as you can see it has become a big market ever since, we are very proud to have a significant mindshare of that.
Y: So, PROPS is a decentralized digital media ecosystem. Digital media today is pretty heavily concentrated with a couple of big players who own most of it. A couple of companies have generated hundreds of billions of dollars in enterprise value. But the people comprising these networks, the creators, the users, the developers are building on top of them. All of them have received a very, very, small portion of the enterprise value that these networks have created. In fact, all of that value flows, or the vast majority of it, flows to the founders of these networks and to the very early stage investors. With PROPS, we are trying to really reshape that and really create a different type of economy and we think that by tokenizing the digital media economy we can achieve greater decentralization of the distribution, and we can much more equitably and proportionately distribute the value that is generated on digital media network. With PROPS, a creator earning gets a strong personal stake in the network and in its long-term success. In a tokenized digital media economy, they can earn tokens and effectively become partners in that success. So, take every contributor in this network, the user, a content curator, a content creator, a developer building on top of these networks, and as well as the founders and the crypto-enthusiast that help jumpstart these networks - all of these people can earn in tokens. What that does it helps align the long-term incentives of all of these people. It also helps create multiple players within this network, because every developer is incentivized to build on top of it and the economy is by definition decentralized which means distribution becomes more decentralized.
[Back to presentation]
CA: OK, so now we know a bit more about the platform and how it's actually going to work. Let's go into a SWOT analysis where we look at this strengths, weaknesses, opportunities, and threats facing PROPS. So, starting off with the strengths, the first major strength is PROPS is actually a subsidiary of its parent company YouNow. Now YouNow is a company that was established in 2011 and is currently an active and very successful live video media platform. So YouNow has been operational for a long time and as we can see here on the website, we can see people on the platform interacting with their audiences. I'm actually going to check out the “Dapper Rapper” to see how it works - he's engaging and rapping to his audience and so we can see the platform that YouNow has built and that has been operational since 2011. They’re going to be taking the lessons learned from this platform and applying it to PROPS. Now, the YouNow platform has over 40,000,000 registered users and has generated over $50,000,000 in sales since it started back in 2011. YouNow has also had an area annual sales growth of 40% year-on-year since 2011. So, PROPS aim to be the decentralized crypto economic, next stage of the YouNow platform by taking those lessons learned and tokenizing the ecosystem to more evenly distribute wealth and the growth among content creators and users. You just learned that the PROPS team the YouNow product which has been so successful and used by so many people and that they are able to take those lessons learned through those years of having YouNow operational, and then applying that to PROPS. Now, the PROPS ecosystem is actually been designed in a way to actually incentivize both content creators, contributors, developers, and users. So, using a two-currency model, users will basically purchase coins through the App Store or Play Store and then those coins will actually be used in the ecosystem itself and then converted to the PROPS token to actually award the content creators, and the developers, and other contributors. Now what this ecosystem model does is actually incentivizes more people to use an grow the network and to increase the amount of content that is consumed in the ecosystem, which is basically going to self-perpetuate the business and grow the business organically. The one major strength about PROPS ecosystem is it has been designed in a way to allow mainstream adoption where people don't have to know about crypto, but what do I mean by that? Basically, all the people have to do is start using the platform and any PROPS tokens will just be automatically deposited into their PROPS wallet.
Now, as we saw before we saw one of the first applications on the PROPS network and that was the Rize app. Now there's two distinct features here, PROPS is an ecosystem that allows developers and content creators to build applications on it. Now Rize is the first station to be built on the PROPS network. Now the Rize app will actually be released at the very end of the token distribution and the PROPS token, the utility of the token, will be available on that day as well. So, a huge strength to have a working product at the very end of the token sale and is something you do not see very often in the cryptocurrency world. Now because of YouNow’s huge user base they actually plan to see the Rize platform with some of that user base from that YouNow platform. Now, this will give Rize an enormous head start right from the get-go due to that huge user base, 40,000,000 million registered users on YouNow. Now, they also plan on potentially integrating the PROPS ecosystem into the existing YouNow app if they see success down the future. Again, also a huge advantage. A pretty cool feature of PROPS third-party developers can build their own stages or their own games within the ecosystem. Other features could be a voting system or a stage where other viewers can view someone performing live. Developers can even produce their own digital goods to be used within the PROPS on Rize. Now, another huge strength is the PROPS team is 40 people strong and many of these people on this team have actually come from the successful YouNow platform. Now, as part of the ambitious road map from the PROPS team, they actually intend on opening Rize, open source with the code, to allow developers to add functionality and customize various use cases within the app next year. The PROPS platform has quite some prominent investors with Union Square Ventures, Venrock, Comcast Ventures, Owens Eve (?) and Chris Dixon. Now Union Square Ventures and Comcast are both investment firms that actually specialize in social media networks and new technologies. Interestingly, one of the investors Chris Dixon actually sits on the board of Coinbase, and Coinbase one of the largest cryptocurrency exchanges in the U.S., if not the world. Now lastly, the white paper itself was very well presented it's very well written, an it's transparent in terms of why the business operates and how they're going to conduct the business of PROPS.
OK so now on to the weakness. Now the token itself which will be used in this ecosystem is called PROPS. Now the actual platform on the ecosystem itself is also called PROPS. So, this may be a little bit confusing that the token itself is called the same thing as the ecosystem. Now the system itself, in the way that it operates itself, will actually begin in a centralized way like many other blockchain cryptocurrency companies establishing their products, however, they have got in their white paper here that they are going to consider moving into a decentralized governance system or D.A.O., which is a decentralized autonomous organization such as those presented by Aregon or others. Now Aregon is a platform that facilitates decentralized organizations to be built on. OK, so what about the opportunities for PROPS? Well, PROPS have the opportunity to be the first crypto economic live stream video social media platform. But more importantly, PROPS has the opportunity to bring cryptocurrencies to the mainstream, by integrating their existing YouNow platform which has over 40,000,000 registered users, with the PROPS platform it creates the opportunity for millions and millions of people to get into a platform where they are exposed to cryptocurrencies and have the opportunity to earn and contribute to be a part of the ecosystem.
So, what about the threats that are facing PROPS? Well there are actually quite a few decentralized blockchain based social media platforms currently in development. Two notable examples are kik and flixxo, so although these platforms are based on decentralized blockchain based social media, they don't really fit in the same genre as PROPS and YouNow. Now there is however, one platform which is a direct threat to PROPS and that Livepeer. Now much like PROPS, Livepeer claims to be an open decentralized platform for live video broadcasting. Now based on their website Livepeer aims to deliver a crypto economically incentivized protocol, an open media server for live videocasting resulting in a cheaper more scalable and more decentralized live streaming solution that exist today. Now although the concept of Livepeer could be seen as a threat to PROPS, it does look like they're quite early on in their development phase. Now, on their actual road map here, from their website, it says the Livepeer project is very early, and in such, the full scope of what needs to be accomplished is still being designed. Now although the concept of Livepeer competition to PROPS, they’re well behind in terms of development with PROPS actually having a working product ready to be launched after their token sale.
OK, so with the SWOT analysis out of the way, let’s go ahead and check out the PROPS token. As we discussed earlier, the token itself is called props and is an ERC20 Ethereum based token. Now, interesting use cases of the PROPS token in the ecosystem itself is that it will actually be used as a status token, which means that it will indicate a user’s access to advance functionality and permissions which is basically being created to incentivize people to hold on to them. Now some other uses for the PROPS token as well is, we have a premium experience’s so holding those tokens will unlock, basically, premium experiences or gameplay, also status signaling which actually shows the elevated status of people who hold the PROPS token, influence and curation, a stage where content creators can actually distribute these tokens as well and content promotion. Now the PROPS token will actually be rewarded to users and content creators and developers once a day based on likes and different engagement metrics. Now in the whitepaper they have calculations to show how the distribution of PROPS is calculated. And when the ICO starts, the token distribution will be as follows: 50% will go to the PROPS foundation which is basically there to incentivize content creators and developers to use the PROPS platform; 26% will go to the co-founders and employees; 4% to advisors; and 20% out to the public during the token distribution event. Now the token supply itself will be limited to one billion tokens, if you like to know more about the token sale and when it will be scheduled, there will be a link in description straight to the PROPS website. So, guys in summary, the PROPS ecosystem has been thoroughly researched, well planned, and well thought out. By taking the lessons learned from the already successful YouNow platform and applying those lessons to a crypto economic business model, will uniquely positioned PROPS in the future of monetized social media. So, guys that's it from me! really hope you enjoy this video…
[End]

Props ICO Review - Decentralizing Digital Media
Published on 12/8/2017 by The Crypto Lark
https://www.youtube.com/watch?v=CrtwAlIKyOA

>> CRYPTO LARK: Today we're going to be talking about the PROPS ICO. These guys are making an ecosystem where digital media can flourish online. We're going to be looking at just what exactly that means, what the competition is, what the risk of investing in an ICO might be, all of that and more after a quick shout out.
So, this is not professional financial advice, this is just a dude talking about cryptocurrencies on the Internet.
Furthermore, this is an ICO, please do your own due diligence and your own research before investing your own money. Investing in any ICO can be risky so please be aware of those risks before you invest. Furthermore, the team at PROPS has reached out to me to do a sponsored review of their project, however, I have of course reserved the right to do an open and honest review so let's get to it.
Now, of course you have to understand what the problem is before you understand how PROPS can be the solution to that problem. Essentially, what we have right now is online digital media is centralized. Surprise. They're looking to decentralize the process and what's the problem with centralization anyway, you might ask? Well, if you have a centralized service, they can do things like dictate what kind of content actually gets published online. YouTube for example, went through and cleared-out hundreds of thousands of videos about the conflict in Syria. That is important public information, this is part of the public record, but they are a for-profit company they don't care about the public record, they don't care about alternative points of view and they don't care about what small content creators publish. None of that stuff interest YouTube. They’re simply interested in what generates profit and what keeps their advertisers happy. These are important things to remember. Now, you create a lot of value as a content creator on YouTube. You bring people to the platform, you make them stick around. YouTube profits off that. The problem is that as a content creator you really don't get very much of that back - a very, very, small portion of ad revenue comes to most content creators and look, you know, a lot of content creators do very well, but most of them do not, and most of the profits do go to the top 1% of content creators, because they're safe they're able to drive ad revenue - and obviously ad-pocalypse is a real thing that did happen on YouTube, that is continuing to happen on YouTube. It’s kind of a slow quiet massacre of independent thought on the Internet. I realize the irony by the way, of talking like this about YouTube through YouTube, but it is the dominant media platform at the moment. But it won't be forever, especially if it doesn't change. Companies like YouNow or the guys making PROPS, other companies coming along, whether it be D2 from Steem It, for example, they're going to be serious competition. YouNow is the company behind PROPS. Now this is really important, because they've made themselves into a very big player already in particular the live stream video chat market, which is a market which is absolutely exploding right now. Currently, they have 40,000,000 registered users, which is of course huge, this provides an automatic massive base for the PROPS cryptocurrency when it launches, because these people from YouNow are going to migrate over to that, it’s a very interesting thing and provides a huge potential or this project. Now, the really interesting thing about YouNow is well, is that in contradiction to companies like YouTube, they've been sharing the money around. They've been giving back to content creators but, also, content creators are able to earn very directly on the platform as well. This idea is being taken farther by the blockchain and people are so excited about what YouNow is doing with PROPS. There are some really big investors on board from traditional venture capital agencies to people like Phillip DeFranco, being an investor as well so, definitely a lot of interest in seeing PROPS come out. So, what exactly is PROPS? Well, PROPS is a blockchain ecosystem for digital media. This goes beyond YouNow, this goes beyond the Rize app which were going to be discussing in a few minutes. They're trying to create a whole ecosystem where, basically, you can be a stakeholder by being a PROPS token older. You can also be an independent developer, you come in and build apps on top of the PROPS platform. Things like apps that will do ads or subscriptions for example, and so that's all possible here and it makes it a very nice idea. Now, the one thing that you do need to note, they’re setting up a non-profit organization called the digital media foundation which is going to be driving body behind PROPS. How revolutionary different is that from YouTube? How incredibly foresighted is that, that's awesome, I really like this not that they're saying Hey, everybody can win here. Obviously, with the props ecosystem set up that doesn't mean you now and through their rise at they can still make a profit but, the blockchain ecosystem will a neutral place and that is really cool because that's what it needs to be we need more stuff like this to free up our content on line so that we can actually see the things we want to see , engage with the people we want to engage with and do it in a way which is decentralized and free.
OK, it's time to talk about the Rize app which is going to be the first app that is jumping on board and will be using the props ecosystem which is going to be on the prop spot chain. Now, obviously it's the ERC token and it's going to be running through Ethereum. But it's going to be built using that idea on how we can engage in the PROPS token what is the PROPS token going to do. The PROPS token is going to provide you status inside the ecosystem, is going to let you access premium first, for example on the Rize app it will allow curation, compensation of course, you see these digital gifts in the video those will have real world value - they are bought with fiat; they're trying to make the mainstream and user experience as easy as possible for people who don't have any cryptocurrency background and then those assets that are being sent and exchanged, for example, can be then exchange for money later, of course there in ERC20 token that's what you would get paid out in. Now, there of course focusing on their virtual gifts market as well, this market is absolutely on fire right now - virtual gifting is big, big, big! Pepe cards, Virtual Kitty gift cards, it's going down big time for virtual gifts right now. Now they're calling this something - media attention equals mining. Obviously, it's not quite mining by any means, actually, but the concept is that you can earn continually by this exchange of digital gifts. Mining your subscriber base, I suppose. Now, this Rize app is already rocking and rolling out there which is really exciting news, so that means that, as soon as the ICO finishes, it's launching. That is really, really good news. Now the main idea here is as you saw, in the video it's about many-to-many video streaming. This is a really cool technology and definitely something that when it actually launches, I personally will be looking into using because I think it's really cool. How fun would it be to be doing a live stream but pull some of you guys in, I love the idea I think it's really a lot of fun. You can pull people in you can create separate rooms where you can have chats at, you can do all kinds of things there's a lot of different interesting use cases for it. For example, you might, be voting on something like American Idol for example, or you might be doing an online auction all of these different things where you can have multiple people involved. You can even be watching a film with your friends on the Rize app. So that's all cool. Now, there's obviously other features that you don't need to pay for, if you want to sit and watch a film with your friends that's totally cool. If you want to engage with influencers if you want to advertise, if you're an influencer and you want to advertise to your fans, well you can do that using the PROPS coins. So, that's really cool, there's really a lot of ways in which there is going to be a fun user experience that gamification of gifting is proving to be very popular. So, while PROPS is the ecosystem the Rize app is essentially the doorway, the first doorway may I add, through which you will be reaching that PROPS ecosystem. So, this is very, very, very interesting stuff. So, what they're trying to do here, I really think that they've got a massive potential with their user base, with the current popularity of live many-to-many video stream - video streaming services and the popularity of virtual gifting. They've got all the right boxes checked at the right times.
OK, now it’s time to talk about the team. Now, you can go and have a look at the different bios of the team on here, on LinkedIn, but these guys have really got a great amount of experience. YouNow is fully backing this project which means that you have a big company with good revenue, a dedicated team, lots of tech staff, you don't have any gaps in marketing or tech or any of that. They've got it all who are committed to making this happen, to pulling this off, to creating that ecosystem which is going to be good for them and good for business and, of course good for their content creators. It’s win-win for everybody and this team is going to be the one that pulls it off.
OK, it’s time to have a look at the roadmap. So, this is their timeline now, basically we're seeing everything being brought out by the end of 2018, now is not definitive when in 2018 we're going to see things like the open sourcing of the Rize code, to the Rize code, anyway, coming out… that there will be some developer APIs coming additional partners of course being brought to the ecosystem. Which partners are those going to be? Obviously, they can't give specifics at this point, but it would be really good to see some big partners being brought into the ecosystem. If we could see somebody like Vimeo or someone like that that would take the PROPS ecosystem to the absolute next level. We have to wait and see who they can bring on board, so that'll be very interesting to see to see how that goes. Now, as well they're going to be working on how to bring in our governance privileges to this and really working on developing that ecosystem as the year goes on. Think about what's going to be happening in 2019 so, will see how they continue to develop as they do move forward.
Let’s talk about the supply schedule. So, there are going to be 1 billion tokens, 1 billion tokens in total now 200 million; 20% of the total will be sold during the sale. You can see here how the inflation goes over time, now that's your 20% starting off - within 2 years half of the tokens will have been issued, within 3 years nearly 75%. That is some big inflation coming really quickly, right basically, as the ecosystem starts to kick-off so, if you are an ICO investor this is something that you do need to factor in. How will that inflation affect your ICO investment. Now look, if the price stays relatively the same - how many people are demanding the tokens versus the supply coming in, well, you might see a consistent price. If too many tokens come in too quick you might see a drop-in price and of course if there is simply massive demand in the YouNow community then, you might see actually that token value going up quite a bit. Now, of course during the first year there is a very small number of tokens available so, that makes it a really good potential for a quick turnaround on this.

OK, so how are the tokens actually going to be distributed. So as I mentioned there are 20% being sold during this sale, 4% are going to advisor, 26% to founders and future employees subject to a 3 year vesting period, of course, that is really good because that means that they're going to be incentivized to stick around and make sure that they pull this whole thing off; 10% going to developer grants to help again, bring that ecosystem up to get different things actually happening there and build that structure; 40% will be rewarded for contributors to the platform. So, twice as much as is being sold in the token sale. Now some other things that you should think about the Ethereum network. Obviously, we have just seen a situation where crypto kitties have basically crashed to the network. Now, can you imagine a many-to-many video streaming service Ethereum as it is today, we have to see Ethereum upgrade itself massively, obviously, there in the process of doing that right now the solutions are there they are implementing them. Will they implement them in time therein lies a question we shall have to wait and see. That is a potential risk that I would like you to be aware of as well. Of course, people going to use the Rize app, I personally think the Rize app is a really cool app and a really cool video streaming service. But it does depend a lot on people using that because it is going to be the first entry point for the PROPS ecosystem. That is something that you do have to consider, if they can't make the Rize app work, it will reflect quite negatively on the PROPS ecosystem. To be honest, I really think that people are going to respond very well to the Rize app because it is cool, it's fun, you have already this 40,000,000-person user base from YouNow they're going to be pushed over to the Rize app. I think it will really mitigate that risk, but it is something to think about. The other thought is what about the competition? Now, GIFTO is probably the biggest and most comparable competition to someone like PROPS. Now they're slightly different, PROPS is really creating a digital media ecosystem that's different from what GIFTO is doing. Yes, PROPS is bringing digital gifting through the Rize app, that's cool. Whereas GIFTO is really solely focused on digital gifting, so there a bit different in that even though they're both by companies that do live streaming video services. Their end game is a little bit different, so, we have apples and oranges, but they are both fruit. You probably want to know Lark how can I get involved in the token, well good question. So, if you want to get involved in the token sale you got to come over here and you got to get registered. Registration is open for the presale if, you are an accredited investor. I'm sure that some of you guys out there are, then you'll go to Coinlist, click here. If you are not an accredited investor. There will be a separate presale how through Republic crypto. So, divide yourself into whatever category you fit into. The total hard cap is $25,000,000, which to be honest really isn't that much considering how much excitement there is around PROPS, how many users they already have, how many investors they already have. I have a suspicion this is will sell out very quickly now it's $0.12 per PROPS. I suppose 12 ½ cents. I suppose actually based on the 200 million versus the $25,000,000 hard cap so that's something to keep in mind if you do you want to come over here and get invested in this ICO. Certainly, it's an interesting project I think we're going to continue to see a lot of cool uses for a blockchain, like PROPS, as this space continues to move forward let me know what you feel in the comments thank you for watching.
[End]

Is Decentralization the Future of Social Media?
Published on 11/15/2017 by Danny from Legit Crypto
https://www.youtube.com/watch?v=ib6gk_mdZuE

>> DANNY: A potential answer to the social media problem another way of possibly decentralizing social media is PROPS by YouNow. As you guys can see, this is a decentralized ecosystem of video applications. With PROPS, everyone is going to be rewarded from developers to content creators to the people who support their favorite content creators. Now, how it's all going to work it's going to be an ecosystem of video applications and will have apps. The first one is Rize, which is on the platform, which is going to use many-to-many technologies letting content creators interact with their audience in real time while live streaming and they're going to be able to get rewarded in PROPS tokens. There's going to be certain PROPS tokens, but they are going to be distributed to people using the network as rewards. So, as I said, people commenting will be rewarded, curators will be rewarded, authors will be rewarded, content creators will be rewarded, developers will be rewarded for building on the platform and for developing apps. So, there's a lot to be earned when using PROPS. So, let's go through it a little bit, they want it to be, so you are part of an ecosystem, you are part of their community. What they have realized and what we should all realize is that at this time Bitcoin is at such a high price, Ethereum is a at such a high price because of the popularity of the network. If there was no demand for these coins and people did not want these coins, simply put, the prices would not be as high as where we are today, they would be significantly lower. As the network grows in terms of numbers and in terms of users the value of these coins is going to grow as well and that is what we've seen with Ethereum from earlier in the year - being under $100 now being over $300, Bitcoin being under a $1,000 to now rising to almost $8,000, rising well over $7,000. This is just insane to think about.
Now as far as PROPS, this can be the same thing, when more people come into the PROPS network more people that want to earn cryptocurrency, want to earn for supporting their favorite content creators and there's going to be a way for people who use the app and are not crypto-savvy to use a fiat currency known as coins, where you can make fiat transactions, as well as, PROPS transactions for the tokens that you're going to be earning. There is going to be a whole ecosystem where people are interacting and earning with one another. So, the more value you bring to the network the more you'll be rewarded. Because you're being rewarded by the value you or another person bring to the network they are going to be aligned, align with the long-term growth of the app. As PROPS continues to grow the value of your holdings and of what you're bringing to the table is going to increase as well. As more people use the PROPS network and that becomes more demand for the PROPS token. This is one thing about cryptocurrencies and tokens out there, the ones that perform the best are the ones that have a use case. A lot of problems now a days do not need cryptocurrency to solve the problem they don't even need blockchain to solve the problem and yet we see them. PROPS is being or really doing this with other platforms like Steem It and Dtube by rewarding these users in cryptocurrency by using decentralization, the platform, the network and the user is going to grow together as the creator gets their tokens and their tokens are simply going to appreciate. As I explained earlier, I think this is a great business model that PROPS is going for and how they are implementing it. You guys can see right here, this is a screenshot of how Rize is going to work how you're going to be able to interact with your audience directly and they're going to be PROPS tokens to reward you. Content creators and developers are going to be earning from creating and building up on the PROPS platform. So, it's a great way to earn for the value that you are bringing to the PROPS network.

How Will Cryptocurrency Become Mass Adopted?
Published on 11/28/2017 by Danny from Legit Crypto
https://www.youtube.com/watch?v=4mzt3dF2CYM

>> DANNY: Let's talk a little bit about PROPS. The date of the pre-sale is December 11th, so it's coming up very soon and registration for CoinList only, is going to happen tomorrow on November 29th. So, as you can see the pre-sale is going to be taking place on CoinList and Republic Crypto. These are the platforms that you're going to be able to go to if you do decide to get in on the pre-sale. Q1 of 2018 is going to be where the public token distribution event will take place. This is the third project ever on CoinList and the first project ever on Republic Crypto. So, they're going to be forming a partnership with CoinList and Republic Crypto by offering their pre-sale on their platforms. PROPS from the start is going to have a use case. This is because it's going to be integrated with the Rize app. The PROPS platform is going to allow for other developers to build apps upon, like the Rize app, which again I'll show you guys me using the app as I was able to have the privilege to visit YouNow headquarters. I'll be showing you guys that as we get closer to the end of the video. PROPS allows you to reward your favorite creators and to talk to them directly through the Rize app. Now you can reward creators, you can reward other people, your viewers, and you can reward a broadcaster. You can private chat with another person. You can do this privately and other people have no idea what you're talking about. With PROPS you're able to reward them with using the PROPS token through the Rize app. If you're not familiar blockchain/ cryptocurrency, they also have a fiat PROPS coin that you can use to reward people. So, you're getting into the blockchain-cryptocurrency atmosphere, but you don't have to jump into it right away, you don't have to learn right now in order to use the platform entirely. You can join without knowing too much about cryptocurrency by downloading the app on your phone. Once it's released it'll be ready immediately. The platform is already ready to go, you can start using it. We used it during the demo at the YouNow office in New York. It's great that you're able to bring the people who aren't into cryptocurrency to blockchain/cryptocurrency platform and they're going to be able to get used to it without having to jump into the cryptocurrency and blockchain aspects right away. You can simply enjoy your favorite creators an interact with them through the app. So, you don't have to know about cryptocurrency you can start with the app. Typically these days it’s just creators on the screen and viewers in the comments. You can’t really interact. With the Rize app you'll be able to interact live. So, I'm going to show you the rise up demo now.
>> KEVIN: Danny thanks for coming in.
>> DANNY: Yeah man no problem happy to be here.
>> KEVIN: So, I want to show you the Rize app which is launching in tandem with the PROPS app very soon. So, this is going to be the first apps that's running on PROPS and creators on Rize are going to get compensated in PROPS. The key thing about this app is that as a standalone app it has a lot of new features that aren't featured on other live video apps or a live stream app out there. The main thing is that it is many-to-many video, which means everybody is on camera, the videos are turned on and so it's a lot more engaging. I am on the stage so all these people down here in the bottom are people who are watching us right now. What we can do is we can drag pull up, so let's drag Danji,

What's up Dan, how are you?
>> DANJI: Pretty good.
>> KEVIN: We got two Dan’s here now [laughs]. You can drag up to 4 people so, I'm going to drag up Sarah, Hey Sarah.
>> SARAH: Hey guys.
>> KEVIN: The cool thing about this is that literally every person on the app can earn. So, you see that Sarah’s getting a lot of emojis right now. Guys can you send us some gifts? OK and I'm going to click on Sarah and send her some stuff. Even people in the audience you can click on their little thumbnails and send them stuff as well. Then, a second cool feature that we can do with this format is for people in the audience, they are able to do video chats with each other, so everyone has someone to talk to. So, let's go into Dan’s room really quick so I can show off that feature. Will see you in Dan’s room. Hey Angel, what's up!
>> Yo, Kevin. What’s up?
>> KEVIN: So right now, Angel and I are having a private conversation even though Sarah and Dan are sitting there having a conversation. This conversation that Angel and I are having is a conversation only we could hear. So, it's a lot like if you go to a concert part of the fun is obviously being the performer but you can also just hang out with your buddies and tell jokes make it a social thing as well. You can have up to 3 people in your private conversation.
[Return to YT Channel]
Hopefully that gave you an idea of how the Rize app works. You can interact with their friends and the content creator who is broadcasting on the Rize app which is a great way for everyone to get rewarded and stay involved. Thank you guys so much for watching I'll throw the links below. ...
[End]

Weekly ICOs to watch (11th to 17th of December) - PROPS, VeriMe, AppCOins, DreamTeam, Bread
Published on 12/9/2017 by Crypto Coins
https://www.youtube.com/watch?v=E-PeN-8BHFA

>> CRYTO COINS: So, will start with the PROPS project by YouNow. So, if you want you can Google YouNow go to their website they are in existing successful company. PROPS project is trying to decentralize the digital media economy and introduce their own tokens that will be used to promote content. You will be able to access exclusive features and signal status across media apps. So, the tokens will be implemented in that they are developing; the new app they are developing is called Rize. Like I mentioned before, it's done by an existing company YouNow, they are the company behind the YouNow broadcasting service that reward their users that stream their own live content and interact with each other as well; all of this is done in real time. The presale will start on the 11th of December and is finishing on the 18th of December. The actual ICO will be taking place the first quarter of 2018. Hard cap for this crowd sale is 25,000,000 USD dollars, with their token available 20% so it's $25,000,000 four 20% of the tokens.
Let's talk about the advantages of this project - everything is done really well. It's nicely documented an explain you can tell there was a lot of money and time that went into this project. The ICO is done through CoinList and Republic Crypto so there's two websites that deal with ICOs to make sure that they are all legally compliant and everything is done correctly. Because of this, you can participate in this ICO if you are US citizen and Chinese citizen, as well. It's a large and experienced company behind the project so it's definitely - they know what they're doing, essentially. The new app called Rize will have a token integration very soon. They have enough users with 40,000,000 and total who spent $24,000,000 on their current virtual economy, I believe that's for a year. This company’s tokens will be vested so this is pretty interesting approach to tokens, so an initial token dump will be reduced, and people be people will be able to then choose to get the bonus but the tokens will be vested so they will not gain a bonus and won’t be able to sell the token straight away.
Disadvantages there's not that many really, first of all only 20% of the tokens is available in the sale and 50% of these tokens will be gradually introduced to the system as a reward. That 50% could definitely devalue the tokens in the long run. I don't think it's going to be that significant but it's still something that you have to consider as an investor. Overall, pretty interesting project. Probably the best that I would personally say that's coming out because it does appear to be a big company and they're not actually in for too much money which is pretty rare nowadays. Like I said the fact that you have to be a U.S. citizen can actually participate in it that's a pretty big deal as well.
[End]

PROPS PROJECT BY YOUNOW ICO REVIEW!
Published on 10/27/2017 by Sky from SkyTalksCrypto
https://www.youtube.com/watch?v=E199iNDtEFw

Hey guys welcome back to Sky Talks Business and this is Sky and you're not going to want to miss this video. This is probably one of the most amazing ICOs of the year, maybe.
Full disclosure this it is a sponsored video, but all of these opinions are my own in order to get a full comprehensive understanding of this TDE which is” token distribution event”. So first we're going to be talking about YouNow which is the parent company. I think a few of you know about YouNow because it's been around since 2011. It is the global video platform that pioneers the social live streaming scene. Then we're going to be talking about PROPS which is a cryptocurrency that's going to be powering the PROPS ecosystem and then we're going to talk about RISE which is the first app that's launching on the PROPS ecosystem. Rize is also the first blockchain-based video platform to reward content creators and developers with cryptocurrency.
So, let's talk about YouNow, YouNow was founded in 2011 by Adi Sideman. I love YouNow. I've been a big fan of YouNow for years, a lot of the big youtubers, non-crypto youtubers, I've been watching their YouNow streams for years and I like to go on there and discover new live streamers and it's loads of fun. So, they have over 40,000,000 users, but here's the thing, they're already successfully using a virtual economy. It's not cryptocurrency, but basically users exchange for Fiat currency for digital assets in order to boost content, engage in virtual gifting, access unique features, gain status, and reward other users, which qualifying YouNow creators in turn receives fiat payments for their work in engaging others.
Over the past three years, YouNow generated over $50,000,000 in virtual goods and sales and shared the majority of its earnings with its content creators. Super rare. That definitely hasn't been the case on YouTube or Snapchat. These are some of YouNow investors we've got: Union Square Ventures, Venrock, Comcast Ventures, Oren Zeev, and Chris Dixon.
Problem with today’s media landscape is it’s highly centralized. A small number of massive effectively controlled digital media distribution access and these companies have accumulated hundreds of billions of dollars, yet only a very small tiny sliver of that pie goes back to the people that create value for these networks. This includes content creators, curators, publishers, and developers building on top of them. The large companies monetize attention an information of their users while the vast majority of these users do not benefit from the financial gains of the network they constitute. I'm sure we're all aware with what happened with YouTube earlier this year. Since then it's just been really insane. A lot of youtubers took a massive hit to their income. It's super scary and confusing and they were doing the same amount of work and effort, hours and overnight their income just dropped by 80% and they had no idea what was going on and no one to talk too, it was crazy. Decentralized networks and crypto economic businesses offer opportunities to build new networks that align the incentives of participants enabling fair value sharing an empowering community ownership and governance of platforms.
So that brings us the PROPS ecosystem. The PROPS ecosystem governed by a nonprofit foundation is built on the mission of creating a decentralized model for digital media that uses blockchain technology to fairly reward the contributors that power the network. This network it's creators and users will basically power the whole thing. It's a decentralized media system of applications and platforms - processes and ERC-20 token used by PROPS app to reward creators and other digital media contributors. It will grant users access to features and content the ability to promote content, and signal users within the community among other uses. Meaning third-party application developers, content creators, publishers will be incentivized to participate in some way in the ecosystem by earning props. There will be a mainstream user experience. Users don't have to know the ins and outs cryptocurrency works or how blockchain works, there will be no barrier to entry it won't just be for crypto nerds. A very simple wallet. For many of the users it will be there first time dealing with cryptocurrency so in the whitepaper, this is the most in-depth, least-overwhelming, most interesting whitepaper I've ever read. One of the most interesting. We know some whitepapers can be a pain to get through. So instead of requiring a complicated understanding to cryptocurrency users will be gradually introduced to the concept by earning PROPS. User wallets are created automatically and synched between devices with our encrypted cloud backup. This matches the seamless experience users expect for mobile apps. As users become more familiar with their cryptocurrency, they will be able to take their wallet off the device and manage it independently. Additionally, as users earn more and become familiar with cryptocurrency it will have the option to take control of their wallet off device for increased security.
We have governance by the PROPS foundation. The PROPS foundation is a non-profit organization that oversees the governance PROPS and the allocation of the majority of tokens to support the ecosystem. The PROPS foundation will work aggressively towards achieving political decentralization, so user activity drives the demand for it. So here is a diagram the application utility. You've got financial utility - a token, users, curators, creators and influencers, supporters content owners, developers, founders, crypto enthusiast, they will all be adding to the network value.
So that brings us to Rize app, an open platform for many-to- many interactive video. Interactive live video is the main trend and has been for a while. People want experiences where they can interact. Common experiences where they are engaging and be able to participate and socialize. So, the team is introducing a new technology stack for video, similar to low latency multi-person group chat pier but, this is adapted to accommodate large virtual gatherings of any size. Many-to-many technology aims to simulate the real-world experience groups of people interacting together. PROPS will be available on iTunes and Google Play after the token distribution of it concludes. This is super rare, usually it takes months, sometimes you don't even know how long until the actual project is available. Rize will be open to developers to create any use case that they want or need. So, for example think of America’s Next Top Model they used to use the YouNow platform, and they wanted to create an extension for voting. YouNow could not do that on that platform. However, with the Rize app they would be able to do that; a third-party developer add an extension or YouNow, themselves, could add the extension.
Let’s talk about the user experience. So, any participant is able to interact with any other participant by video an able to exchange media and virtual goods. So, we have spaces, which is like a virtual room user congregate individually or in groups. Then we have stages, this is the display areas within a space for users who are audible and visible to the public. Then we have the public, these are users within the space who may mount stages or just talk privately amongst themselves in groups. Groups are users within the spaces to interact privately.
So, use cases for PROPS. Premium experiences: status signaling, influence in curation, conversation, and content promotion. So, the reason this has so much potential is not because it's an awesome idea, or a ground-breaking idea on its own. As I mentioned YouNow already has 40,000,000 users - big content creators. They currently have a plan in place to get those users over to the Rize. Also, I was watching an interview with a bunch of crypto people including the CEO of YouNow, I'll link some of them below. He also mentions that they're going to be airdropping some of these tokens to the major content creators so that they can transition to Rize. Example use cases on Rize are singing karaoke to a live audience, you can watch media together in a virtual living room. Think about a big sports event or voting on a talent show like something like America’s Next Top Mode, then there's the social game Werewolf which is big in China. Live streaming in China is actually what most people in China do. Let's say you can't find 3 or 4 of your friends play the Werewolf game, you can connect with people online in different countries and play the Werewolf game. There's also the opportunity to participate in the live option. So, PROPS allows you to participate in a daily reward system at the end of the day, it’s great.
so, let's take a look at the website you can join their mailing list and also join them on telegram. The token sale time, October 13th white list, Nov. 1 is registration, November 20th is the token distribution event, November 30th the launch. Take a look at their website it's really nice and definitely take a look at reading the whitepaper.
[Demo of Rize app]
There you have it, very impressive. Check out their websites and telegram. Thanks for watching.
[End]

UPDATES ON THE BEST ICO FOR 2018: PROPS BY YOUNOW
Published on 11/28/2017 by Sky from SkyTalksCrypto
https://www.youtube.com/watch?v=Iz7NW_6kWCQ&t=0s

>> SKY: Props announced their partnership with CoinList on November 21, and Republic Crypto. They are the third token to launch CoinList following a successful partnership with Filecoin and they are the first to launch at Republic Crypto. So here it is on CoinList this is a decentralized ecosystem of video applications I'll leave this link along with all the links I mentioned in the description below.
If you're not familiar with this platform, CoinList established a strong reputation for its compliance processes and security controls. Republic Crypto is the first compliant and inclusive blockchain financing and investment platform for non-accredited investors. So, this is a big deal, CoinList is a leading platform for token based financial services, its infrastructure has supported 815 million dollars in investments and that's including the token sales for Filecoin and Blockstack. CoinList only select partner companies like PROPS after a regular diligence process involving their technical and market advisory committees, which is made up of the world’s sharpest capital investors, luminaries, etc. So, if you're in an accredited investor sign up on CoinList to ensure you get regular updates ahead of registration which is November 29th. If you're a non-accredited investor stay tuned for information on how-to sign-up Republic Crypto closer to the sale date.
On Q1 2018 the PROPS network will launch a token distribution. So, when the platform is ready to launch on Q1 2018, just around the corner, they will hold a token distribution event and that's where they will sell the remaining tokens to those supporting the PROPS ecosystem. Bloomberg recently published a whole article, “Video Startup Can't Outspend YouTube, So It Created A New Currency to Pay Creators”. YouNow has been holding a series of parties to drum up excitement for PROPS. This party is for two crowds: people who like new live streaming and people that might invest real life money into it. Adi Sideman, YouNow CEO did a video with Phillip DeFranco and they demoed the app which is really great. Philip DeFranco is mentioned here as a notable investor in PROPS network. I'll leave a link to this article down below as well. Thanks for watching.
[End]

Props Project’s Demo at Their NYC Office
Streamed Live on 10/23/2017 by Ian Balina
https://www.youtube.com/watch?v=DQdygNOpTbc

>> IAN: Hey everybody we're live here at the YouNow headquarters in New York City - give us a second while we set up here, thank you. Can you guys hear me alright, testing. So here's some of the YouNow team.
>> YONATAN: Hi everyone I'm Yonatan, I run the business side of the project strategy here at YouNow and some of the engineer side for the PROPS project but we have an entire team here who's working on it.
>> IAN: A very big team this is not a whitepaper ICO, guys. [laughs]
>> YONATAN: Do you wanna walk around how do you wanna do this?
Here's some other people of the team let's walk around.
So we have here some of the content team, say hello everybody! Some of the engineering team say hi guys. It’s lunch time so everybody is eating - say bona petite. So it's a whole operation here at YouNow and we've been around here in Times Square for about two years now.
>> IAN: Thank you for having me here I'm pretty excited about this project and I'm excited to give them a demo of the product. Alright guys let's get to the demo. You guys see my desktop and the app on the left? Good, so they are going to walk us through this demo.
>> KEVIN: So we're going to get a few people to hop on so they can see this app in action.
>> YONATAN: We're looking at a demo of the Rize which is the first implementation on the PROPS ecosystem and it's pretty exciting, this app is going to be seeded with YouNow community of 40,000,000 users, thousands of active creators and it's going to be pretty exciting, this is going to be one of the first implementations of a video product on mobile that's powered by the blockchain - let's jump into the live demo.
>> KEVIN: Alright, so this is the home screen when you first open the app we're going to hope into my room real quick. This is what it looks like so here we have -this is us we're live streaming right now all these thumbnails at the bottom are people that are currently on the platform. The cool thing is on Rize everybody's live and everybody's on video so if I tap on one of these icons, like Mike - their videos will pop up and you can see what they're doing. With this format we can do a lot of cool things, many-to-many videos - one of the first things that we built in is you can actually have multiple people streaming at the same time from the main screen. So you can just drag people up. So let's start with Ali G we're going to drag her up. Hey how's it going! [to Ali].
Alright let's drag up Guacamole…
>> IAN: Hey, Dan. Aka, Guacamole.
>> KEVIN: You can have up to 4 people on the stage with you so let's drag up one more person. So you can have all these people talking to one another engaging and interacting; see these little icons that are floating up the screen. With this format anybody can earn, anybody in the audience can send you gifs. Let's tap Michael real quick and see the gift icon, the gift sheet pops open and you can send him any of these things to try to engage with him. Send him some gifts, some support. Let's send one of the big ones here for 5000 point. You can see also with the bigger gifts, it's a little bit bigger animation so it's more noticeable and drives the engagement on the platform. This will allow more people to be more likely to see what you doing. Makes them pay attention to you.
>> IAN: So this is kind of a live stream hang out with a small community people while they're all live right?
>> YONATAN: What you can also do here is broadcast of just one person. So even if you want to talk to your audience you can start on your own, you can record some video and add it in there. If we look at the audience experience for a second and Kevin will take us there in just a second. You can see how you can watch live streams together with your friends one thing to know here is that all these likes, all that engagement translate into earning in PROPS in the cryptocurrency. That cryptocurrency powers a bunch of things on the platform it has a lot of utility, status on the platform, access to content, the ability to up vote content an reaches surfacing of content access, special features etc. The cool thing here is that all that stuff is going to be available day one for anyone that participate in the token distribution event and the product is live . We have been working on this for over a year, the infrastructure for developers to build on will become available shortly after. So, very exciting stuff around that. Let's show just one use case and if we can go to Mike’s room for a second. Let's go to Mike’s room.
>> KEVIN: Alright I'm going to go back here and find Mike and will join his room.
>> YONATAN: You can move with your friends in between locations here so it's almost like a live world where you can just do stuff together with your friend. So here we are now we're in my experiment. Now we are in the audience we're down here as a thumbnail. Let's focus on a private chat. So now you can drag someone next to you while you're in the room.
>> IAN: Hey, what's up Guacamole?
>> KEVIN: So you can have what's basically a private conversation, no one else can hear what you guys are talking about but you can still watch the stage. You can ask people who are your friends to join you in a private conversation they just have to approve you first. Users can decide if they want to be immediately be draggable or not.
>> YONATAN: So because it's connected here to the computer we don't hear her [Sarah] but you can see her cracking up. You can also give like these people not just the person that's on the stage.
>> KEVIN: You can also tap on any icon here and you can give like some rewards to the people in your audience or your friend , you can send them a bunch of gifts. The format is really like if you think about what it's like to be at a real event and when you go to concert for example, part of the fun is being able to see the show also, being able to hang out with your buddies and talk and share conversations and have a social experience. This kind of format gives everybody someone to talk to and someone to engage with period

>> YONATAN: Also try to remember Comcast and NBC is one of our investors and we're thinking of putting NBC or MTV type of content; or linear broadcasting or any media producing entity, you can kind of watch it together in this case, and it's us and Dan but you can add people and watch the content together. That's the idea, multiple use cases can be used for social gaming can be used for karaoke, can be used for reality type TV, type of things with voting and everything can kind of have this reward attached to it. So think of games that involve rewards. It’s super easy and nice to do here with a group of friends.
Alright well looks guys, it looks pretty good…thanks for watching!
[End]

PROPS Project For Investors #6 - Crowdsale Update With CEO Adi Sideman - By Tai Zen & David Fong
Published 10/16/2017
Source: https://www.youtube.com/watch?v=PPcTYKyXuWk

>> TAI: What’s up guys? This is Tai Zen with me today. I’ve got David Song. Say hello.
>> DAVID: Hey guys.
>> TAI: And also we have Adi Sideman.
>> ADI: Hey guys. Thanks for having me.
>> TAI: All right. The CEO and founder of the Props Project Rise. Dave some t-shirts here. Thanks. That’s awesome. We got one for you too, Leon. OK. So we’re here in New York cuz you guys have a huge success, massive success, with the Republic Crowd Sale.
>> ADI: Um hmm.
>> TAI: And we said, hey, we gotta come up here and get an update from you like what happened, like there was a bunch of people hitting us up saying hey it was over before it even started so can you update the community on what happened?
>> ADI: Yeah. We’re really excited. We had two presales that started Monday at noon. One of them was for nonaccredited investors with allocations up to $2,000.
>> TAI: Um hmm.
>> ADI: And the second was for accredited investors for larger sums. The one with the small allocations was on Republic and it got sold out within a couple of hours. As a matter of fact, the servers crashed because there was so much demand. We were really delighted and we’re really happy that our supporters from the telegram list and from our email list had an opportunity to come in. Over 1,000 people invested and we’re really excited about that.
>> DAVID: That’s great. I mean as I understand it, as long as you were persistent, like there were some delays, but if you were ... if you wanted to get in and you were persistent, it eventually did work through. Is that right?
>> ADI: That’s right. There was rewards for persistence.
>> DAVID: Oh, that’s great.
>> TAI: We always talk about that.

You know, people take action get rewarded in life, you know. But talk about how ... so we shot like a few update video with other members of your team and before we could even release it, it was over. So it negated the update so that’s why we’re here to give this new update.
>> ADI: Yeah, well the good news is that the CoinList.co sale is still going on ...
>> TAI: OK.
>> ADI: ...and is formally open until December 22.
>> TAI: Um hmm.
>> ADI: That is for accredited investors, but the good news is if you can be accredited through your crypto holdings as well.
>> TAI: OK
>> ADI: ... and so we will be actually sending information to folks because a lot of folks asked us, you know ...
>> TAI: Yeah.
>> ADI: ...I have a lot of assets in crypto. Can I get accredited and so CoinList has a method to do that ...
>> TAI: Yes.
>> ADI: ...basically they verify your holdings through a signature wallet and you can still participate through CoinList.co.
>> TAI: OK. Yeah. I was curious about that too because we get a lot of questions from our audience like hey, if they have, you know, to be an accredited investor, you have to have a million in liquid assets and a lot of our audience were contacting us privately about that.
>> ADI: Great. Yeah. We just heard yesterday from CoinList that they have a method to accredit people ...
>> TAI: OK.
>> ADI: ...based on their crypto holdings, so that’ s new information.
>> TAI: Yeah.
>> ADI: ...and we encourage everybody to reach out either to CoinList or to our support and we’ll give you information on how to do that.

>> TAI: OK. OK. Is there anything else that you would like the community to know about the project in January? I think ...
>> ADI: Yeah. At the end of January, we will be releasing the Rize platform, and at that time we will be doing a token distribution event and there’ll be a final allocation to the general public at that time when the token is in the market. It’s a utility token. You’ll be able to use it within our first app on the ecosystem which is Rzse and we’re really excited that we are able to save a portion of the tokens for the general public at the end of January.
>> TAI: OK. That’s awesome. So the people that missed out on the Republic deal, they can wait until then and also participate again.
>> ADI: Exactly.
>> TAI: OK. And then you mentioned before we started the camera recording here, about the people... cause I mentioned to you that one of my colleagues was being demonetized on her YouTube channel and you were saying that the people that come on to start using the Rize app, the early movers, the way that the system, the platform is set up, it rewards those people more so, the early adopters.
>> ADI: Yeah. That’s correct.
>> TAI: Can you talk about that so the people out there listening that want to start using the PROPS of the Rize app on top of the PROPS Platform, how they can benefit from that?
>> ADI: Absolutely. So the Rize app is many-to-many video platform. It’s the first app on the props ecosystem and it allows creators to monetize on their content and just like any other cryptocurrency, there’s always rewards for the early adaptors and in our case, 50% of the tokens are held by a foundation and our logarithmically distributed over time with a lot in the beginning and then less and less and less every year.
>> TAI: OK.
>> ADI: And so, if you are on the platform and you’re creating content on day 1, there’ll be some outsized rewards so to speak because the reward allocation is just higher early on and that is meant to create the token network effect and to reward early adaptors who believe in our platform and so we will make an announcement in the end of January about the availability of Rize in the app stores and at that point, we encourage people who are content creators and even folks who are just enthusiasts to come in, create content, participate, and in a way mine PROPS through their engagement through their participation.
>> TAI: So OK. I understand how the content creators like ourselves, we plan being some of the early adaptors on the Rize app, I understand how we get rewarded if the viewers can rewards us with the PROPS tokens when they watch us, but like the viewers ...
>> ADI: Um hmm.

>> TAI: ..and the commentators and the curators, how do they get rewarded on the platforms?
>> ADI: Yeah. So the Rize platform is a many to many platform and is democratic. If you think today about YouTube or Instagram Live or any one of these platforms today, including even the way YouNow runs today, only 1% of the people can earn ...
>> TAI: A reward.
>> ADI: ...can be rewarded because they’re on screen the entire chat it’s not even on screen. They can’t get a like. They can’t get a gift and they can’t earn. On the Rize platform and with PROPS, everybody is equal so whether you’re on the screen or in the audience, you can be on video, you can give and receive likes, you can give and receive messages, you can get paid, and you get paid through any contribution to the network. So your contribution can be, for example, I invited 20 of my friends. Well guess what? The network knows algorithmically the value of 20 new registered users to the network. The network just grew by 20 users. That has value and you will be rewarded for that, and in Rize, you’re rewarded every 24 hours with a push notification that tells you how many PROPS you’ve earned.
>> TAI: So it’s not something that you do or your team personally does. It’s the network, automatically through software technology does it automatically.
>> ADI: Exactly right.
>> TAI: OK.
>> DAVID: OK.
So if you’re somebody right now whose seeing what’s happened to their own channels in their existing medium, is there some way they can find out more or get involved early, is that something you’re looking for right now?
>> ADI: Absolutely. So we are very excited that content creators like yourselves ...
>> TAI: Um hmm.
>> ADI: ... who are extremely respected and like Phil DeFranco, like Casey Naystat...
>> TAI: Yeah.
>> ADI: ...have chosen to participate, have chosen to invest, thank you, thank you for trusting us, and for those at home who are watching, any content creator, please reach out to us. We’ll be happy to communicate. We have a beta program going on leading up to the release and we also announced that based on the number of followers that content creators have, they’re eligible for a small bonus during the token distribution event.

>> DAVID: OK. If they participate in your beta program, they’ll be right at the beginning and benefit from the logarithmic distribution that you were talking about.
>> ADI: Exactly. So just hit us up. There is information on propsproject.com, more creators and let us know about your following on YouTube, your following on Instagram, your following on Twitch and we’ll be in touch.
>> TAI: OK. OK. Well, thanks for taking the time out from your meetings and stuff to update us and the community and share the updates. We’re always thankful that every time we come here, you guys are always open ...
>> ADI: Of course.
>> TAI: ...and helpful to us. So thanks for watching this video, guys, and hope you guys enjoyed the update from Adi, from their headquarters here on the PROPS Project. If you guys want to learn more about this project, go to propsproject.com and join their Telegram, join their Twitter, and that’s where they do a lot of the updates, especially in their Telegram. I see like how many of you guys might like have half a dozen staff in there always updating people.
>> ADI: Yeah. Folks here are really passionate about it. I’m always surprised that on a Sunday morning I go in and I see the team on it and they just love it so we’re really excited about the community being so engaged.
>> DAVID: Being investors, we love to see that dedication.
>> TAI: Yeah.
>> DAVID: That’s great.
>> TAI: If you like these update videos and want to follow us, go to www.cryptocurrency.market/newsletter and sign up for our newsletter and that’s where we set up all these updates. So thanks for watching us, guys, and we’ll see you guys in the next video.
[END OF FILE]

ICO Review of PROPS (YOUNOW is doing ICO)
Published on 11/8/2017 by Daniel from CryptoPortfolio
https://www.youtube.com/watch?v=CZDbo-exKSI

>> DANIEL: Good day everyone com today we have a product that deals with video streaming. Have you ever watched video stream on twitch or YouTube? The project we have here is a new streaming service that uses advantages of blockchain technology. It's based on an already existing and popular streaming service called YouNow. Some of you may have heard about it especially if you're from the United States. What's so special about this product? Let's find out.
Let’s take a look at the team. Adi Sidemen is the founder and CEO of the company. Adi Sideman is a pioneer in participatory media, an entrepreneur with more than 20 years of experience creating apps and companies in the user-generated video space. He was also the founder of YouNow.com - a live social platform for people to connect, interact, and express. Next is Yonatan Sela, an entrepreneur and digital media executive. He heads business operations and product strategy at YouNow. Eran Kalmanson, who leads product and infrastructure engineering at YouNow, he's been with the company for 4 years. Ben Perper drives the product development for the company. He also does roadmap execution and business analysis. Peter Watts is in charge of research and development, blockchain integration and the platform ecosystem.
The expansive adoption of powerful smartphones and high bandwidth Internet is driving continued and rapid growth of mobile video consumption. Premium content, group video calls, video messaging and live streaming are all becoming regular and commoditized aspects of daily life. While more people create and consume content, today's digital media landscape is highly centralized. A small number of large companies effectively control digital media distribution and access. Those companies have accumulated hundreds of billions of dollars in enterprise value. Yet only a very small fraction of that flows back to the people that create value for those networks. Namely the content creators, curators, publishers, developers building on top of them. While some platforms worth large content contributors for the work, control contributors enjoy only a fraction of the financial value they collectively create. The large companies end up controlling content distribution and contributor income and often end up cannibalizing their earnings with their own continent product offerings. Decentralized networks and crippling economic business models offer opportunities to build new networks. These networks align the incentives of participants enabling fair value sharing and empowering community ownership and governance of platforms. The next crop of successful digital networks is likely to come from networks enabled through this decentralized economically progressive and open-source methods.
The PROPS project, the creation of a mobile video platform YouNow is combining a groundbreaking many-to-many video technology of crypto economics. Many-to-many video enables participation in one's media experience. Think of a game show used to watch on television, like How to Become A Millionaire, now with the click of a button you can literally be a part of it. You can be a contestant, a host, an audience or anything in between. As an audience, you can create a site channel, video chat with your friends, discuss in real-time what's happening. You can do this on the digital stage. You can form teams that privately discuss and their answers and then announce them publicly. It can be a commentator on a sports program or commentator on someone else’s commentary. The possibilities are quite endless. This is where PROPS new platform Rize - their new video technology allows content providers and developers to fashion participatory video experiences. It allows not only vertical interaction between participants but concurrent horizontal connections between viewers. It becomes the social experience. Using a simple crypto economics PROPS enables the participants not only to interact but also to contribute economic value to each other and to the growth of the network. Users, content creators, and developers are then rewarded algorithmically and transparently. Of course, they are rewarded in tokens for their contribution to the growth of the network. PROPS is also available to be used not only with the Rize system but also in third-party applications.
Cryptocurrencies serve as a vehicle to efficiently an equitably allocate financial utility created on digital media networks to all network participants: users, curators, creators, supporters, owners for the content as well as developers, founders, and crypto enthusiast - all add to the value of PROPS while receiving financial utility from it. For their efforts, contributors will receive a proportional share in the network value and impact governance of the ecosystem. Participants will join the props ecosystem either through Rize or through other platforms and applications in the ecosystem. Participants, as well as publishers and professional content creators, contribute their digital content to Rize another application and receive rewards. Developers can contribute their effort to and again receive PROPS.
For over 6 years the YouNow team has worked extensively in the live streaming video space designing real-time video experiences built on a sustainable model of content creator revenue sharing. Today YouNow’s social video application boast over 40,000,000 registered users in over 120,000,000 user sessions per month. YouNow ecosystem averages over 60,000 in app currency transaction per day.
The ICO date is not yet known but it will probably happen after Bitcoin hardfork in late November or early December. If you are interested in this project then follow the social media accounts, PROPS. 50% of tokens will be allocated to PROPS foundation; 26% to the founders and employees; 4% to advisors; and 20% of PROPS tokens will be allocated during the token distribution event to investors. Only Ether will be available during the PROPS sale.
What are the advantages of the PROPS? They already have a developed platform and successful business of YouNow. PROPS has a healthy economics. A disadvantage is they have strong competitors like streaming services like Twitch and YouTube. Also, they have crowd sale terms. Thanks for watching you like my content give me a thumbs up - I hope to see you in my next video. Bye.
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